Exhibit 99.1

March 26, 2015

Dear Shareholder of Windstream Holdings, Inc.:

We are pleased to inform you that the board of directors of Windstream Holdings, Inc. (“Windstream Holdings” and, together with its consolidated subsidiaries, “Windstream”) has approved a plan to spin off certain telecommunications network assets, including its fiber and copper networks and other real estate, into Communications Sales & Leasing, Inc. (“CS&L”), which will become, upon its election, an independent, publicly traded real estate investment trust. Windstream will retain a passive ownership interest in up to 19.9 percent of the common stock of CS&L at the time of the spinoff. Windstream intends to use all of its shares of CS&L common stock opportunistically during a twelve month period following the spinoff, subject to market conditions, to retire debt.

Certain subsidiaries of CS&L will lease the assets to Windstream Holdings through an exclusive long-term triple-net lease. Windstream will continue to operate and maintain the assets in order to deliver advanced communications and technology services to consumers and businesses. We believe that CS&L will be positioned to provide an attractive dividend to shareholders and grow through acquisitions, capital investments and rent escalation.

The transaction will be completed by way of a pro rata distribution of no less than 80.1 percent of the outstanding shares of CS&L common stock to Windstream Holdings shareholders of record as of the close of business on April 10, 2015, the record date for the spinoff. After giving effect to the interest in CS&L retained by Windstream, each Windstream Holdings shareholder will receive one share of CS&L common stock for every five shares of Windstream Holdings common stock held on the record date. The number of Windstream Holdings shares you own will not change as a result of the spinoff. CS&L intends to list its common stock on the NASDAQ Global Select Market under the symbol “CSAL.” Windstream Holdings common stock will continue to be listed and traded on the NASDAQ Global Select Market under the symbol “WIN.”

If the distribution date is not on the record date of Windstream’s normal quarterly dividend, we intend to pay a pro rata dividend to our shareholders based on the number of days elapsed in the quarter. Following the close of the transaction, Windstream initially expects to pay an annual dividend of $.10 per share and CS&L initially expects to pay an annual dividend of $2.40 per share (which would be equivalent to a $.60 per share Windstream dividend per annum). After giving effect to the interest in CS&L retained by Windstream, each shareholder at the time of the spinoff will receive the equivalent of a $.48 per share Windstream dividend per annum.

No vote of Windstream Holdings’ shareholders is required in connection with the spinoff. You do not need to make any payment, surrender or exchange your shares of Windstream Holdings common stock or take any other action to receive your shares of CS&L common stock.

The enclosed information statement, which is being made available to all Windstream Holdings shareholders, describes the spinoff in detail and contains important information about CS&L and its business. We urge you to read the information statement carefully and in its entirety.

We want to thank you for your continued support of Windstream, and we look forward to your support of CS&L in the future.

Sincerely,

Anthony W. Thomas

President and Chief Executive Officer

March 26, 2015

Dear Future Shareholder of Communications Sales & Leasing, Inc.:

It is our pleasure to welcome you as a shareholder of our company, Communications Sales & Leasing, Inc. (“CS&L”). Following the distribution of no less than 80.1 percent of the outstanding shares of CS&L common stock by Windstream Holdings, Inc. to its shareholders, CS&L will be an independent, publicly traded real estate investment trust that will own, acquire and lease distribution systems serving the communications infrastructure industry and potentially other industries. We will strive to be a significant provider of capital and financing to the communication industry.

Our initial properties will include, among other things, an extensive communications distribution system, comprised of approximately 66,000 route miles of fiber optic cable lines, 235,000 route miles of copper cable lines, and central office land and buildings across 37 states that are currently owned by Windstream. This distribution system will be leased to Windstream Holdings on a long-term, triple-net basis. We expect to diversify our tenant base in the future by acquiring additional properties and leasing them to other local, regional and national telecommunications providers. We also expect to grow and diversify our portfolio through the acquisition of properties in different geographic markets, and in different asset classes.

Our goal at CS&L is to create value for our shareholders and we plan to accomplish this by growing our dividend distributions over time. CS&L initially expects to pay an annual dividend of $2.40 per share.

We invite you to learn more about CS&L and its business by reviewing the enclosed information statement. We urge you to read the information statement carefully and in its entirety. We are excited by our future prospects, and look forward to your support as a holder of our common stock.

Sincerely,

Kenneth Gunderman

President and Chief Executive Officer

INFORMATION STATEMENT

COMMUNICATIONS SALES & LEASING, INC.

Common Stock

(Par Value $0.0001 Per Share)

This information statement is being furnished in connection with the pro rata distribution by Windstream Holdings, Inc. (“Windstream Holdings” and, together with its consolidated subsidiaries, “Windstream”) to its shareholders of no less than 80.1 percent of the outstanding shares of common stock of Communications Sales & Leasing, Inc. (“CS&L”). At the time of the distribution, certain of CS&L’s subsidiaries will own approximately 66,000 route miles of fiber optic cable lines, 235,000 route miles of copper cable lines, central office land and buildings across 37 states and beneficial rights to permits, pole agreements and easements that are currently owned by Windstream (collectively, together with certain other rights, title and interests, the “Distribution Systems”).

Prior to the pro rata distribution by Windstream Holdings to its shareholders of no less than 80.1 percent of the outstanding shares of CS&L common stock, Windstream will effect a series of restructuring transactions, culminating with a distribution of no less than 80.1 percent of the outstanding shares of CS&L common stock to Windstream Holdings by its wholly owned subsidiary (together with the pro rata distribution by Windstream Holdings to its shareholders of no less than 80.1 percent of the outstanding shares of CS&L common stock, the “Spin-Off”). Windstream will retain a passive ownership interest in up to 19.9 percent of the common stock of CS&L at the time of the Spin-Off. Windstream intends to use all of its shares of CS&L common stock opportunistically during a twelve month period following the Spin-Off, subject to market conditions, to retire debt.

After the Spin-Off, certain of CS&L’s subsidiaries will lease the Distribution Systems to Windstream Holdings on a long-term triple-net basis. The Spin-Off is intended to be tax-free to Windstream Holdings shareholders for U.S. federal income tax purposes, except for cash paid in lieu of fractional shares.

After giving effect to the interest retained in CS&L by Windstream, you will receive one share of CS&L common stock for every five shares of Windstream Holdings common stock held of record by you as of the close of business on April 10, 2015 (the “record date”). You will receive cash in lieu of any fractional shares of CS&L common stock which you would have otherwise received. The date on which the shares of CS&L common stock will be distributed to you (the “distribution date”) is expected to be April 24, 2015. After the Spin-Off is completed, CS&L will be an independent, publicly traded real estate investment trust.

No vote of Windstream Holdings’ shareholders is required in connection with the Spin-Off. Therefore, you are not being asked for a proxy, and you are requested not to send us a proxy. You will not be required to make any payment, surrender or exchange your shares of Windstream Holdings common stock or take any other action to receive your shares of CS&L common stock.

There is no current trading market for CS&L common stock. We anticipate that a limited market, commonly known as a “when-distributed” trading market, will develop at some point following the record date, and that “regular-way” trading in shares of CS&L common stock will begin on the first trading day following the distribution date. If trading begins on a “when-distributed” basis, you may purchase or sell CS&L common stock up to and including the distribution date, but your transaction will not settle until after the distribution date. CS&L’s common stock has been approved for listing on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “CSAL” subject to official notice of issuance. As discussed under the caption “The Spin-Off—Listing and Trading of Our Shares,” if you sell your Windstream Holdings common stock in the “due-bills” market after the record date and before the distribution date, you also will be selling your right to receive shares of CS&L common stock in connection with the Spin-Off. However, if you sell your Windstream Holdings common stock in the “ex-distribution” market before the distribution date, you will still receive shares of CS&L common stock in the Spin-Off.

CS&L intends to elect to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2015. To assist CS&L in qualifying as a REIT, among other purposes, CS&L’s charter will contain certain restrictions relating to the ownership and transfer of its stock, including a provision generally restricting shareholders from owning more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of CS&L’s common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of CS&L stock, without the prior consent of CS&L’s board of directors. See “Description of Our Capital Stock—Restrictions on Transfer and Ownership of CS&L Stock.”

CS&L is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and, as such, is allowed to provide in this information statement more limited disclosures than an issuer that would not so qualify. In addition, for so long as we remain an emerging growth company, we may also take advantage of certain limited exceptions from investor protection laws such as Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Investor Protection and Securities Reform Act of 2010 for limited periods. However, we expect that we will cease to be an emerging growth company upon the issuance of debt prior to the consummation of the Spin-Off. See “Summary—Emerging Growth Company Status” and “Description of Financing and Material Indebtedness”.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 18.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Windstream Holdings first mailed this information statement to its shareholders on or about March 31, 2015.

The date of this information statement is March 26, 2015.

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SUMMARY

The following is a summary of material information included in this information statement. This summary may not contain all of the details concerning the Spin-Off or other information that may be important to you. To better understand the Spin-Off and CS&L’s business, you should carefully review this entire information statement.

Unless the context otherwise requires, any references in this information statement to “we,” “our,” “us” and the “Company” refer to CS&L and/or its consolidated subsidiaries. References in this information statement to “Windstream” generally refer to Windstream Holdings, Inc. and its consolidated subsidiaries (other than CS&L and its consolidated subsidiaries after the Spin-Off), unless the context requires otherwise. Windstream Holdings, Inc. is a holding company with no direct operating assets, employees or revenues. All of its operations are conducted by its wholly owned subsidiary Windstream Services, LLC (“Windstream Subsidiary”), which has its own management, employees and assets, and by Windstream Subsidiary’s direct and indirect wholly owned subsidiaries.

This information statement has been prepared on a prospective basis on the assumption that, among other things, the Spin-Off and the related transactions contemplated to occur prior to or contemporaneously with the Spin-Off will be consummated as contemplated by this information statement. There can be no assurance, however, that any or all of such transactions will occur or will occur as so contemplated.

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations. In particular, a number of matters contained in this information statement relate to agreements or arrangements that have not yet been finalized and expectations of what may occur. Prior to the Spin-Off, it is possible that these agreements, arrangements and expectations may change.

Our Company

Following the Spin-Off, CS&L will become, upon its election, a publicly traded, self-administered real estate investment trust (“REIT”) primarily engaged in the ownership, acquisition and leasing of communication distribution systems. CS&L expects to generate revenues primarily by leasing communications distribution systems to telecommunications operators in triple-net lease arrangements, under which the tenant is primarily responsible for costs relating to the distribution systems (including property taxes, insurance, and maintenance and repair costs). To our knowledge, CS&L will be the first REIT focused on acquiring and building communication distribution systems, and expects to grow its portfolio by aggressively pursuing opportunities to acquire additional communications distribution systems to lease to communication service providers on a triple-net basis. CS&L also anticipates diversifying its portfolio over time, including potentially acquiring other real property assets within or outside of the communications infrastructure industry to lease to third parties.

At the time of the Spin-Off, certain of CS&L’s subsidiaries will own, among other things, the Distribution Systems. After the Spin-Off, the Distribution Systems will be leased to Windstream Holdings on a triple-net basis pursuant to a long-term exclusive lease agreement (the “Master Lease”) and CS&L’s primary source of revenue will be rent payable under the Master Lease. See “Our Relationship with Windstream Following the Spin-Off—Master Lease.” Additionally, CS&L will operate a small consumer competitive local exchange carrier (“CLEC”) business (the “Consumer CLEC Business”).

Approximately 50 employees are expected to be employed by CS&L following the Spin-Off. Many of these employees will be employed by Talk America Services, LLC, an indirect wholly owned subsidiary of CS&L that will conduct the Consumer CLEC Business (“Talk America”), in connection with the operation of the Consumer CLEC Business.

CS&L intends to make an election on its U.S. federal income tax return for its taxable year ending on December 31, 2015 to be treated as a REIT. CS&L and Talk America will jointly elect to treat Talk America as a “taxable REIT subsidiary” (“TRS”) effective on the first day of the first taxable year of CS&L as a REIT.

To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our shareholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. See “U.S. Federal Income Tax Considerations.”

Overview of the Spin-Off

On July 29, 2014, the board of directors of Windstream Holdings announced its plan to separate its business into two separate and independent publicly traded companies:

•	Windstream, which will continue to provide advanced network communications and technology solutions to businesses and customers through its existing operations; and

•	CS&L, which, through its subsidiaries, will own, acquire and lease distribution systems serving the communications infrastructure industry and potentially other industries and operate the Consumer CLEC Business.

Windstream will accomplish the separation by contributing to CS&L the Distribution Systems and the Consumer CLEC Business, and then distributing no less than 80.1 percent of the outstanding shares of CS&L common stock to Windstream Holdings’ shareholders. Windstream will retain a passive ownership interest in up to 19.9 percent of the common stock of CS&L at the time of the Spin-Off. Windstream intends to use all of its shares of CS&L common stock opportunistically during a twelve month period following the Spin-Off, subject to market conditions, to retire debt.

Immediately after the Spin-Off, we and Windstream Holdings will enter into the Master Lease, under which Windstream Holdings will lease the Distribution Systems on a triple-net basis. We will also enter into a number of other agreements with Windstream to govern the relationship between us and Windstream following the Spin-Off. See “Our Relationship with Windstream Following the Spin-Off.”

After giving effect to the interest in CS&L retained by Windstream, Windstream will effect the Spin-Off by distributing to Windstream Holdings’ shareholders one share of CS&L common stock for every five shares of Windstream Holdings common stock held at the close of business on April 10, 2015, the record date for the Spin-Off. Windstream Holdings’ shareholders will receive cash in lieu of any fractional shares of CS&L common stock which they would have otherwise received. We expect the shares of CS&L common stock to be distributed by Windstream Holdings on or about April 24, 2015.

Windstream will allocate its accumulated earnings and profits (as determined for U.S. federal income tax purposes) for periods prior to the Spin-Off between Windstream and CS&L in a manner that, in its best judgment, is in accordance with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). As a result of its election to be taxed as a REIT for U.S. federal income tax purposes, in order to comply with certain REIT qualification requirements, CS&L would be required to declare a dividend to its shareholders to distribute any accumulated earnings and profits attributable to any non-REIT years, including any earnings and profits allocated to CS&L in connection with the Spin-Off (the “Purging Distribution”). CS&L currently does not expect that any accumulated earnings and profits will be allocated to it in connection with the Spin-Off and, accordingly, does not expect that it will be required to make the Purging Distribution. In the event that a Purging Distribution is required, CS&L expects that it would declare the Purging Distribution within the last three months of the calendar year in which it makes its REIT election and to make the Purging Distribution no later than January 31 of the following calendar year. See “The Spin-Off—The Purging Distribution.”

The Spin-Off is subject to the satisfaction or waiver of a number of conditions. See “The Spin-Off—Conditions to the Spin-Off.” In addition, Windstream Holdings’ board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the Spin-Off or any related transaction at any time prior to the distribution date.

Reasons for the Spin-Off

It is expected that the Spin-Off will:

•	provide CS&L with increased flexibility to pursue its plan to expand its communications real estate platform, including alternatives such as acquisitions that are unlikely to be available absent the Spin-Off;

•	enable CS&L to issue equity on meaningfully more favorable terms in connection with investments and acquisitions, which management believes is critical to the success of the plan to expand Windstream’s existing real estate platform, with less dilution to existing shareholders;

•	create opportunity to unlock shareholder value by creating two independent public companies with distinct investment characteristics;

•	meaningfully enhance the ability to raise capital for CS&L’s business by issuing equity on more favorable terms than would be possible, absent the Spin-Off, in the public markets to institutional investors that invest in REITs;

•	reduce the actual or perceived competition for capital resources within Windstream;

•	meaningfully enhance each of Windstream’s and CS&L’s ability to attract and retain qualified management; and

•	allow CS&L’s real property business to optimize its leverage and enhance the credit profile of the Windstream business, providing Windstream with greater financial and strategic flexibility.

Our Relationship with Windstream

After the Spin-Off, CS&L will be a separate and independent publicly traded, self-administered REIT. Windstream Holdings will be a separate and independent publicly traded company and, through its consolidated operating subsidiaries, will continue to provide advanced network communications and technology solutions to businesses and customers through its existing operations. Windstream will retain a passive ownership interest in up to 19.9 percent of the common stock of CS&L at the time of the Spin-Off. Windstream intends to use all of its shares of CS&L common stock opportunistically during a twelve month period following the Spin-Off, subject to market conditions, to retire debt.

In order to comply with restrictions under Windstream’s debt agreements and to minimize the number of states in which regulatory approvals of the Spin-Off were required, Windstream will retain ownership of certain distribution systems in select states. Windstream will continue to operate the distribution systems that it owns and those that it leases from parties other than CS&L. Windstream has selected assets for inclusion in the Spin-Off which it believes provide CS&L with sufficient scale and geographic diversity to meet the business purposes for the Spin-Off described above under “Reasons for the Spin-Off.”

To govern their relationship after the Spin-Off, Windstream and the Company will enter into, among other arrangements: (1) a separation and distribution agreement setting forth the mechanics of the Spin-Off, certain organizational matters and other ongoing obligations of Windstream and CS&L (the “Separation and Distribution Agreement”), (2) the Master Lease, (3) an agreement relating to tax matters (the “Tax Matters Agreement”), (4) an agreement pursuant to which Windstream will provide certain administrative and support services to CS&L on a transitional basis (the “Transition Services Agreement”), (5) an agreement relating to employee matters (the “Employee Matters Agreement”), (6) a wholesale master services agreement pursuant to which Windstream will provide services in support of the Consumer CLEC Business (the “Wholesale Master Services Agreement”), (7) an agreement pursuant to which Windstream will provide billing and collection services to CS&L (the “Master Services Agreement”), (8) an agreement relating to intellectual property matters (the “Intellectual Property Matters Agreement”), and (9) an agreement pursuant to which CS&L will agree to provide Windstream with certain customer service support on a transitional basis (the “Reverse Transition Services Agreement”). CS&L will also enter into a Stockholder’s and Registration Rights Agreement with Windstream pursuant to which, among other things, CS&L will agree that, upon the request of Windstream, it will use its best efforts to effect the registration under applicable securities laws of the shares of CS&L common stock retained by Windstream. See “Our Relationship with Windstream Following the Spin-Off.”

Financing

We expect to put in place a capital structure that provides us with the flexibility to grow and a cost of debt capital that allows us to compete for investment opportunities. Our financing arrangements over time may include a revolving credit facility, bank debt, bonds and long-term mortgage financing. In connection with the Spin-Off, we anticipate that we will raise approximately $3.65 billion in long-term debt by the issuance of a combination of senior notes and term loans. Additionally, we anticipate that we will enter into a revolving credit facility in an aggregate principal amount of up to $500 million (which is expected to be undrawn at the effective time of the Spin-Off), to be provided by a syndicate of banks and other financial institutions. We expect that approximately $2.35 billion in principal amount of notes will be issued to Windstream Holdings’ wholly owned subsidiary, Windstream Subsidiary, as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business assets to us by Windstream Subsidiary. We expect that Windstream Subsidiary will exchange these notes for outstanding debt of Windstream Subsidiary. The amount of CS&L notes to be issued to Windstream Subsidiary was determined by assessing comparable leverage levels for other triple net lease REIT companies. Based on its review of these market factors and through consultation with its advisors, we determined that the issuance of $3.65 billion in debt will provide CS&L a leverage profile consistent with its peer companies while affording sufficient liquidity to support the business and operating plan. We expect that approximately $1.1 billion in cash from the proceeds of CS&L’s long-term borrowings will be transferred to Windstream Subsidiary, together with CS&L common stock and CS&L debt securities, in connection with the contribution of the Distribution Systems and the Consumer CLEC Business assets to us by Windstream Subsidiary, and will be used to retire Windstream Subsidiary debt. The remaining proceeds of the debt issuance will be available to us for working capital purposes, to fund acquisitions and for general corporate purposes.

The notes are expected to have terms customary for high yield senior notes of this type, including covenants relating to debt incurrence, liens, restricted payments, asset sales, transactions with affiliates, and mergers or sales of all or substantially all of CS&L’s assets, and customary provisions regarding optional redemption and events of default. The credit agreement is expected to contain customary covenants that, among other things, restrict, subject to certain exceptions, our ability to grant liens on assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and pay certain dividends and other restricted payments. We also anticipate that the credit agreement will contain customary events of default and that it will require us to comply with specified financial maintenance covenants. We have not yet entered into any commitments with respect to our financing arrangements, and, accordingly, the terms of such financing arrangements have not yet been determined, remain under discussion and are subject to change, including as a result of market conditions. For additional information concerning this indebtedness, see “Description of Financing and Material Indebtedness.”

Restrictions on Ownership and Transfer of Our Common Stock

To assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code, among other purposes, our charter will provide for restrictions on ownership and transfer of our shares of stock, including, subject to certain exceptions, prohibitions on any person beneficially or constructively owning more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock, or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock. A person that did not acquire more than 9.8% of our outstanding stock may become subject to our charter restrictions if repurchases by us cause such person’s holdings to exceed 9.8% of our outstanding stock. Under certain circumstances, our board of directors may waive the ownership limits. Windstream will be granted a waiver of these ownership limits. Our charter will provide that shares of our capital stock acquired or held in excess of the ownership limit will be transferred to a trust for the benefit of a designated charitable beneficiary, and that any person who acquires shares of our capital stock in violation of the ownership limit will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid for the shares or the amount realized from the sale (net of any commissions and other expenses of sale). A transfer of shares of our capital stock in violation of the ownership limit will be void ab initio under certain circumstances. Our 9.8% ownership limitation may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for our shareholders. See “Description of Our Capital Stock—Restrictions on Transfer and Ownership of CS&L Stock.”

Our Tax Status

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels to our shareholders and the concentration of ownership of our capital stock. We believe that, commencing with our taxable year ending December 31, 2015, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. In connection with the Spin-Off, we will receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Windstream, to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act. For as long as we remain an emerging growth company, we may take advantage of certain limited exemptions from various reporting requirements that are applicable to other public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for up to five years;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

However, we expect that we will cease to be an emerging growth company upon the issuance of our notes prior to the consummation of the Spin-Off. Accordingly, we do not expect to take advantage of any of these exemptions other the reduced disclosure obligations regarding executive compensation in this information statement and in any other periodic reports, proxy statements and registration statements that pre-date the date on which we cease to be an emerging growth company. We cannot predict if investors will find our common stock less attractive due to the reduced disclosure regarding executive compensation in this information statement and in our other periodic reports, proxy statements and registration statements. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile and adversely affected.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to take advantage of this extended transition period, and such election is irrevocable pursuant to Section 107(b) of the JOBS Act.

We will remain an emerging growth company until the earliest of (1) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (2) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act or any successor statute, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period, and (4) the end of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”). Because we expect to issue more than $1 billion in debt prior to the consummation of the Spin-Off, we expect that we will cease to be an emerging growth company prior to the consummation of the Spin-Off.

Risks Associated with Our Business and the Spin-Off

The Spin-Off and the related transactions pose a number of risks, including:

•	We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off;

•	If the Spin-Off were to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, Windstream, Windstream Holdings’ shareholders and we could be subject to significant tax liabilities and, in certain circumstances, we could be required to indemnify Windstream for material taxes pursuant to indemnification obligations under the Tax Matters Agreement that we will enter into with Windstream;

•	Our agreements with Windstream may not reflect terms that would have resulted from negotiations with unaffiliated third parties;

•	The historical and pro forma financial information included in this information statement may not be a reliable indicator of future results;

•	The Spin-Off could give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial position or results of operation;

•	If we do not qualify as a REIT, or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our shareholders;

•	Complying with the REIT requirements may cause us to forego otherwise attractive acquisition opportunities or liquidate otherwise attractive investments;

•	We will be dependent on Windstream Holdings to make payments to us under the Master Lease, and an event that materially and adversely affects Windstream’s business, financial position or results of operations could materially and adversely affect our business, financial position or results of operation;

•	Our level of indebtedness could materially and adversely affect our financial position, including reducing funds available for other business purposes and reducing operational flexibility, and we may have future capital needs and may not be able to obtain additional financing on acceptable terms;

•	Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially and adversely affect our business, financial position or results of operations; and

•	Our business is subject to government regulations and changes in current or future laws or regulations could restrict our ability to operate our business in the manner currently contemplated.

These and other risks related to the Spin-Off and our business are discussed in greater detail under the heading “Risk Factors” in this information statement. You should read and consider all of these risks carefully.

Our Corporate Information

We are a Maryland corporation and wholly owned subsidiary of Windstream. Prior to the Spin-Off, we will not have commenced any operations nor have any assets or liabilities. We will own substantially all of our properties, and conduct substantially all of our operations, other than the Consumer CLEC Business through our operating limited partnership, CSL National, LP (our “Operating Partnership”), the initial limited partner of which will be CSL Capital, LLC, a Delaware limited liability company wholly-owned by CS&L (our “Holding Company”), and the general partner of which will be CSL National GP, LLC, a Delaware limited liability company wholly-owned by our Holding Company (our “GP LLC”). Our principal executive offices are located at 10802 Executive Center Drive, Benton Building Suite 300, Little Rock, AR 72211 and our telephone number is (501) 748-4491. We will maintain a website at www.cslreit.com. Information contained on or connected to our website or Windstream’s website does not and will not constitute part of this information statement or the registration statement on Form 10 of which this information statement is a part.

Questions and Answers about CS&L and the Separation

What is CS&L and how will the separation of Windstream’s Distribution Systems and the Consumer CLEC Business benefit the two companies and their shareholders?

CS&L is currently a newly-formed wholly owned subsidiary of Windstream Corporation, with no assets or liabilities. Prior to the Spin-Off, Windstream Subsidiary will transfer to us the assets currently held by Windstream comprising the Distribution Systems and Consumer CLEC Business in exchange for cash of approximately $1.1 billion, CS&L common stock and CS&L debt securities. Windstream Subsidiary intends to exchange CS&L debt securities for outstanding Windstream Subsidiary debt. Windstream Subsidiary will distribute no less than 80.1 percent of the CS&L common stock to Windstream Holdings and, immediately thereafter, Windstream Holdings will distribute no less than 80.1 percent of the CS&L common stock to Windstream Holdings’ shareholders on a pro rata basis. The separation of CS&L from Windstream and the distribution of CS&L common stock are intended to provide you with equity investments in two separate companies. Following the Spin-Off, Windstream will continue to provide advanced network communications and technology solutions to businesses and customers through its existing operations and CS&L, through its subsidiaries, will own, acquire and lease distribution systems serving the communications infrastructure industry and potentially other industries, and will own and operate the Consumer CLEC Business. Windstream will retain a passive ownership interest in up to 19.9 percent of the common stock of CS&L at the time of the Spin-Off. Windstream intends to use all of its shares of CS&L common stock opportunistically during a twelve month period following the Spin-Off, subject to market conditions, to retire debt.

The Spin-Off also allows Windstream to retire approximately $3.4 billion in debt at the time of the Spin-Off and additional debt thereafter.

What are the reasons for the Spin-Off?	It is expected that the Spin-Off will:

•	provide CS&L with increased flexibility to pursue its plan to expand its communications real estate platform, including alternatives such as acquisitions that are unlikely to be available absent the Spin-Off;

•	enable CS&L to issue equity on meaningfully more favorable terms in connection with investments and acquisitions, which management believes is critical to the success of the plan to expand Windstream’s existing real estate platform, with less dilution to existing shareholders;

•	create opportunity to unlock shareholder value by creating two independent public companies with distinct investment characteristics;

•	meaningfully enhance the ability to raise capital for CS&L’s business by issuing equity on more favorable terms than would be possible, absent the Spin-Off, in the public markets to institutional investors that invest in REITs;

•	reduce the actual or perceived competition for capital resources within Windstream;

•	meaningfully enhance each of Windstream’s and CS&L’s ability to attract and retain qualified management; and

•	allow CS&L’s real property business to optimize its leverage and enhance the credit profile of the Windstream business, providing Windstream with greater financial and strategic flexibility. See “The Spin-Off—Reasons for the Spin-Off.”

What will CS&L’s initial portfolio consist of?	At the time of the Spin-Off, CS&L will hold the assets currently held by Windstream comprising the Distribution Systems and the Consumer CLEC Business. At the time of the Spin-Off, CS&L through its subsidiaries will own, among other things, approximately 66,000 route miles of fiber optic cable lines, 235,000 route miles of copper cable lines, central office land and buildings across 37 states and beneficial rights to permits, pole agreements and easements that are currently owned by Windstream.

Why is CS&L referred to as a REIT, and what is a REIT?	Following the Spin-Off, CS&L intends to qualify and elect to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2015.

A REIT is a company that derives most of its income from real property or real estate mortgages and has elected to be taxed as a REIT. If a corporation elects to be taxed and qualifies as a REIT, it will generally not be subject to U.S. federal corporate income taxes on income that it currently distributes to its shareholders. A company’s qualification as a REIT depends on its ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of its gross income, the composition and values of its assets, its distribution levels to its shareholders and the concentration of ownership of its capital stock.

Why is the separation of CS&L structured as a distribution?	Windstream believes that a spin-off, or distribution, of CS&L common stock to Windstream Holdings’ shareholders is an efficient way to separate the Distribution Systems and the Consumer CLEC Business from Windstream’s telecommunications business.

How will the separation of CS&L work?	Windstream Holdings will distribute no less than 80.1 percent of the shares of CS&L common stock to the holders of Windstream Holdings common stock on a pro rata basis. Holders of Windstream Holdings common stock will receive cash in lieu of any fractional shares of CS&L common stock which they would have otherwise received.

What is the record date for the Spin-Off?	The record date for determining the holders of Windstream Holdings common stock who will receive shares of CS&L common stock in the Spin-Off is the close of business on April 10, 2015.

When will the Spin-Off occur?	The Spin-Off is expected to occur on or about April 24, 2015, subject to certain conditions described under “The Spin-Off—Conditions to the Spin-Off.”

What do shareholders need to do to participate in the Spin-Off?	No action is required on the part of shareholders. Shareholders who hold Windstream Holdings common stock as of the record date will not be required to take any action in order to receive shares of CS&L common stock in the Spin-Off. No shareholder approval of the Spin-Off is required or sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

If I sell my shares of Windstream Holdings common stock prior to the Spin-Off, will I still be entitled to receive shares of CS&L in the Spin-Off?	If you hold shares of Windstream Holdings common stock as of the record date and decide to sell the shares prior to the distribution date, you may choose to sell such shares with or without your entitlement to receive shares of CS&L common stock. If you sell your Windstream Holdings common stock in the “due-bills” market prior to the distribution date, you also will be selling your right to receive shares of CS&L common stock in connection with the Spin-Off. However, if you sell your Windstream Holdings common stock in the “ex-distribution” market prior to the distribution date, you will still receive shares of CS&L common stock in the Spin-Off.

If you sell your Windstream Holdings common stock prior to the distribution date, you should make sure your bank or broker understands whether you want to sell your Windstream Holdings common stock or the CS&L common stock you will receive in the Spin-Off or both. You should consult your financial advisors, such as your bank, broker or tax advisor, to discuss your options and alternatives. See “The Spin-Off—Listing and Trading of Our Shares” for additional details.

How will fractional shares be treated in the Spin-Off?	No fractional shares will be distributed in connection with the Spin-Off. Instead, holders of Windstream Holdings common stock will receive a cash payment equal to the value of such shares in lieu of fractional shares. See “The Spin-Off—Treatment of Fractional Shares.”

What are the U.S. federal income tax consequences of the Spin-Off?	Windstream has received a private letter ruling from the Internal Revenue Service (the “IRS”) to the effect that, on the basis of certain facts presented and representations and assumptions set forth in the request submitted to the IRS, the Spin-Off will qualify as tax-free under Sections 368(a)(1)(D) and 355 of the Code (the “IRS Ruling”). The IRS Ruling does not address certain requirements for tax-free treatment of the Spin-Off, and Windstream expects to receive opinions from Skadden, Arps, Slate, Meagher & Flom LLP (collectively, the “Tax Opinion”) with respect to such requirements.

The tax consequences to you of the Spin-Off depend on your individual situation. You are urged to consult with your tax advisor as to the particular tax consequences of the Spin-Off to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws. For additional details, see “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off” and “U.S. Federal Income Tax Considerations.”

Can Windstream decide to cancel the Spin-Off even if all the conditions have been satisfied?	Yes. The Spin-Off is subject to the satisfaction or waiver of certain conditions. Until the Spin-Off has occurred, Windstream Holdings has the right to terminate the transaction, even if all of the conditions have been satisfied, if the board of directors of Windstream Holdings determines that the Spin-Off is not in the best interests of Windstream Holdings and its shareholders or that market conditions or other circumstances are such that the Spin-Off is no longer advisable at that time.

What are the conditions to the Spin-Off?	The Spin-Off is subject to the satisfaction or waiver of a number of conditions, including, among others:

•	each of the Separation and Distribution Agreement, the Master Lease, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Wholesale Master Services Agreement, the Master Services Agreement, the Intellectual Property Matters Agreement, the Reverse Transition Services Agreement and the Stockholder’s and Registration Rights Agreement shall have been duly executed and delivered by the parties thereto;

•	certain reorganization steps shall have been completed in accordance with the plan of reorganization contemplated in the Separation and Distribution Agreement (the “Reorganization”);

•	the IRS Ruling shall not have been revoked or modified in any material respect and Windstream Holdings shall have received the Tax Opinion in form and substance satisfactory to Windstream Holdings;

•	Windstream shall have received such solvency opinions, each in such form and substance, as it shall deem necessary, appropriate or advisable in connection with the consummation of the Spin-Off;

•	the SEC declaring effective CS&L’s registration statement on Form 10, of which this information statement is a part, under the Exchange Act, and no stop order relating to the registration statement being in effect, and no proceedings for such purpose shall be pending before, or threatened by, the SEC, and this information statement shall have been mailed to holders of Windstream Holdings’ common stock as of the record date;

•	all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

•	the CS&L common stock to be delivered in the Spin-Off shall have been accepted for listing on NASDAQ, subject to compliance with applicable listing requirements;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Spin-Off or the Reorganization, shall be threatened, pending or in effect;

•	all required governmental and third-party approvals shall have been obtained and be in full force and effect;

•	CS&L shall have entered into the financing transactions described in this information statement and contemplated to occur on or prior to the Spin-Off, and Windstream shall have entered into the financing transactions and credit agreement amendments to be entered into in connection with the Reorganization and the respective amendments thereunder shall have become effective and financings thereunder shall have been consummated and shall be in full force and effect;

•	CS&L shall have transferred to Windstream Holdings or its continuing subsidiaries, (x) CS&L debt securities with a principal amount approximately equal to $2.35 billion, (y) an amount in cash that will not exceed Windstream’s total adjusted tax basis in all of the assigned assets, and (z) all of the stock of CS&L;

•	Windstream and CS&L shall each have taken all necessary action that may be required to provide for the adoption by CS&L of its Articles of Amendment and Restatement and Amended and Restated Bylaws, and CS&L shall have filed its Articles of Amendment and Restatement with the Maryland State Department of Assessments and Taxation; and

•	no event or development shall have occurred or exist that, in the judgment of the board of directors of Windstream Holdings, in its sole discretion, makes it inadvisable to effect the Spin-Off.

We cannot assure you that all of the conditions will be satisfied or waived. See “The Spin-Off—Conditions to the Spin-Off” for additional details.

Does CS&L intend to pay cash dividends?	Following the Spin-Off, CS&L intends to make regular quarterly dividend payments of at least 90% of its REIT taxable income to holders of its common stock out of assets legally available for this purpose. Dividends will be authorized by CS&L’s board of directors and declared by CS&L based on a number of factors including actual results of operations, dividend restrictions under Maryland law, its liquidity and financial condition, its taxable income, the annual distribution requirements under the REIT provisions of the Code, its operating expenses and other factors its directors deem relevant. It is expected that CS&L’s initial dividend will be $2.40 per share per annum (which would be equivalent to a $0.60 per share Windstream dividend per annum based on the relative initial capitalization of CS&L and Windstream). After giving effect to the interest in CS&L retained by Windstream, each shareholder at the time of the Spin-Off will receive the equivalent of a $.48 per share Windstream dividend per annum. For more information, see “Dividend Policy.”

What will happen to Windstream Holdings equity awards in connection with the separation?	It is expected that outstanding Windstream equity awards at the time of the Spin-Off will be treated as follows:

Restricted Stock. Awards of restricted Windstream Holdings common stock, whether held by continuing employees of Windstream or CS&L employees, will participate in the pro rata distribution of CS&L common stock on the same basis as all other shares of Windstream Holdings common stock. Accordingly, employees of Windstream and CS&L will each hold restricted shares of common stock of Windstream Holdings and CS&L, and the shares of CS&L common stock that are distributed will be subject to the same restrictions as apply to the restricted shares of Windstream Holdings common stock to which they are attributable (in the case of CS&L employees, based on service with CS&L rather than Windstream).

Restricted Stock Units. Awards of restricted Windstream Holdings stock units, whether held by continuing employees of Windstream or CS&L employees, will be credited with additional units of CS&L common stock in the same amount as would have been credited as actual shares of CS&L common stock had the Windstream Holdings stock units been actual outstanding shares of Windstream Holdings common stock entitled to participate in the pro rata distribution of CS&L common stock. Accordingly, employees of Windstream and CS&L will each hold units based on the common stock of Windstream Holdings and CS&L. The units of CS&L stock will be subject to the same service-based vesting conditions as apply to the Windstream Holdings stock units to which they are attributable (in the case of CS&L employees, based on service with CS&L rather than Windstream). To the extent the units are subject to performance-based (i.e., OIBDA and total shareholder return (TSR)) vesting conditions, the performance metrics will be equitably adjusted to appropriately preserve the original performance hurdles.

Stock Options. All options to purchase Windstream Holdings common stock (whether held by a Windstream employee or a CS&L employee) will remain options to purchase Windstream Holdings common stock but with their strike price and the number of shares covered by them equitably adjusted so that the intrinsic value of the options immediately following the Spin-Off (i.e., the excess of the value of the underlying shares over the aggregate exercise price) will be the same as their intrinsic value immediately before the Spin-Off.

What will be the relationship between Windstream and CS&L following the Spin-Off?	Windstream will retain a passive ownership interest in up to 19.9 percent of the shares of CS&L common stock following the Spin-Off. We and Windstream will enter into the Separation and Distribution Agreement, the Master Lease, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Wholesale Master Services Agreement, the Master Services Agreement the Intellectual Property Matters Agreement and the Reverse Transition Services Agreement, among others. Such agreements will govern our relationship with Windstream after the Spin-Off, including certain transition services, allocations of assets and liabilities and obligations attributable to periods prior to the Spin-Off, and indemnification arrangements for certain liabilities. CS&L will also enter into a Stockholder’s and Registration Rights Agreement with Windstream pursuant to which, among other things, CS&L will agree that upon the request of Windstream, it will use its best efforts to effect the registration under applicable securities laws of the shares of CS&L common stock retained by Windstream. See “Our Relationship with Windstream Following the Spin-Off.”

What does Windstream intend to do with the shares of CS&L common stock that it retains?	Windstream intends to use all of its shares of CS&L common stock opportunistically during a twelve month period following the Spin-Off, subject to market conditions, to retire debt.

How will Windstream vote the shares of CS&L common stock that it retains?	Windstream will agree in the Stockholder’s and Registration Rights Agreement to vote the shares of CS&L common stock that it retains in proportion to the votes cast by CS&L’s other shareholders, to grant CS&L a proxy with respect to such shares, and not to seek a seat on the board of directors of CS&L. Windstream will also agree in the Stockholder’s and Registration Rights Agreement not to acquire additional shares of CS&L common stock. See “Our Relationship with Windstream Following the Spin-Off.”

Will I receive physical certificates representing shares of CS&L common stock following the Spin-Off?	No. Following the Spin-Off, neither Windstream Holdings nor CS&L will be issuing physical certificates representing shares of CS&L common stock. Instead, Windstream Holdings, with the assistance of Wells Fargo Bank, National Association, the distribution agent, will electronically issue shares of CS&L common stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. The distribution agent will mail you a book-entry account statement that reflects your shares of CS&L common stock, or your bank or brokerage firm will credit your account for the shares. A benefit of issuing stock electronically in book-entry form is that there will be none of the physical handling and safekeeping responsibilities that are inherent in owning physical stock certificates. See “The Spin-Off—Manner of Effecting the Spin-Off.”

What will the price be for my shares of CS&L common stock and when will I be able to trade such shares?	There is no current trading market for CS&L common stock. CS&L’s common stock has been approved for listing on NASDAQ under the symbol “CSAL” subject to official notice of issuance. We anticipate that a limited market, commonly known as a “when-distributed” trading market, will develop at some point following the record date, and that “regular-way” trading in shares of CS&L common stock will begin on the first trading day following the distribution date. If trading begins on a “when-distributed” basis, you may purchase or sell CS&L common stock up to and including the distribution date, but your transaction will not settle until after the distribution date. We cannot predict the trading prices for CS&L common stock before, on or after the distribution date.

Will the number of shares of Windstream Holdings common stock that I own change as a result of the Spin-Off?	No. The number of shares of Windstream Holdings common stock you own will not change as a result of the Spin-Off.

Will my shares of Windstream Holdings common stock continue to trade after the Spin-Off?	Yes. Windstream Holdings common stock will continue to be listed and traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “WIN.” See “The Spin-Off—Listing and Trading of Our Shares” for additional details.

Are there risks associated with owning CS&L common stock?	Yes. CS&L’s business is subject to both general and specific risks and uncertainties relating to its business, including risks specific to its industry and operations, its leverage, its relationship with Windstream and its status as an independent, publicly traded company. Its business is also subject to risks relating to the Spin-Off. These risks are described in the “Summary—Risks Associated with Our Business and the Spin-Off” section in this information statement beginning on page 6, and are described in more detail in the “Risk Factors” section of this information statement beginning on page 18. We encourage you to read those sections carefully.

Do I have appraisal rights in connection with the Spin-Off?	No. Windstream Holdings shareholders will not have any appraisal rights in connection with the Spin-Off.

How will the Spin-Off affect my tax basis and holding period in Windstream Holdings common stock?	Assuming that the Spin-Off is tax-free to Windstream Holdings shareholders, your tax basis in Windstream Holdings common stock held by you immediately prior to the Spin-Off will be allocated between your Windstream Holdings common stock and CS&L common stock that you receive in the Spin-Off in proportion to the relative fair market values of each immediately following the Spin-Off. Your holding period for such Windstream Holdings shares will not be affected by the Spin-Off. Your holding period for the shares of CS&L common stock that you receive in the Spin-Off will include the holding period of your shares of Windstream Holdings common stock, provided that such Windstream Holdings shares are held as capital assets immediately following the Spin-Off. Windstream will provide its shareholders with information to enable them to compute their tax basis in both Windstream Holdings and CS&L common stock. This information will be posted on Windstream’s website, www.windstream.com, promptly following the distribution date. See “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off.” You are urged to consult with your tax advisor as to the particular tax consequences of the Spin-Off to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.

What is the Purging Distribution?	CS&L currently does not expect that it will have any accumulated earnings and profits (as determined for U.S. federal income tax purposes) for periods prior to the Spin-Off. If it has such accumulated earnings and profits, Windstream will allocate such earnings and profits between Windstream and CS&L in a manner that, in its best judgment, is in accordance with applicable provisions of the Code. As a result of its election to be taxed as a REIT for U.S. federal income tax purposes, in order to comply with certain REIT qualification requirements, CS&L would be required to declare a dividend (the Purging Distribution) to its shareholders to distribute any accumulated earnings and profits attributable to any non-REIT years, including any earnings and profits allocated to CS&L in connection with the Spin-Off. Because CS&L does not expect that it will have any accumulated earnings and profits for periods prior to the Spin-Off, it does not expect that it will be required to make the Purging Distribution.

What will I receive in connection with the Purging Distribution?	If, contrary to expectations, CS&L is obligated to make the Purging Distribution, such distribution would be paid to CS&L shareholders in a combination of cash and CS&L stock, with the cash portion not to exceed 20% of the total amount of the Purging Distribution. CS&L would expect to declare the Purging Distribution within the last three months of the calendar year in which it makes its REIT election and to make the Purging Distribution no later than January 31 of the following calendar year. See “The Spin-Off—The Purging Distribution.”

What are the U.S. federal income tax consequences of the Purging Distribution?	Although CS&L currently does not expect to make the Purging Distribution, Windstream has received the IRS Ruling, which addresses, in addition to the treatment of the Spin-Off, certain issues relevant to CS&L’s payment of the Purging Distribution in a combination of cash and CS&L stock. In general, the IRS Ruling provides, subject to the terms and conditions contained therein, that (1) any and all of the cash and stock distributed by CS&L to its shareholders as part of the Purging Distribution would be treated as a distribution of property with respect to CS&L stock, and as a dividend to the extent of CS&L’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) and (2) the amount of any distribution of stock received by any of CS&L’s shareholders as part of the Purging Distribution would be considered to equal the amount of the money which could have been received instead. In the Purging Distribution, a holder of CS&L common stock would be required to report dividend income as a result of the Purging Distribution even if CS&L distributes no cash or only nominal amounts of cash to such shareholder.

You are urged to consult with your tax advisor as to the particular tax consequences of the Purging Distribution to you, including the applicability of any U.S. federal, state and local and non-U.S. tax laws. See “The Spin-Off—The Purging Distribution.”

Who is the transfer agent for CS&L shares?	The transfer agent for our common stock is:

Wells Fargo Bank, National Association
Wells Fargo Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55210-4101
Phone: (800) 401-1957
Email: https://shareowneronline.com/UserManagement/Contact.aspx

Where can I get more information?	Before the Spin-Off, if you have any questions relating to the Spin-Off, and after the Spin-Off if you have any questions relating to Windstream or the Windstream Holdings common stock, you should contact Windstream at:

Windstream Holdings, Inc.

Investor Relations

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Individual Shareholders:

Phone: (501) 748-7216

Email: genesis.white@windstream.com

Institutional Shareholders:

Phone: (501) 748-7578

Email: mary.michaels@windstream.com

After the Spin-Off, if you have any questions relating to us or our common stock, you should contact us at:

Communications Sales & Leasing, Inc.

Investor Relations

10802 Executive Center Drive

Benton Building Suite 300

Little Rock, AR 72211

Phone: (501)748-4491

Summary Historical and Pro Forma Condensed Combined Financial Data

The following table sets forth summary and selected financial data for CS&L (as described below) on an historical basis, as well as on a pro forma basis. Prior to the Spin-Off, we will not have operated the Consumer CLEC Business separate from Windstream, nor have we commenced our leasing business.

The summary historical financial data as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 has been derived from the Consumer CLEC Business audited financial statements included elsewhere in this information statement.

The unaudited pro forma combined financial data as of and for the year ended December 31, 2014 has been derived from the pro forma combined financial statements included elsewhere in this information statement. The pro forma data gives effect to the Spin-Off and the related transactions including (i) the issuance of $3.65 billion of long-term debt by CS&L and the related debt issuance costs and interest expense; (ii) the distribution of approximately 150.7 million shares of CS&L common stock to Windstream Holdings, of which no less than 80.1 percent of the outstanding shares or at least 120.7 million shares will be distributed to Windstream Holdings stockholders through a tax-free stock dividend with Windstream Holdings retaining a passive ownership interest in up to 19.9 percent of the CS&L common stock or up to 30.0 million shares, payment of a special cash dividend by CS&L to Windstream in an amount not to exceed Windstream’s tax basis in Distribution Systems transferred to CS&L, and the transfer by CS&L of certain of its debt securities to Windstream; (iii) rental income associated with the new Master Lease between the Company and Windstream Holdings for the Distribution Systems leased by the Company to Windstream Holdings; and (iv) costs related to various services as described in the new Master Services Agreement, Transition Services Agreement and Wholesale Master Services Agreement between the Company and Windstream Holdings.

The unaudited pro forma combined income statements for the year ended December 31, 2014 assume the Spin-Off and the related transactions occurred on January 1, 2014. The unaudited pro forma combined balance sheet assumes the Spin-Off and the related transactions occurred on December 31, 2014. The pro forma financial data is not necessarily indicative of what our actual financial condition and results of operations would have been as of the date and for the periods indicated if we had been a separate, standalone company during the periods presented, nor does it purport to represent our future financial condition or results of operations.

	As of or For the Year Ended December 31,
(Millions)	Pro Forma 2014	2014		2013		2012
Revenues	$703.2	$36.0		$45.1		$63.5
Revenues in excess of direct expenses	*	$12.3		$16.5		$24.5
Operating income	$106.9	*		*		*
Net income	$103.8	*		*		*
Earnings per share:
Basic	$.69	*		*		*
Diluted	$.69	*		*		*

Balance sheet data
Total assets	$2,810.7	$2,588.5		$2,704.9		$29.4	(b)
Total long-term debt	$3,650.0	*		*		*
Total liabilities	$3,660.1	$7.9		$9.7		$13.1
Total equity	$(849.4)	$2,580.6	(a)	$2,695.2	(a)	*

*	Information not applicable for periods presented.
(a)	- Includes net assets contributed of the Consumer CLEC Business.
(b)	- Does not includes Distribution Systems.

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating us and our common stock. Any of the following risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our business, financial condition or results of operations, and could, in turn, impact the trading price of our common stock.

RISKS RELATED TO OUR SPIN-OFF FROM WINDSTREAM

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

We believe that, as a publicly traded company independent from Windstream, CS&L will have the ability to pursue transactions with other telecommunications operators that would not pursue transactions with Windstream as a current competitor, to fund acquisitions with its equity on significantly more favorable terms than those that would be available to Windstream, and to pursue certain transactions that Windstream otherwise may be disadvantaged by or precluded from pursuing due to regulatory constraints. However, we may not be able to achieve some or all of the benefits that we expect to achieve as a company independent from Windstream in the time we expect, if at all. For instance, it may take longer than anticipated for operators to, or operators may never, embrace a lease structure for distribution system assets.

If the Spin-Off were to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, Windstream, Windstream Holdings’ shareholders and we could be subject to significant tax liabilities and, in certain circumstances, we could be required to indemnify Windstream for material taxes pursuant to indemnification obligations under the Tax Matters Agreement that we will enter into with Windstream.

Windstream has received the IRS Ruling to the effect that, on the basis of certain facts presented and representations and assumptions set forth in the request submitted to the IRS, the Spin-Off will qualify as tax-free under Sections 355 and 368(a)(1)(D) of the Code. Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations and assumptions made in the letter ruling request are untrue or incomplete in any material respect, then Windstream will not be able to rely on the IRS Ruling. In addition, the IRS Ruling does not address certain requirements for tax-free treatment of the Spin-Off under Sections 355 and 368(a)(1)(D) of the Code. Accordingly, the Spin-Off is conditioned upon the receipt by Windstream of the Tax Opinion, as described below, with respect to the requirements on which the IRS will not rule. The Tax Opinion will be based on, among other things, the IRS Ruling, current law and certain representations and assumptions as to factual matters made by Windstream and CS&L. Any change in currently applicable law, which may or may not be retroactive, or the failure of any factual representation or assumption to be true, correct and complete in all material respects, could adversely affect the conclusions reached in the Tax Opinion. In addition, the Tax Opinion will not be binding on the IRS or the courts, and the IRS and/or the courts may not agree with the Tax Opinion. For more information regarding the IRS Ruling and the Tax Opinion, see “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off.”

If the Spin-Off ultimately were determined to be taxable, then a shareholder of Windstream Holdings that received shares of our common stock in the Spin-Off would be treated as having received a distribution of property in an amount equal to the fair market value of such shares on the distribution date and could incur significant income tax liabilities. Such distribution would be taxable to such shareholder as a dividend to the extent of Windstream’s current and accumulated earnings and profits (including earnings and profits resulting from the recognition of gain by Windstream in the Spin-Off). Any amount that exceeded Windstream’s earnings and profits would be treated first as a non-taxable return of capital to the extent of such shareholder’s tax basis in its shares of Windstream Holdings stock with any remaining amount being taxed as a capital gain. In addition, if the Spin-Off were determined to be taxable, Windstream would recognize taxable gain.

Under the terms of the Tax Matters Agreement that we will enter into with Windstream, we generally will be responsible for any taxes imposed on Windstream that arise from the failure of the Spin-Off to qualify as tax-free for U.S. federal income tax purposes, within the meaning of Section 355 and Section 368(a)(1)(D) of the

Code, as applicable, to the extent such failure to qualify is attributable to certain actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or any covenants made by us in the Tax Matters Agreement, the materials submitted to the IRS in connection with the request for the IRS Ruling or the representations provided in connection with the Tax Opinion. Our indemnification obligations to Windstream will not be limited by any maximum amount. If we are required to indemnify Windstream under the circumstances set forth in the Tax Matters Agreement, we may also be subject to substantial tax liabilities. For more information regarding the Tax Matters Agreement, see “Our Relationship with Windstream Following the Spin-Off—Tax Matters Agreement.”

We may not be able to engage in desirable strategic transactions and equity issuances following the Spin-Off because of certain restrictions relating to requirements for tax-free distributions for U.S. federal income tax purposes. In addition, we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.

To preserve the tax-free treatment to Windstream of the Spin-Off, for the two-year period following the Spin-Off, CS&L may be prohibited, except in specific circumstances, from taking certain actions, including: (1) entering into any transaction pursuant to which all or a portion of CS&L’s stock would be acquired, whether by merger or otherwise, (2) issuing equity securities beyond certain thresholds, or (3) repurchasing CS&L’s common stock. In addition, we will be prohibited from taking or failing to take any other action that prevents the Spin-Off and related transactions from being tax-free.

These restrictions may limit CS&L’s ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of CS&L’s business. For a more detailed description, see “Our Relationship with Windstream Following the Spin-Off—Tax Matters Agreement.”

Our agreements with Windstream may not reflect terms that would have resulted from negotiations with unaffiliated third parties.

The agreements related to the Spin-Off, including the Separation and Distribution Agreement, the Master Lease, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Wholesale Master Services Agreement, the Master Services Agreement, the Intellectual Property Matters Agreement, the Reverse Transition Services Agreement and the Stockholder’s and Registration Rights Agreement will have been entered into in the context of the Spin-Off while we are still controlled by Windstream. As a result, they may not reflect terms that would have resulted from negotiations between unaffiliated third parties. The terms of the agreements being entered into in the context of the Spin-Off concern, among other things, divisions and allocations of assets and liabilities and rights and obligations, between Windstream and us. For a more detailed description, see “Our Relationship with Windstream Following the Spin-Off.”

The Windstream Holdings board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the Spin-Off and the related transactions at any time prior to the distribution date.

Until the Spin-Off occurs, Windstream Holdings’ board of directors will have the sole discretion to amend, modify or abandon the Spin-Off and the related transactions at any time prior to the distribution date. This means Windstream may cancel or delay the planned distribution of common stock of CS&L if at any time the board of directors of Windstream determines that the distribution of such common stock or the terms thereof are not in the best interests of Windstream. If Windstream’s board of directors determines to cancel the Spin-Off, shareholders of Windstream will not receive any distribution of CS&L common stock and Windstream will be under no obligation whatsoever to its shareholders to distribute such shares. In addition, the Spin-Off and related transactions are subject to the satisfaction or waiver (by Windstream’s board of directors in its sole discretion) of a number of conditions. See “The Spin-Off—Conditions to the Spin-Off.”

The historical and pro forma financial information included in this information statement may not be a reliable indicator of future results.

Our combined historical financial data and our pro forma combined financial data included in this information statement may not reflect our business, financial position or results of operations had we been an independent, publicly traded company during the periods presented, or what our business, financial position or results of operations will be in the future when we are an independent, publicly traded company. Prior to the Spin-Off, our business will have been operated by Windstream as part of one corporate organization and not operated as a stand-alone company. Because we will not acquire the Distribution Systems and Consumer CLEC Business assets that comprise our business until immediately prior to the Spin-Off, there are no historical financial statements for us as we will exist following the Spin-Off. Significant changes will occur in our cost structure, financing and business operations as a result of our operation as a stand-alone company and the entry into transactions with Windstream that have not existed historically, including the Master Lease.

The pro forma financial data included in this information statement includes adjustments based upon available information that our management believes to be reasonable to reflect these factors. However, the assumptions may change or may be incorrect, and actual results may differ, perhaps significantly. In addition, the pro forma financial data does not include adjustments for estimated general and administrative expenses. For these reasons, our cost structure may be higher and our future financial costs and performance may be worse than the performance implied by the pro forma financial data presented in this information statement. For additional information about the basis of presentation of our combined historical financial data and our pro forma combined financial data included in this information statement, see “Description of Financing and Material Indebtedness,” “Capitalization,” “Summary—Summary Historical and Pro Forma Condensed Combined Financial Data,” “CS&L’s Unaudited Pro Forma Combined Financial Data,” “Selected Combined Historical Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this information statement.

Windstream’s inability to obtain all material authorizations, consents, approvals and clearances of third parties including lenders and U.S. federal, state and local governmental agencies (“Third-Party Approvals”) in connection with the Spin-Off may have a material adverse effect on Windstream’s ability to consummate the Spin-Off.

Windstream is required, or deems it desirable, to obtain certain Third-Party Approvals to consummate the Spin-Off and the restructuring of Windstream’s business in connection therewith, including consents to the Spin—Off of the Distribution Systems from public service commissions in nine states. There is no assurance that Windstream will be able to obtain these Third-Party Approvals. Windstream may decide not to consummate the Spin-Off if it does not receive some or all of these Third-Party Approvals, unless it believes that the inability to obtain one or more Third-Party Approvals would not reasonably be expected to have a material adverse effect on the business, financial position or results of operations of Windstream or us. However, there can be no assurance that such a material adverse effect will not occur.

The Spin-Off could give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial position or results of operations.

The Spin-Off may lead to increased operating and other expenses, of both a nonrecurring and a recurring nature, and to changes to certain operations, which expenses or changes could arise pursuant to arrangements made between Windstream and us or could trigger contractual rights of, and obligations to, third parties. Disputes with third parties could also arise out of these transactions, and we could experience unfavorable reactions to the Spin-Off from employees, lenders, ratings agencies, regulators or other interested parties. These increased expenses, changes to operations, disputes with third parties, or other effects could materially and adversely affect our business, financial position or results of operations. In addition, following the completion of the Spin-Off, disputes with Windstream could arise in connection with the Master Lease, the Separation and Distribution Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Wholesale Master Services Agreement, the Master Services Agreement, the Intellectual Property Matters Agreement, the Reverse Transition Services Agreement, the Stockholder’s and Registration Rights Agreement or other agreements.

The Spin-Off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws.

A court could deem the Spin-Off of CS&L common stock or certain internal restructuring transactions undertaken by Windstream in connection therewith, or any Purging Distribution by CS&L, to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. In such circumstances, a court could void the transactions or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Among other things, the court could require our shareholders to return to Windstream some or all of the shares of our common stock issued in the distribution, to return some of the Purging Distribution, if any, to CS&L, or require us to fund liabilities of other companies involved in the restructuring transactions for the benefit of creditors. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the jurisdiction whose law is being applied.

After the Spin-Off, we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly traded company primarily focused on owning real property utilized in the telecommunications industry.

We have no significant historical operations as an independent company and may not, at the time of the Spin-Off, have the infrastructure and personnel necessary to operate as a separate publicly traded company without relying on Windstream to provide certain services on a transitional basis. Upon the completion of the Spin-Off, Windstream will be obligated to provide such transition services pursuant to the terms of the Transition Services Agreement that CS&L will enter into with Windstream, to allow CS&L time, if necessary, to build the infrastructure and retain the personnel necessary to operate as a separate publicly traded company without relying on such services. Following the expiration of the Transition Services Agreement, Windstream will be under no obligation to provide further assistance to CS&L other than the services contemplated in the Wholesale Master Services Agreement and the Master Services Agreement. As a separate public entity, we will be subject to, and responsible for, regulatory compliance, including periodic public filings with the SEC and compliance with NASDAQ continued listing requirements as well as compliance with generally applicable tax and accounting rules. Because CS&L’s business has not been operated as a separate publicly traded company, we cannot assure you that it will be able to successfully implement the infrastructure or retain the personnel necessary to operate as a separate publicly traded company or that CS&L will not incur costs in excess of anticipated costs to establish such infrastructure and retain such personnel.

RISKS RELATED TO THE STATUS OF CS&L AS A REIT

If we do not qualify as a REIT, or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our shareholders.

We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. References throughout this document to the “first taxable year” for which we have elected to be taxed as a REIT refer to the taxable year ending December 31, 2015. We expect to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Windstream, with respect to our qualification as a REIT in connection with this transaction. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP represents only the view of Skadden, Arps, Slate, Meagher & Flom LLP based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.

If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our shareholders would not be deductible by us in computing our taxable income. Any resulting corporate liability could be substantial and would reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT may depend in part on the actions of third parties over which we have no control or only limited influence.

Legislative or other actions affecting REITs could have a negative effect on us.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury (the “Treasury”). Changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT or the U.S. federal income tax consequences to our investors and us of such qualification.

On February 26, 2014, House Ways and Means Committee Chairman David Camp released a proposal formally introduced recently as proposed legislation, H.R. 1, the Tax Reform Act of 2014 (the “Camp Proposal”), for comprehensive tax reform. The Camp Proposal includes a number of provisions that, if enacted, would have an adverse effect on corporations seeking to make an election to be taxed as a REIT. These include the following: (i) if the stock of a corporation is distributed in a tax-free spin-off under section 355 of the Code, such corporation will not be eligible to make an election to be taxed as a REIT for the ten-year period following the taxable year in which the spin-off occurs, (ii) if a corporation elects to be taxed as a REIT, such corporation will be required to recognize certain built-in gains inherent in its property as if all its assets were sold at their fair market value immediately before the close of the taxable year immediately before the corporation became taxed as a REIT, (iii) for purposes of the REIT income and asset tests, “real property” would be defined to exclude all tangible property with a class life of less than 27.5 years (as defined under the depreciation rules), and (iv) any dividend made to satisfy the REIT requirement that a REIT must not have any earnings and profits accumulated during non-REIT years by the end of its first tax year as a REIT must be made in cash instead of a combination of cash and stock. Provisions (i) and (ii), if enacted in their current form, would apply to REIT elections and tax-free spin-off distributions made on or after February 26, 2014. If enacted in its current form, the Camp Proposal would materially and adversely affect our ability to make an election to be taxed as a REIT. See the risk factor captioned “If we do not qualify as a REIT, or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our shareholders.” It is uncertain whether the Camp Proposal, in its current form as it relates to CS&L, or any other legislation affecting REITs and entities desiring to elect REIT status will be enacted and whether any such legislation will apply to CS&L because of its proposed effective date or otherwise.

We could fail to qualify as a REIT if income we receive from Windstream is not treated as qualifying income.

Under applicable provisions of the Code, we will not be treated as a REIT unless we satisfy various requirements, including requirements relating to the sources of our gross income. See “U.S. Federal Income Tax Considerations—Taxation of REITs in General—Income Tests.” Rents received or accrued by us from Windstream will not be treated as qualifying rent for purposes of these requirements if the Master Lease is not respected as a true lease for U.S. federal income tax purposes and is instead treated as a service contract, joint venture or some other type of arrangement. If the Master Lease is not respected as a true lease for U.S. federal income tax purposes, we may fail to qualify as a REIT.

In addition, subject to certain exceptions, rents received or accrued by us from Windstream will not be treated as qualifying rent for purposes of the REIT gross income requirements if we or a beneficial or constructive owner of 10% or more of our stock beneficially or constructively owns 10% or more of the total combined voting power of all classes of Windstream Holdings stock entitled to vote or 10% or more of the total value of all classes of Windstream Holdings stock. Our charter will provide for restrictions on ownership and transfer of our shares of stock, including restrictions on such ownership or transfer that would cause the rents received or accrued by us from Windstream to be treated as non-qualifying rent for purposes of the REIT gross income requirements. The provisions of our charter that will restrict the ownership and transfer of our stock are described in “Description of Our Capital Stock—Restrictions on Transfer and Ownership of CS&L Stock.” Nevertheless, there can be no assurance that such restrictions will be effective in ensuring that rents received or accrued by us from Windstream will not be treated as qualifying rent for purposes of REIT qualification requirements.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum U.S. federal income tax rate applicable to income from “qualified dividends” payable by U.S. corporations to U.S. shareholders that are individuals, trusts and estates is currently 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although these rules do not adversely affect the taxation of REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, in order for us to qualify as a REIT (assuming that certain other requirements are also satisfied) so that U.S. federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our shareholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws. We intend to make distributions to our shareholders to comply with the REIT requirements of the Code.

Initially our funds from operations will be generated primarily by rents paid under the Master Lease. From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions in order to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax, including the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state, and local taxes on our income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes. See “U.S. Federal Income Tax Considerations—Taxation of CS&L.” For example, we may hold some of our assets or conduct certain of our activities through one or more TRSs or other subsidiary corporations that will be subject to U.S. federal, state, and local corporate-level income taxes as regular C corporations. In addition, we may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm’s-length basis. Any of these taxes would decrease cash available for distribution to our shareholders.

Complying with the REIT requirements may cause us to forego otherwise attractive acquisition opportunities or liquidate otherwise attractive investments.

To qualify as a REIT for U.S. federal income tax purposes, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code). The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. See “U.S. Federal Income Tax Considerations—Taxation of CS&L.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forego otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

In addition to the asset tests set forth above, to qualify as a REIT we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our shareholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with the REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Income from certain hedging transactions that we may enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See “U.S. Federal Income Tax Considerations—Taxation of CS&L.” As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because the TRS may be subject to tax on gains or expose us to greater risks associated with changes in interest rates that we would otherwise want to bear. In addition, losses in the TRS will generally not provide any tax benefit, except that such losses could theoretically be carried back or forward against past or future taxable income in the TRS.

Even if we qualify as a REIT, we could be subject to tax on any unrealized net built-in gains in our assets held before electing to be treated as a REIT.

Following our REIT election, we will own appreciated assets that were held by a C corporation and will be acquired by us in a transaction in which the adjusted tax basis of the assets in our hands will be determined by reference to the adjusted basis of the assets in the hands of the C corporation. If we dispose of any such appreciated assets during the ten-year period following our qualification as a REIT, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that we became a REIT over the adjusted tax basis of such assets on such date, which are referred to as built-in gains. We would be subject to this tax liability even if we qualify and maintain our status as a REIT. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and our distribution requirement. Any tax on the recognized built-in gain will reduce REIT taxable income. We may choose not to sell in a taxable transaction appreciated assets we might otherwise sell during the ten-year period in which the built-in gain tax applies in order to avoid the built-in gain tax. However, there can be no assurances that such a taxable transaction will not occur. If we sell such assets in a taxable transaction, the amount of corporate tax that we will pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the time we became a REIT. The amount of tax could be significant.

RISKS RELATED TO OUR BUSINESS

We will be dependent on Windstream Holdings to make payments to us under the Master Lease, and an event that materially and adversely affects Windstream’s business, financial position or results of operations could materially and adversely affect our business, financial position or results of operations.

Immediately following the Spin-Off, Windstream Holdings will be the lessee of the Distribution Systems pursuant to the Master Lease and, therefore, will be the source of substantially all of our revenues. Additionally, because the Master Lease is a triple-net lease, we will depend on Windstream Holdings to pay all insurance, taxes, utilities, charges relating to the easements, permits and pole arrangements and maintenance and repair expenses in connection with the Distribution Systems, subject to limited carveouts, and to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with its business. There can be no assurance that Windstream Holdings will have sufficient assets, income and access to financing to enable it to satisfy its payment obligations under the Master Lease. The inability or unwillingness of Windstream Holdings to meet its rent obligations under the Master Lease could materially adversely affect our business, financial position or results of operations, including our ability to pay dividends to our shareholders as required to maintain our status as a REIT. The inability of Windstream Holdings to satisfy its other obligations under the Master Lease, such as the payment of insurance, taxes and utilities, could materially and adversely affect the condition of the Distribution Systems as well as the business, financial position and results of operations of Windstream. Since Windstream Holdings is a holding company, it will be dependent on distributions from Windstream Subsidiary and its subsidiaries in order to satisfy the payment obligations under the Master Lease, and the ability of Windstream Subsidiary and its subsidiaries to make such distributions may be adversely impacted in the event of the insolvency or bankruptcy of such entities or by covenants that restrict the amount of the distributions that may be made by such entities. For these reasons, if Windstream Holdings, Windstream Subsidiary or their subsidiaries were to experience a material and adverse effect on its business, financial position or results of operations, our business, financial position or results of operations could also be materially and adversely affected.

Due to our dependence on rental payments from Windstream Holdings as our primary source of revenues, we may be limited in our ability to enforce our rights under, or to terminate, the Master Lease. Failure by Windstream Holdings to comply with the terms of the Master Lease or to comply with the regulations to which the Distribution Systems are subject could require us to find another lessee for such Distribution Systems and there could be a decrease or cessation of rental payments by Windstream Holdings.

There is no assurance that we would be able to lease the Distribution Systems to another lessee on substantially equivalent or better terms than the Master Lease, or at all, successfully reposition the Distribution Systems for other uses or sell the Distribution Systems on terms that are favorable to us. It may be more difficult to find a replacement tenant for a telecommunications property than it would be to find a replacement tenant for a general commercial property due to the specialized nature of the business. Even if we are able to find a suitable replacement tenant for the Distribution Systems, transfers of operations of communication distribution systems are subject to regulatory approvals not required for transfers of other types of commercial operations, which may affect our ability to successfully transition the Distribution Systems.

Additional risks relating to Windstream’s business can be found in Windstream’s public filings with the SEC. To find out where you can get copies of these public filings, see “Where You Can Find More Information.”

We intend to pursue acquisitions of additional properties and seek other strategic opportunities, which may result in the use of a significant amount of management resources or significant costs, and we may not fully realize the potential benefits of such transactions.

We intend to pursue acquisitions of additional properties and seek acquisitions and other strategic opportunities. Accordingly, we may often be engaged in evaluating potential transactions and other strategic alternatives. In addition, from time to time, we may engage in discussions that may result in one or more transactions. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transaction, we may devote a significant amount of our management resources to such a transaction, which could negatively impact our operations. We may incur significant costs in connection with seeking acquisitions or other strategic opportunities regardless of whether the transaction is completed and in combining our operations if such a transaction is completed. In the event that we consummate an acquisition or strategic alternative in the future, there is no assurance that we would fully realize the potential benefits of such a transaction.

We will operate in a highly competitive market and face competition from other REITs, investment companies, private equity and hedge fund investors, sovereign funds, telecommunications operators, lenders and other investors, some of whom are significantly larger and have greater resources and lower costs of capital. Increased competition will make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. Our board of directors may change our investment objectives at any time without shareholder approval. If we cannot identify and purchase a sufficient quantity of suitable properties at favorable prices or if we are unable to finance acquisitions on commercially favorable terms, our business, financial position or results of operations could be materially and adversely affected. Additionally, the fact that we must distribute 90% of our net taxable income in order to maintain our qualification as a REIT may limit our ability to rely upon rental payments from our leased properties or subsequently acquired properties in order to finance acquisitions. As a result, if debt or equity financing is not available on acceptable terms, further acquisitions might be limited or curtailed.

Acquisitions of properties we might seek to acquire entail risks associated with real estate investments generally, including that the investment’s performance will fail to meet expectations or that the tenant, operator or manager will underperform.

Required regulatory approvals can delay or prohibit transfers of the rights to use our real property utilized by telecommunications operators, which could result in periods in which we are unable to receive rent for such assets.

Some of our tenants may be operators of telecommunications assets, which operators must be licensed under applicable state and federal laws. Prior to the transfer of the rights to use our real property to successor operators, the new operator generally must become licensed under state and federal laws. If an existing lease is terminated or expires and a new tenant is found, then any delays in the new tenant receiving regulatory approvals from the applicable federal, state or local government agencies, or the inability to receive such approvals, may prolong the period during which we are unable to collect the applicable rent.

Our level of indebtedness could materially and adversely affect our financial position, including reducing funds available for other business purposes and reducing our operational flexibility, and we may have future capital needs and may not be able to obtain additional financing on acceptable terms.

In connection with the Spin-Off, we anticipate that we will raise approximately $3.65 billion in long-term debt by the issuance of a combination of senior notes and term loans. Additionally, we anticipate that we will enter into a revolving credit facility in an aggregate principal amount of up to $500 million (which is expected to be undrawn at the effective time of the Spin-Off), to be provided by a syndicate of banks and other financial institutions. Although it is anticipated that our debt agreements will restrict the amount of our indebtedness, we may incur additional indebtedness in the future to refinance our existing indebtedness, to finance newly-acquired assets or for other purposes. Our governing documents do not contain any limitations on the amount of debt we may incur and we do not have a formal policy limiting the amount of debt we may incur in the future. Subject to the restrictions set forth in our debt agreements, our board of directors may establish and change our leverage policy at any time without shareholder approval. Any significant additional indebtedness could require a substantial portion of our cash flow to make interest and principal payments due on our indebtedness. Greater demands on our cash resources may reduce funds available to us to pay dividends, make capital expenditures and acquisitions, or carry out other aspects of our business strategy. Increased indebtedness can also limit our ability to adjust rapidly to changing market conditions, make us more vulnerable to general adverse economic and industry conditions and create competitive disadvantages for us compared to other companies with relatively lower debt levels. Increased future debt service obligations may limit our operational flexibility, including our ability to acquire assets, finance or refinance our assets, contribute assets to joint ventures or sell assets as needed.

Moreover, our ability to obtain additional financing and satisfy our financial obligations under our indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to then prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control. A worsening of credit market conditions could materially and adversely affect our ability to obtain financing on favorable terms, if at all.

We may be unable to obtain additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under our indebtedness outstanding from time to time (if any). Among other things, the absence of an investment grade credit rating or any credit rating downgrade could increase our financing costs and could limit our access to financing sources. If financing is not available when needed, or is available on unfavorable terms, we may be unable to complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could materially and adversely affect our business, financial condition and results of operations.

Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially and adversely affect our business, financial position or results of operations.

The agreements governing our indebtedness are expected to contain customary covenants, which may limit our operational flexibility. The notes are expected to have terms customary for high yield senior notes of this type, including covenants relating to debt incurrence, liens, restricted payments, asset sales, transactions with affiliates, and mergers or sales of all or substantially all of CS&L’s assets, and customary provisions regarding optional redemption and events of default. The credit agreement is expected to contain customary covenants that, among other things, restrict, subject to certain exceptions, our ability to grant liens on assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and pay certain dividends and other restricted payments. We also anticipate that the credit agreement will contain customary events of default and that it will require us to comply with specified financial maintenance covenants. Breaches of certain covenants may result in defaults and cross-defaults under certain of our other indebtedness, even if we satisfy our payment obligations to the respective obligee. In addition, defaults under the Master Lease, including defaults associated with the bankruptcy of the tenant, may result in cross-defaults under certain of our indebtedness.

Covenants that limit our operational flexibility, as well as covenant breaches or defaults under our debt instruments, could materially and adversely affect our business, financial position or results of operations, or our ability to incur additional indebtedness or refinance existing indebtedness.

An increase in market interest rates could increase our interest costs on existing and future debt and could adversely affect our stock price.

If interest rates increase, so could our interest costs for any new debt and our variable rate debt obligations on the credit agreement. This increased cost could make the financing of any acquisition more costly, as well as lower our current period earnings. Rising interest rates could limit our ability to refinance existing debt when it matures or cause us to pay higher interest rates upon refinancing. In addition, an increase in interest rates could decrease the access third parties have to credit, thereby decreasing the amount they are willing to pay for our assets and consequently limiting our ability to reposition our portfolio promptly in response to changes in economic or other conditions. Further, the dividend yield on our common stock, as a percentage of the price of such common stock, will influence the price of such common stock. Thus, an increase in market interest rates may lead prospective purchasers of our common stock to expect a higher dividend yield, which could adversely affect the market price of our common stock.

Our charter will restrict the ownership and transfer of our outstanding stock, which may have the effect of delaying, deferring or preventing a transaction or change of control of our company.

In order for us to qualify as a REIT, not more than 50% in value of our outstanding shares of stock may be owned, beneficially or constructively, by five or fewer individuals at any time during the last half of each taxable year after the first year for which we elect to be taxed and qualify as a REIT. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year (other than the first taxable year for which we elect to be taxed and qualify as a REIT). Our charter, with certain exceptions, will authorize our board of directors to take such actions as are necessary or advisable to preserve our qualification as a REIT. Our charter will also provide that, unless exempted by the board of directors, no person may own more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock. Windstream will be exempt from these ownership restrictions. See “Description of Our Capital Stock—Restrictions on Transfer and Ownership of CS&L Stock” and “U.S. Federal Income Tax Considerations.” The constructive ownership rules are complex and may cause shares of stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. These ownership limits could delay or prevent a transaction or a change in control of us that might involve a premium price for shares of our stock or otherwise be in the best interests of our shareholders. The acquisition of less than 9.8% of our outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% in value of our outstanding stock, and thus violate our charter’s ownership limit. Our charter will also prohibit any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. In addition, our charter will provide that (i) no person shall beneficially own shares of stock to the extent such beneficial ownership of stock would result in us failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code, and (ii) no person shall beneficially or constructively own shares of stock to the extent such beneficial or constructive ownership would cause us to own, beneficially or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in a tenant of our real property. Any attempt to own or transfer shares of our stock in violation of these restrictions may result in the transfer being automatically void.

Maryland law and provisions in our charter and bylaws may delay or prevent takeover attempts by third parties and therefore inhibit our shareholders from realizing a premium on their stock.

Our charter and bylaws will contain, and Maryland law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirors to negotiate with our board of directors, rather than to attempt a hostile takeover. Our charter and bylaws will, among other things (1) contain transfer and ownership restrictions on the percentage by number and value of outstanding shares of our stock that may be owned or acquired by any shareholder; (2) provide that shareholders are not allowed to act by written consent; (3) permit the board of directors, without further action of the shareholders, to increase or decrease the authorized number of shares and to issue and fix the terms of one or more classes or series of preferred stock, which may have rights senior to those of the common stock; (4) permit only the board of directors to amend the bylaws; (5) establish certain advance notice procedures for shareholder proposals and director nominations; (6) provide that special meetings of shareholders may only be called by the company or upon written request of a majority in voting power of the shareholders entitled to vote at the meeting; (7) provide for supermajority approval requirements for amending or repealing certain provisions in our charter; and (8) designate the Maryland courts as the exclusive forum for resolving certain claims.

In addition, specific anti-takeover provisions of the Maryland General Corporation Law (“MGCL”) could make it more difficult for a third party to attempt a hostile takeover. These provisions include:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the shareholder becomes an interested stockholder, and thereafter impose special appraisal rights and special shareholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We believe these provisions will protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is not in our best interests. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

If we are not able to hire, or if we lose, key management personnel, we may not be able to successfully manage our business and achieve our objectives.

Our success depends in large part upon the leadership and performance of our executive management team, particularly Kenneth Gunderman, and other key employees. If we lose the services of Mr. Gunderman or are not able to hire, or if we lose, other key employees we may not be able to successfully manage our business or achieve our business objectives.

We or our tenants may experience uninsured or underinsured losses, which could result in a significant loss of the capital we have invested in a property, decrease anticipated future revenues or cause us to incur unanticipated expense.

The Master Lease will require, and new lease agreements that we enter into are expected to require, that the tenant maintain comprehensive insurance and hazard insurance or self-insure its insurance obligations. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, that may be uninsurable or not economically insurable. Insurance coverage may not be sufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the economic position with respect to such property.

Our properties are located in 37 states, and if one of our properties experiences a loss that is uninsured or that exceeds policy coverage limits, we could lose the capital invested in the damaged property as well as the anticipated future cash flows from the property. If the damaged property is subject to recourse indebtedness, we could continue to be liable for the indebtedness even if the property is irreparably damaged.

In addition, even if damage to our properties is covered by insurance, a disruption of business caused by a casualty event may result in loss of revenue for our tenants or us. Any business interruption insurance may not fully compensate them or us for such loss of revenue. If one of our tenants experiences such a loss, it may be unable to satisfy its payment obligations to us under its lease with us.

We are dependent on the communications industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations.

As the owner of distribution systems serving the communications industry, we will be impacted by the risks associated with the communications industry. Therefore, our success is to some degree dependent on the communications industry, which could be adversely affected by economic conditions in general, changes in consumer trends and preferences and other factors over which we and our tenants have no control. As we are subject to risks inherent in substantial investments in a single industry, a decrease in the communications business would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

The communications industry is characterized by a high degree of competition among a large number of participants. Competition is intense between telecommunications, wireless and cable operators in most of the markets where our properties are located. As competing properties are constructed, the lease rates we assess for our properties may be negatively impacted upon renewal or new tenant pricing events.

Our business is subject to government regulations and changes in current or future laws or regulations could restrict our ability to operate our business in the manner currently contemplated.

Our business, and that of our tenants, is subject to federal, state, local and foreign regulation. In certain jurisdictions these regulations could be applied or enforced retroactively. Local zoning authorities and community organizations are often opposed to construction in their communities and these regulations can delay, prevent or increase the cost of new distribution system construction and modifications, thereby limiting our ability to respond to customer demands and requirements. Existing regulatory policies may materially and adversely affect the associated timing or cost of such projects and additional regulations may be adopted which increase delays or result in additional costs to us, or that prevent such projects in certain locations. These factors could materially and adversely affect our business, results of operations or financial condition. For more information regarding the regulations we are subject to, please see the section entitled “Business and Properties – Government Regulation, Licensing and Enforcement.”

RISKS RELATED TO OUR COMMON STOCK

There is no existing market for our common stock and a trading market that will provide you with adequate liquidity may not develop for our common stock. In addition, once our common stock begins trading, the market price and trading volume of our common stock may fluctuate widely.

There is no current trading market for our common stock. Our common stock issued in the Spin-Off will be trading publicly for the first time. We anticipate that a limited market, commonly known as a “when-distributed” trading market, will develop at some point following the record date, and that “regular-way” trading in shares of our common stock will begin on the first trading day following the distribution date. However, there can be no assurance that an active trading market for our common stock will develop as a result of the Spin-Off or be sustained in the future. The lack of an active trading market may make it more difficult for you to sell your shares and could lead to our share price being depressed or more volatile.

For many reasons, including the risks identified in this information statement, the market price of our common stock following the Spin-Off may be more volatile than the market price of Windstream Holdings common stock before the Spin-Off. These factors may result in short-term or long-term negative pressure on the value of our common stock.

We cannot predict the prices at which our common stock may trade after the Spin-Off. The market price of our common stock may fluctuate significantly, depending upon many factors, some of which may be beyond our control, including, but not limited to:

•	a shift in our investor base;

•	our quarterly or annual earnings, or those of comparable companies;

•	actual or anticipated fluctuations in our operating results;

•	our ability to obtain financing as needed;

•	changes in laws and regulations affecting our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	announcements by us or our competitors of significant investments, acquisitions or dispositions;

•	the failure of securities analysts to cover our common stock after the Spin-Off;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating performance and stock price of comparable companies;

•	overall market fluctuations; and

•	general economic conditions and other external factors.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

The combined post-Spin-Off value of Windstream Holdings common stock and our common stock may not equal or exceed the pre-Spin-Off value of Windstream Holdings common stock.

We cannot assure you that the combined trading prices of Windstream Holdings common stock and our common stock after the Spin-Off will be equal to or greater than the trading price of Windstream Holdings common stock prior to the Spin-Off. Until the market has fully evaluated the business of Windstream Holdings without our business, the price at which Windstream Holdings common stock trades may fluctuate more significantly than might otherwise be typical. Similarly, until the market has fully evaluated the stand-alone business of our company, the price at which shares of our common stock trades may fluctuate more significantly than might otherwise be typical, including volatility caused by general market conditions.

Future sales or distributions of our common stock, including the disposition by Windstream of shares of our common stock that it retains after the Spin-Off, could depress the market price for shares of our common stock.

Our common stock that Windstream Holdings intends to distribute in the Spin-Off generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any holder of Windstream Holdings common stock to sell our common stock on or after the record date, it is possible that some Windstream Holdings shareholders will decide to sell some or all of the shares of our common stock that they receive in the Spin-Off.

In addition, some of the holders of Windstream Holdings common stock are index funds tied to stock or investment indices or are institutional investors bound by various investment guidelines. Companies are generally selected for investment indices, and in some cases selected by institutional investors, based on factors such as market capitalization, industry, trading liquidity and financial condition. As an independent company, we expect to initially have a lower market capitalization than Windstream Holdings has today, and our business will differ from the business of Windstream Holdings prior to the Spin-Off. As a result, our common stock may not qualify for those investment indices. In addition, our common stock may not meet the investment guidelines of some institutional investors. Consequently, these index funds and institutional investors may have to sell some or all of our common stock they receive in the Spin-Off.

In addition, following the Spin-Off, Windstream will retain a passive ownership interest in up to 19.9 percent of our common stock. Pursuant to the Stockholder’s and Registration Right Agreement with Windstream, Windstream will be required to vote such shares in proportion to the votes cast by our other shareholders, will grant CS&L a proxy with respect to such shares, and will agree not to seek a seat on the board of directors of CS&L. Windstream will also agree in the Stockholder’s and Registration Rights Agreement not to acquire additional shares of CS&L common stock.

Windstream intends to use all of its shares of CS&L common stock opportunistically during a twelve month period following the Spin-Off, subject to market conditions, to retire debt. Pursuant to the Stockholder’s and Registration Rights Agreement, we will agree that, upon the request of Windstream we will use our best efforts to effect the registration under applicable securities laws of the shares of common stock retained by Windstream. See “Our Relationship with Windstream Following the Spin-Off.”

Any disposition by Windstream, or any other significant shareholder, of our common stock, or the perception in the market that such dispositions could occur, may cause the price of our common stock to fall. Any such decline could impair our ability to raise capital through future sales of our common stock. Further, our common stock may not qualify for other investment indices, including indices specific to REITs, and any such failure may discourage new investors from investing in our common stock.

We cannot assure you of our ability to pay dividends in the future.

It is expected that our initial dividend will be $2.40 per share per annum (which would be equivalent to a $0.60 per share Windstream dividend per annum based on the relative initial capitalization of CS&L and Windstream). After giving effect to the interest in CS&L retained by Windstream, each shareholder at the time of the Spin-Off will receive the equivalent of a $.48 per share Windstream dividend per annum. In no event will the annual dividend be less than 90% of our REIT taxable income on an annual basis, determined without regard to the dividends paid deduction and excluding any net capital gains. Our ability to pay dividends may be adversely affected by a number of factors, including the risk factors described in this information statement. Dividends will be authorized by our board of directors and declared by us based upon a number of factors, including actual results of operations, restrictions under Maryland law or applicable debt covenants, our financial condition, our taxable income, the annual distribution requirements under the REIT provisions of the Code, our operating expenses and other factors our directors deem relevant. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash dividends or year-to-year increases in cash dividends in the future.

Furthermore, while we are required to pay dividends in order to maintain our REIT status (as described above under “Risks Related to Our Taxation as a REIT—REIT distribution requirements could adversely affect our ability to execute our business plan”), we may elect not to maintain our REIT status, in which case we would no longer be required to pay such dividends. Moreover, even if we do elect to maintain our REIT status, after completing various procedural steps, we may elect to comply with the applicable distribution requirements by distributing, under certain circumstances, a portion of the required amount in the form of shares of our common stock in lieu of cash. If we elect not to maintain our REIT status or to satisfy any required distributions in shares of common stock in lieu of cash, such action could negatively affect our business and financial condition as well as the market price of our common stock. No assurance can be given that we will pay any dividends on shares of our common stock in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement includes forward-looking statements, including the sections entitled “Summary,” “Risk Factors,” “The Spin-Off,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and “Business and Properties.” Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: the anticipated timing, structure, benefits and tax treatment of the Spin-Off; future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to:

•	the ability to achieve some or all the benefits that we expect to achieve from the Spin-Off;

•	delays or the nonoccurrence of the consummation of the Spin-Off;

•	the ability and willingness of Windstream to meet and/or perform its obligations under any contractual arrangements that are entered into with us in connection with the Spin-Off, including the Master Lease, and any of its obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

•	the ability of Windstream to comply with laws, rules and regulations in the operation of the assets we will lease to it following the Spin-Off;

•	the ability and willingness of our tenants, including Windstream, to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, and obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant;

•	the availability of and the ability to identify suitable acquisition opportunities and the ability to acquire and lease the respective properties on favorable terms;

•	the ability to generate sufficient cash flows to service our outstanding indebtedness;

•	access to debt and equity capital markets;

•	fluctuating interest rates;

•	the ability to retain our key management personnel;

•	the ability to qualify or maintain our status as a REIT;

•	changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs;

•	other risks inherent in the Distribution Systems, including potential liability relating to environmental matters and illiquidity of real estate investments; and

•	additional factors discussed in the sections entitled “Business and Properties,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this information statement.

Forward-looking statements speak only as of the date of this information statement. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

THE SPIN-OFF

Background of the Spin-Off

On July 29, 2014, the board of directors of Windstream Holdings announced its plan to implement the Spin-Off. As part of the Spin-Off, Windstream will reorganize its assets and liabilities into two companies:

•	Windstream, which will continue to provide advanced network communications and technology solutions to businesses and customers through its existing operations; and

•	CS&L, which, through its subsidiaries, will own, acquire and lease distribution systems serving the communications infrastructure industry and potentially other industries and operate the Consumer CLEC Business.

Windstream will accomplish the separation by having its wholly owned subsidiary Windstream Subsidiary, or Windstream Subsidiary’s subsidiaries, contribute to CS&L the assets currently owned by Windstream constituting the Distribution Systems and the Consumer CLEC Business, and related liabilities in exchange for:

•	the issuance to Windstream Subsidiary of CS&L common stock to be distributed in the Spin-Off;

•	the transfer from CS&L to Windstream Subsidiary of an amount not to exceed the tax basis of Windstream Subsidiary in the CS&L common stock (which is estimated to equal approximately $1.1 billion), which Windstream Subsidiary will use to retire Windstream Subsidiary debt; and

•	the transfer from CS&L to Windstream Subsidiary of CS&L debt securities, which Windstream Subsidiary intends to exchange for outstanding Windstream Subsidiary debt.

Subsequently, Windstream Subsidiary will distribute no less than 80.1 percent of the outstanding shares of CS&L to Windstream Holdings and Windstream Holdings will distribute no less than 80.1 percent of the outstanding shares of CS&L common stock pro rata to holders of Windstream Holdings common stock pursuant to the Spin-Off. Windstream will retain a passive ownership interest in up to 19.9 percent of the common stock of CS&L at the time of the Spin-Off. Windstream intends to use all of its shares of CS&L common stock opportunistically during a twelve month period following the Spin-Off, subject to market conditions, to retire debt.

Immediately after the Spin-Off, the Company and Windstream Holdings will enter into the Master Lease, under which Windstream Holdings will lease the Distribution Systems on a triple-net basis. The Company and Windstream Holdings will also enter into a number of other agreements to govern the relationship between them following the Spin-Off. See “Our Relationship with Windstream Following the Spin-Off.”

Upon the satisfaction or waiver of the conditions to the Spin-Off, which are described in more detail in “—Conditions to the Spin-Off” below, and after giving effect to the interest in CS&L retained by Windstream, Windstream Holdings will effect the Spin-Off by distributing to Windstream Holdings’ shareholders one share of CS&L common stock for every five shares of Windstream Holdings common stock held at the close of business on April 10, 2015, the record date for the Spin-Off. We expect the shares of CS&L common stock to be distributed by Windstream Holdings on or about April 24, 2015.

You will not be required to make any payment, surrender or exchange your shares of Windstream Holdings common stock or take any other action to receive your shares of our common stock.

Windstream will allocate its accumulated earnings and profits (as determined for U.S. federal income tax purposes) for periods prior to the Spin-Off between Windstream and CS&L in a manner that, in its best judgment, is in accordance with the provisions of the Code. As a result of its election to be taxed as a REIT for U.S. federal income tax purposes, in order to comply with certain REIT qualification requirements, CS&L will make the Purging Distribution by declaring a dividend to its shareholders to distribute any accumulated earnings and profits attributable to any non-REIT years, including any earnings and profits allocated to CS&L in connection with the Spin-Off. CS&L currently does not expect that it will have any such accumulated earnings and profits and, accordingly, does not expect that it will be required to make the Purging Distribution. If, contrary to expectations, CS&L is obligated to make the Purging Distribution, such distribution would be paid to CS&L shareholders in a combination of cash and CS&L stock, with the cash portion not to exceed 20% of the total amount of the Purging Distribution. If required to do so, CS&L expects that it would declare the Purging Distribution within the last three months of the calendar year in which it makes its REIT election and to make the Purging Distribution no later than January 31 of the following calendar year. See “—The Purging Distribution.”

The Spin-Off is subject to the satisfaction or waiver of certain conditions. Until the Spin-Off has occurred, Windstream Holdings has the right to terminate the transaction, even if all of the conditions have been satisfied, if the board of directors of Windstream Holdings determines that the Spin-Off is not in the best interests of Windstream Holdings and its shareholders or that market conditions or other circumstances are such that the Spin-Off is no longer advisable at that time. We cannot provide any assurances that the Spin-Off will be completed. For a more detailed description of these conditions, see the section entitled “—Conditions to the Spin-Off” below.

Reasons for the Spin-Off

It is expected that the Spin-Off will:

•	provide CS&L with increased flexibility to pursue its plan to expand its communications real estate platform, including alternatives such as acquisitions that are unlikely to be available absent the Spin-Off;

•	enable CS&L to issue equity on meaningfully more favorable terms in connection with investments and acquisitions, which management believes is critical to the success of the plan to expand Windstream’s existing real estate platform, with less dilution to existing shareholders;

•	create opportunity to unlock shareholder value by creating two independent public companies with distinct investment characteristics;

•	meaningfully enhance the ability to raise capital for CS&L’s business by issuing equity on more favorable terms than would be possible, absent the Spin-Off, in the public markets to institutional investors that invest in REITs;

•	reduce the actual or perceived competition for capital resources within Windstream;

•	meaningfully enhance each of Windstream’s and CS&L’s ability to attract and retain qualified management; and

•	allow CS&L’s real property business to optimize its leverage and enhance the credit profile of the Windstream business, providing Windstream with greater financial and strategic flexibility.

Increased Flexibility for CS&L to Expand its Real Estate Business

Following the Spin-Off, CS&L will be uniquely positioned to pursue opportunities to broaden its real estate holdings that would not currently be available to it as a subsidiary of Windstream. As an unrelated party not perceived to be a competitor, CS&L will have greater ability to pursue transactions to acquire the communication distribution systems of competitors of Windstream. CS&L is also expected to benefit from being able to offer industry participants attractive transaction terms based on an expected lower cost of capital following the Spin-Off than is currently available to Windstream. CS&L will also have the focus and expertise to manage real estate, particularly as it relates to communication properties, and greater flexibility to invest in communication distribution systems outside of Windstream’s business model such as fiber assets, wireless assets and cable communication systems, as well as assets outside of the communications sector. CS&L will have additional opportunities to diversify its tenant mix and grow both within telecom and other industry sectors that would not be available as a subsidiary of Windstream.

Ability of CS&L to Issue Equity on More Favorable Terms for Investments and Acquisitions

As CS&L pursues expansion opportunities following the Spin-Off with potential sellers of real estate assets, CS&L will be in an improved position to offer equity as acquisition consideration on terms that are more favorable to such sellers and with less dilution to existing shareholders than could be achieved by Windstream. Sellers will be able to receive acquisition consideration in the form of equity in a pure play entity like CS&L with a geographically diverse asset portfolio, and this consideration is likely to be a preferred form of equity to sellers of real estate, as compared to an investment in a specialized telecommunications carrier like Windstream. Additionally, we believe a number of sellers of real estate assets will likely favor equity securities with dividend yields that are high and relatively stable, which should align with CS&L’s investment profile.

Creates Opportunity to Unlock Shareholder Value by Creating Two Independent Public Companies with Distinct Investment Characteristics

The Spin-Off will create two independent public companies whose market valuations will be determined based on each company’s asset mix, business outlook, capital allocation policies, and strategic objectives. In addition, each stock will appeal to a different investor class that seeks to invest in stocks with specific underlying characteristics. We expect CS&L will be valued consistently with REITs that derive their revenue from triple-net leases with long duration and with appropriate rent escalators, and these attributes provide REIT investors with prospects for stable cash flows, stable dividends, and less exposure to fluctuations in operating results more typically associated with the underlying operating companies. The Spin-Off also allows Windstream to retire approximately $3.4 billion in debt at the time of the Spin-Off and additional debt thereafter and is expected to unlock additional free cash flow that can be used to fund incremental growth opportunities in Windstream’s business. We believe that this structure creates the potential to unlock additional incremental value for shareholders over time compared to the stand-alone value of Windstream.

Ability of CS&L to Raise Capital by Issuing Equity on More Favorable Terms to Investors

There is a highly liquid and well-developed capital markets investor base for investments in REITs. We believe that over time CS&L will gain access to capital from investors in this investor base who invest in the equity securities of REITs for their stable cash flow and dividend characteristics. Because this REIT investor base is distinct from the institutions who invest in an operating company like Windstream, we believe that the Spin-Off will position CS&L to raise capital for real estate acquisitions on terms more favorable than would be possible for Windstream.

Reduction of Competition for Capital Resources within Windstream

Absent the Spin-Off, the prospects for CS&L’s business plan would be constrained by Windstream’s focus on its core communications business and by internal competition for the allocation of capital resources. The Spin-Off will create two independent public companies with separate management teams who can focus on their respective business plans and strategic objectives. As a result, the Spin-Off will reduce competition for capital resources and better position both companies to successfully pursue their business plans.

Enhance Each of Windstream’s and CS&L’s Ability to Attract and Retain Qualified Management

We believe that creating two independent public companies with separate business plans will improve the ability of each company to attract and retain management through the issuance of equity-based compensation linked directly to the line of business in which each management team is employed. The Spin-Off also allows CS&L to attract and retain a separate management team with the specific skills and experience to operate a REIT, which skills are distinct from those necessary to operate Windstream’s core communication business.

Allows CS&L to Optimize its Leverage Profile and Provide Greater Financial and Strategic Flexibility to Both Companies

Historically, REITs have been able to incur and maintain higher debt leverage ratios than their tenant operating companies because of the operating characteristics of REITs including their relatively stable cash flows and less volatility in operating results. Accordingly, CS&L is expected to raise and maintain debt capital at higher leverage ratios than Windstream, and as a result the Spin-Off should allow capital to be allocated more efficiently across the entire system of the two companies as compared to Windstream on a stand-alone basis. This dynamic facilitates Windstream’s ability to retire approximately $3.4 billion in debt at the time of the Spin-Off and additional debt thereafter, to delever upfront and to generate additional free cash flow that can be used to fund incremental growth opportunities in Windstream’s business. As a result, the Spin-Off is expected to allow both companies to optimize their leverage profiles and capital allocation policies to best suit their long-term business plans.

Manner of Effecting the Spin-Off

The general terms and conditions relating to the Spin-Off will be set forth in the Separation and Distribution Agreement between us and Windstream. Under the Separation and Distribution Agreement, the Spin-Off is anticipated to be effective from and after April 24, 2015.

After giving effect to the interest in CS&L retained by Windstream, you will receive one share of CS&L common stock for every five shares of Windstream Holdings common stock that you owned at the close of business on April 10, 2015, the record date. The actual total number of shares of our common stock to be distributed will depend on the number of shares of Windstream Holdings common stock outstanding on the record date. The shares of our common stock to be distributed will constitute no less than 80.1 percent of the outstanding shares of our common stock. Windstream will retain a passive ownership interest in up to 19.9 percent of the common stock of CS&L at the time of the Spin-Off. Windstream intends to use all of its shares of CS&L common stock opportunistically during a twelve month period following the Spin-Off, subject to market conditions, to retire debt.

Neither we nor Windstream Holdings will be issuing physical certificates representing shares of our common stock. Instead, if you own Windstream Holdings common stock as of the close of business on the record date, the shares of our common stock that you are entitled to receive in the Spin-Off will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. A benefit of issuing stock electronically in book-entry form is that there will be none of the physical handling and safekeeping responsibilities that are inherent in owning physical stock certificates.

If you hold physical stock certificates that represent your shares of Windstream Holdings common stock and you are the registered holder of the Windstream Holdings shares represented by those certificates, the distribution agent will mail you an account statement that reflects the number of shares of our common stock that have been registered in book-entry form in your name. If you have any questions concerning the mechanics of having shares of common stock registered in book-entry form, you are encouraged to contact Windstream Investor Relations by mail at 4001 Rodney Parham Rd., Little Rock, AR 72212, by phone at (866) 320-7922 or by email at windstream.investor.relations@windstream.com.

Most Windstream Holdings shareholders hold their shares of Windstream Holdings common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your Windstream Holdings common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of our common stock that you are entitled to receive in the Spin-Off. If you have any questions concerning the mechanics of having shares of our common stock held in “street name,” you are encouraged to contact your bank or brokerage firm.

Results of the Spin-Off

After the Spin-Off, we will be an independent, publicly traded company. Immediately following the Spin-Off, we expect to have approximately 30,000 registered shareholders, based on the number of registered shareholders of Windstream Holdings common stock on March 10, 2015. Immediately following the Spin-Off, we expect to have approximately 150,366,000 shares of our common stock outstanding on a fully diluted basis, based on the number of shares of Windstream Holdings common stock outstanding on a fully diluted basis as of March 9, 2015. Up to 19.9 percent of our common stock will be held by Windstream. The actual number of shares to be distributed will be determined on the record date and will reflect any changes in the number of shares of Windstream Holdings common stock between March 9, 2015 and the record date. The Spin-Off will not affect the number of outstanding shares of Windstream Holdings common stock or any rights of Windstream Holdings shareholders.

Immediately after the Spin-Off, we and Windstream Holdings will enter into the Master Lease, under which Windstream Holdings will lease the Distribution Systems on a triple-net basis. The Company and Windstream will also enter into a number of other agreements to govern their relationship following the Spin-Off, and divide and allocate various assets and liabilities and rights and obligations. We also will enter into a Stockholder’s and Registration Rights Agreement with Windstream pursuant to which, among other things, we will agree that, upon the request of Windstream, we will use our best efforts to effect the registration under applicable federal and state securities laws of the shares of CS&L common stock retained by Windstream after the Spin-Off. For a more detailed description of these agreements, see the section entitled “Our Relationship With Windstream Following the Spin-Off.”

Treatment of Fractional Shares

The transfer agent will not distribute any fractional shares of our common stock in connection with the Spin-Off. Instead, the transfer agent will aggregate all fractional shares of our common stock into whole shares and sell them on the open market at the prevailing market prices on behalf of those registered holders who otherwise would be entitled to receive a fractional share. We anticipate that these sales will occur as soon as practicable after the distribution date. The transfer agent will then distribute to such registered holders the aggregate cash proceeds of such sale, in an amount equal to their pro rata share of the total proceeds of those sales. Any applicable expenses, including brokerage fees, will be paid by us. We do not expect the amount of any such fees to be material to us.

If you hold physical stock certificates that represent your shares of Windstream Holdings common stock and you are the registered holder of the Windstream Holdings shares represented by those certificates, your check for any cash that you may be entitled to receive instead of fractional shares of our common stock will be mailed to you separately. If you hold your shares of Windstream Holdings common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds from the sales and will electronically credit your account for your share of such proceeds.

None of us, Windstream Holdings or the transfer agent will guarantee any minimum sale price for the fractional shares of our common stock. Neither we nor Windstream Holdings will pay any interest on the proceeds from the sale of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient shareholders. Each shareholder entitled to receive cash proceeds from these fractional shares should consult his, her or its own tax advisor as to the shareholder’s particular circumstances. See “—U.S. Federal Income Tax Consequences of the Spin-Off.”

Listing and Trading of Our Shares

There is no current trading market for CS&L common stock. A condition to the Spin-Off is the listing of our common stock on NASDAQ. Our common stock has been approved for listing on NASDAQ under the symbol “CSAL” subject to official notice of issuance.

At some point following the record date and continuing up to and including the distribution date, we expect that there will be two markets in Windstream Holdings common stock: a “due-bills” market and an “ex-distribution” market. Shares of Windstream Holdings common stock that trade on the “due-bills” market will trade with an entitlement to shares of our common stock distributed pursuant to the Spin-Off. Shares that trade on the “ex-distribution” market will trade without an entitlement to shares of our common stock distributed pursuant to the Spin-Off. Therefore, if you sell shares of Windstream Holdings common stock in the “due-bills” market after the record date and before the distribution date, you will be selling your right to receive shares of our common stock in connection with the Spin-Off. If you own shares of Windstream Holdings common stock at the close of business on the record date and sell those shares on the “ex-distribution” market before the distribution date, you will still receive the shares of our common stock that you would be entitled to receive pursuant to your ownership of the shares of Windstream Holdings common stock on the record date.

Furthermore, at some point following the record date and continuing up to and including the distribution date, we expect that a limited market, commonly known as a “when-distributed” trading market, will develop in our common stock. “When-distributed” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet distributed. The “when-distributed” trading market will be a market for shares of our common stock that will be distributed to Windstream Holdings shareholders on the distribution date. If you owned shares of Windstream Holdings common stock at the close of business on the record date, you would be entitled to shares of our common stock distributed pursuant to the Spin-Off. You may trade this entitlement to shares of our common stock, without trading the shares of Windstream Holdings common stock you own, on the “when-distributed” market. On the first trading day following the distribution date, “when-distributed” trading with respect to our common stock will end and “regular-way” trading will begin.

Treatment of Windstream Holdings Equity Awards

It is expected that outstanding Windstream equity awards at the time of the Spin-Off will be treated as follows:

Restricted Stock. Awards of restricted Windstream Holdings common stock, whether held by continuing employees of Windstream or CS&L employees, will participate in the pro rata distribution of CS&L common stock on the same basis as all other shares of Windstream Holdings common stock. Accordingly, employees of Windstream and CS&L will each hold restricted shares of common stock of Windstream Holdings and CS&L, and the shares of CS&L common stock that are distributed will be subject to the same restrictions as apply to the restricted shares of Windstream Holdings common stock to which they are attributable (in the case of CS&L employees, based on service with CS&L rather than Windstream).

Restricted Stock Units. Awards of restricted Windstream Holdings stock units, whether held by continuing employees of Windstream or CS&L employees, will be credited with additional units of CS&L common stock in the same amount as would have been credited as actual shares of CS&L common stock had the Windstream Holdings stock units been actual outstanding shares of Windstream Holdings common stock entitled to participate in the pro rata distribution of CS&L common stock. Accordingly, employees of Windstream and CS&L will each hold units based on the common stock of Windstream Holdings and CS&L. The units of CS&L stock will be subject to the same service-based vesting conditions as apply to the Windstream Holdings stock units to which they are attributable (in the case of CS&L employees, based on service with CS&L rather than Windstream). To the extent the units are subject to performance-based (i.e., OIBDA and total shareholder return (TSR)) vesting conditions, the performance metrics will be equitably adjusted to appropriately preserve the original performance hurdles.

Stock Options. All options to purchase Windstream Holdings common stock (whether held by a Windstream employee or a CS&L employee) will remain options to purchase Windstream Holdings common stock but with their strike price and the number of shares covered by them equitably adjusted so that the intrinsic value of the options immediately following the Spin-Off (i.e., the excess of the value of the underlying shares over the aggregate exercise price) will be the same as their intrinsic value immediately before the Spin-Off.

The Purging Distribution

Windstream will allocate its accumulated earnings and profits (as determined for U.S. federal income tax purposes) for periods prior to the Spin-Off between Windstream and CS&L in a manner that, in its best judgment, is in accordance with the provisions of the Code. As a result of its election to be taxed as a REIT for U.S. federal income tax purposes, in order to comply with certain REIT qualification requirements, CS&L would be required to make the Purging Distribution by declaring a dividend to its shareholders to distribute any accumulated earnings and profits attributable to any non-REIT years, including any earnings and profits allocated to CS&L in connection with the Spin-Off. CS&L currently does not expect that it will have any such accumulated earnings and profits and, accordingly, does not expect that it will be required to make the Purging Distribution. If, contrary to expectations, CS&L is obligated to make the Purging Distribution, such distribution would be paid to CS&L shareholders in a combination of cash and CS&L stock, with the cash portion not to exceed 20% of the total amount of the Purging Distribution. CS&L would expect to declare the Purging Distribution within the last three months of the calendar year in which it makes its REIT election and to make the Purging Distribution no later than January 31 of the following calendar year. See “—The Purging Distribution.”

Although CS&L currently does not expect to make the Purging Distribution, Windstream has received the IRS Ruling, which addresses, in addition to the treatment of the Spin-Off, certain issues relevant to CS&L’s payment of the Purging Distribution in a combination of cash and CS&L stock. In general, the IRS Ruling provides, subject to the terms and conditions contained therein, that (1) any and all of the cash and stock distributed by CS&L to its shareholders as part of the Purging Distribution would be treated as a distribution of property with respect to CS&L stock, and as a dividend to the extent of CS&L’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) and (2) the amount of any distribution of stock received by any of CS&L’s shareholders as part of the Purging Distribution would be considered to equal the amount of the money which could have been received instead. In the Purging Distribution, a holder of CS&L common stock would be required to report dividend income as a result of the Purging Distribution even if CS&L distributes no cash or only nominal amounts of cash to such shareholder.

You are urged to consult with your tax advisor as to the particular tax consequences of the Purging Distribution to you, including the applicability of any U.S. federal, state and local and non-U.S. tax laws.

U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of the U.S. federal income tax consequences to the holders of shares of Windstream Holdings common stock in connection with the Spin-Off. This summary is based on the Code, the Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this information statement and all of which are subject to differing interpretations and may change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below. This summary assumes that the Spin-Off will be consummated in accordance with the Separation and Distribution Agreement and as described in this information statement.

Except as specifically described below, this summary is limited to holders of shares of Windstream Holdings common stock that are U.S. Holders, as defined immediately below. For purposes of this summary, a U.S. Holder is a beneficial owner of Windstream Holdings common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (1) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary also does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it address the consequences to shareholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	cooperatives;

•	banks, trusts, financial institutions, or insurance companies;

•	persons who acquired shares of Windstream Holdings common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	shareholders who own, or are deemed to own, at least 10% or more, by voting power or value, of Windstream Holdings equity;

•	holders owning Windstream Holdings common stock as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, integrated investment, or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or former long-term residents of the U.S.;

•	holders who are subject to the alternative minimum tax; or

•	persons that own Windstream Holdings common stock through partnerships or other pass-through entities.

This summary does not address the U.S. federal income tax consequences to Windstream Holdings shareholders who do not hold shares of Windstream Holdings common stock as a capital asset. Moreover, this summary does not address any state, local, or foreign tax consequences or any estate, gift or other non-federal income tax consequences.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds shares of Windstream Holdings common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its tax advisor as to the tax consequences of the Spin-Off.

YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE SPIN-OFF IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS INFORMATION STATEMENT.

Treatment of the Spin-Off

Windstream received the IRS Ruling substantially to the effect that, on the basis of certain facts presented and representations and assumptions set forth in the request submitted to the IRS for such IRS Ruling, the Spin-Off will qualify as tax-free under Sections 368(a)(1)(D) and 355 of the Code.

Assuming the Spin-Off qualifies as tax-free under Sections 368(a)(1)(D) and 355 of the Code, for U.S. federal income tax purposes:

•	no gain or loss will be recognized by Windstream as a result of the Spin-Off;

•	no gain or loss will be recognized by, or be includible in the income of, a holder of Windstream Holdings common stock solely as a result of the receipt of our common stock in the Spin-Off;

•	the aggregate tax basis of the shares of Windstream Holdings common stock and shares of our common stock, including any fractional share deemed received, in the hands of each Windstream Holdings shareholder immediately after the Spin-Off will be the same as the aggregate tax basis of the shares of Windstream Holdings common stock held by such holder immediately before the Spin-Off, allocated between the shares of Windstream Holdings common stock and shares of our common stock, including any fractional share deemed received, in proportion to their relative fair market values immediately following the Spin-Off;

•	the holding period with respect to shares of our common stock received by Windstream Holdings shareholders will include the holding period of their shares of Windstream Holdings common stock, provided that such shares of Windstream Holdings common stock are held as capital assets immediately following the Spin-Off;

•	Windstream Holdings shareholders that have acquired different blocks of Windstream Holdings common stock at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, our shares distributed with respect to blocks of Windstream Holdings common stock; and

•	a holder of Windstream Holdings common stock who receives cash in lieu of a fractional share of our common stock in the Spin-Off will recognize capital gain or loss measured by the difference between the tax basis of the fractional share deemed to be received, as determined above, and the amount of cash received.

Although the IRS Ruling generally will be binding on the IRS, the IRS Ruling will be based on certain facts and assumptions, and certain representations and undertakings, from Windstream and us that certain necessary conditions to obtain tax-free treatment under the Code have been satisfied. Furthermore, as a result of the IRS’s general ruling policy with respect to distributions under Section 355 of the Code, the IRS does not rule on whether a distribution satisfies certain critical requirements necessary to obtain tax-free treatment under the Code. In particular, the IRS does not rule that a distribution was effected for a valid business purpose, that a distribution does not constitute a device for the distribution of earnings and profits, and that a distribution is not part of a plan described in Section 355(e) of the Code (as discussed below). Accordingly, the Spin-Off is conditioned upon the receipt by Windstream of the Tax Opinion, in which Skadden, Arps, Slate, Meagher & Flom LLP is expected to conclude that the Spin-Off is being effected for a valid business purpose, that the Spin-Off does not constitute a device for the distribution of earnings and profits, and that the Spin-Off is not part of a plan described in Section 355(e) of the Code. In addition, the IRS Ruling does not address the conversion of Windstream Corporation into a limited liability company. Skadden, Arps, Slate, Meagher & Flom LLP is expected to conclude in the Tax Opinion that the conversion qualifies as a tax-tree transaction. Finally, the IRS did not rule on certain requirements for the tax-free treatment of Windstream’s receipt and subsequent exchange of CS&L debt securities and CS&L common stock for outstanding Windstream debt. Skadden, Arps, Slate, Meagher & Flom LLP is expected to conclude in the Tax Opinion that such requirements also should be satisfied.

The Tax Opinion will rely on the IRS Ruling as to matters covered by the ruling. The Tax Opinion will be based on, among other things, certain assumptions and representations as to factual matters made by Windstream and CS&L that, if incorrect or inaccurate in any material respect, would jeopardize the conclusions reached by counsel in the Tax Opinion. The Tax Opinion will not be binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. The Tax Opinion will be expressed as of the date issued and will not cover subsequent periods, and the Tax Opinion will rely on the IRS Ruling. As a result, the Tax Opinion is not expected to be issued until after the date of this information statement. An opinion of counsel represents counsel’s best legal judgment based on current law and is not binding on the IRS or any court. We cannot assure you that the IRS will agree with the conclusions expected to be set forth in the Tax Opinion, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all of those conclusions and that a court could sustain that contrary position. If any of the facts, representations, assumptions, or undertakings described or made in connection with the IRS Ruling or the Tax Opinion are not correct, are incomplete or have been violated, the IRS Ruling could be revoked retroactively or modified by the IRS, and our ability to rely on the Tax Opinion could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations, or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

If, notwithstanding the conclusions that are included in the IRS Ruling and that we expect to be included in the Tax Opinion, it is ultimately determined that the Spin-Off does not qualify as tax-free under Section 355 and Section 368(a)(1)(D) of the Code, as applicable, for U.S. federal income tax purposes, then Windstream would recognize taxable gain in an amount equal to the excess, if any, of the fair market value of the shares of our common stock held by it over its tax basis in such shares. In addition, each Windstream Holdings shareholder that receives shares of our common stock in the Spin-Off would be treated as receiving a distribution in an amount equal to the fair market value of our common stock that was distributed to the shareholder, which would generally be taxed as a dividend to the extent of the shareholder’s pro rata share of Windstream’s current and accumulated earnings and profits, including Windstream’s taxable gain, if any, on the Spin-Off, then treated as a non-taxable return of capital to the extent of the shareholder’s basis in the Windstream Holdings stock and thereafter treated as capital gain from the sale or exchange of Windstream Holdings stock.

Even if the Spin-Off otherwise qualifies for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code, the Spin-Off may result in corporate level taxable gain to Windstream under Section 355(e) of the Code if 50% or more, by vote or value, of our stock or Windstream Holdings’ stock is treated as acquired or issued as part of a plan or series of related transactions that includes the Spin-Off. If an acquisition or issuance of our stock or Windstream Holdings’ stock triggers the application of Section 355(e) of the Code, Windstream would recognize taxable gain as described above, but the distribution would generally be tax-free to each Windstream Holdings’ shareholders, as described above.

U.S. Treasury regulations require certain U.S. Holders who are “significant distributees” and who receive common stock in the Spin-Off to attach to their U.S. federal income tax returns for the year in which the Spin-Off occurs a statement setting forth certain information with respect to the transaction. Windstream Holdings will provide shareholders who receive our common stock in the Spin-Off with the information necessary to comply with such requirement. Holders are urged to consult their tax advisors to determine whether they are significant distributees required to provide the foregoing statement.

Cash in Lieu of Fractional Shares

No fractional shares of our common stock will be distributed to Windstream Holdings shareholders in connection with the Spin-Off. All such fractional shares resulting from the Spin-Off will be aggregated and sold by the transfer agent, and the proceeds, if any, less any brokerage commissions or other fees, will be distributed to Windstream Holdings shareholders in accordance with their fractional interest in the aggregate number of shares sold. A holder that receives cash in lieu of a fractional share of our common stock as a part of the Spin-Off will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the holder’s tax basis in the fractional share determined as described above. Any such capital gain or loss will be long-term capital gain or loss if an Windstream Holdings shareholder held such stock for more than one year at the time of the Spin-Off. Long-term capital gains generally are subject to preferential rates of U.S. federal income tax for certain non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to significant limitations.

Conditions to the Spin-Off

We expect that the Spin-Off will be effective on the distribution date, provided that the following conditions, among others, have been satisfied or waived by the board of directors of Windstream Holdings:

•	each of the Separation and Distribution Agreement, the Master Lease, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Wholesale Master Services Agreement, the Master Services Agreement, the Intellectual Property Matters Agreement, the Reverse Transition Services Agreement and the Stockholder’s and Registration Rights Agreement shall have been duly executed and delivered by the parties thereto;

•	certain reorganization steps shall have been completed in accordance with the plan of reorganization contemplated in the Separation and Distribution Agreement (the “Reorganization”);

•	the IRS Ruling shall not have been revoked or modified in any material respect and Windstream Holdings shall have received the Tax Opinion in form and substance satisfactory to Windstream Holdings;

•	Windstream shall have received such solvency opinions, each in such form and substance, as it shall deem necessary, appropriate or advisable in connection with the consummation of the Spin-Off;

•	the SEC declaring effective CS&L’s registration statement on Form 10, of which this information statement is a part, under the Exchange Act, and no stop order relating to the registration statement being in effect, and no proceedings for such purpose shall be pending before, or threatened by, the SEC, and this information statement shall have been mailed to holders of Windstream Holdings’ common stock as of the record date;

•	all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

•	the CS&L common stock to be delivered in the Spin-Off shall have been accepted for listing on NASDAQ, subject to compliance with applicable listing requirements;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Spin-Off or the Reorganization, shall be threatened, pending or in effect;

•	all required governmental and third-party approvals shall have been obtained and be in full force and effect;

•	CS&L shall have entered into the financing transactions described in this information statement and contemplated to occur on or prior to the Spin-Off, and Windstream shall have entered into the financing transactions and credit agreement amendments to be entered into in connection with the Reorganization and the respective amendments thereunder shall have become effective and financings thereunder shall have been consummated and shall be in full force and effect;

•	CS&L shall have transferred to Windstream Holdings or its continuing subsidiaries, (x) CS&L debt with a principal amount approximately equal to $2.35 billion, (y) an amount in cash that will not exceed Windstream’s total adjusted tax basis in all of the assigned assets, and (z) all of the stock of CS&L;

•	Windstream and CS&L shall each have taken all necessary action that may be required to provide for the adoption by CS&L of its Articles of Amendment and Restatement and Amended and Restated Bylaws, and CS&L shall have filed its Articles of Amendment and Restatement with the Maryland State Department of Assessments and Taxation; and

•	no event or development shall have occurred or exist that, in the judgment of the board of directors of Windstream Holdings, in its sole discretion, makes it inadvisable to effect the Spin-Off.

The fulfillment of the above conditions will not create any obligation on behalf of Windstream to effect the Spin-Off. Until the Spin-Off has occurred, Windstream has the right to terminate the Spin-Off, even if all the conditions have been satisfied, if the board of directors of Windstream Holdings determines that the Spin-Off is not in the best interests of Windstream Holdings and its shareholders or that market conditions or other circumstances are such that the separation of CS&L and Windstream Holdings is no longer advisable at that time.

Regulatory Approvals

We must complete the necessary registration under U.S. federal securities laws of our common stock, as well as satisfy the applicable NASDAQ listing requirements for such shares. See “—Conditions to the Spin-Off.”

No Appraisal Rights

Windstream Holdings shareholders will not have any appraisal rights in connection with the Spin-Off.

Accounting Treatment

At the time of the Spin-Off, the balance sheet of CS&L will include the assets and liabilities associated with Windstream’s Distribution Systems and Consumer CLEC Business. The assets and liabilities of CS&L will be recorded at their respective historical carrying values at the time of the Spin-Off in accordance with the provisions of FASB ASC 505-60, “Spinoffs and Reverse Spinoffs.”

Financial Advisors

Stephens Inc. and Bank of America Merrill Lynch are providing financial advice in connection with the Spin-Off. Each was retained in connection with the transaction because of such firm’s familiarity with Windstream’s assets and operations, and such firm’s qualifications and reputation.

Reasons for Furnishing this Information Statement

We are furnishing this information statement solely to provide information to Windstream Holdings shareholders who will receive shares of our common stock in the Spin-Off. You should not construe this information statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of Windstream Holdings. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and neither we nor Windstream Holdings undertake any obligation to update the information except in the normal course of Windstream Holdings’ business and our public disclosure obligations and practices.

DIVIDEND POLICY

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. Commencing with our taxable year ending December 31, 2015, we expect to initially pay dividends in cash in an amount equal to $2.40 per share per annum (which would be equivalent to a $0.60 per share Windstream dividend per annum based on the relative initial capitalization of CS&L and Windstream). After giving effect to the interest in CS&L retained by Windstream, each shareholder at the time of the Spin-Off will receive the equivalent of a $.48 per share Windstream dividend per annum. In no event will the annual dividend be less than 90% of our REIT taxable income on an annual basis, determined without regard to the dividends paid deduction and excluding any net capital gains. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay regular corporate rates to the extent that it annually distributes less than 100% of its taxable income.

Initially, cash available for distribution to our shareholders will be derived solely from the rental payments under the Master Lease and the income, if any, from operations of the Consumer CLEC Business. All dividends will be made by us at the discretion of our board of directors and will depend on the financial position, results of operations, cash flows, capital requirements, debt covenants (which are expected to include limits on dividends), applicable law and other factors as our board of directors deems relevant. Our board of directors has not yet determined when any dividends will be declared or paid, although we currently expect that dividends will be paid on a quarterly basis. We cannot guarantee, and there can be no assurance, that we will declare or pay any dividends or distributions.

Our pro forma financial results anticipate that we will receive estimated annual rental revenues of $667.2 million and generate annual operating income before taxes of $106.9 million. After adjusting for non-cash depreciation and amortization expense of $347.7 million, we anticipate that we would have sufficient funds to support our projected quarterly dividend. The following table sets forth in greater detail the cash we expect to be available for distribution for the twelve-month period following the Spin-Off.

Dollars in millions, except per share amounts
Estimated annual cash rental payment	$650.0

Estimated cash expenses:
Interest expense	215.9
Cash compensation, audit, legal, board of director fees, shareholder-related and other general expenses	25.0

Total cash expenses	240.9

Excess of annual rental payment over cash expenses	409.1
Add: net cash provided from Consumer CLEC Business	8.4

Estimated cash available for distribution	417.5

Estimated annual dividend ($2.40 per share, 150.7 million common shares issued and outstanding)	361.7

Estimated excess cash available after dividend distributions	$55.8

Note:	Information presented in the table above includes certain estimates with respect to cash interest, other cash expenses and the net cash provided from the Consumer CLEC Business. Such estimates could vary significantly based on market conditions at the time the Spin-Off is consummated and the final pricing terms related to the issuance of $3,650 million in debt by CS&L.

We currently intend to pay quarterly dividends in cash. We anticipate that our dividends will generally be taxable as ordinary income to our shareholders, although a portion of the dividends may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. We will furnish annually to each of our shareholders a statement setting forth dividends paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For a more complete discussion of the U.S. federal income tax treatment of distributions to our shareholders, see “U.S. Federal Income Tax Considerations—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders.”

Our dividend policy enables us to review from time to time alternative funding sources to pay our required distributions. We presently anticipate that any future property acquisitions will be financed through the proceeds of debt we expect to incur in connection with the Spin-Off, other debt financing or the issuance of equity securities. To the extent those funding sources are insufficient to meet our cash needs, or the cost of such financing exceeds the cash flow generated by the acquired properties for any period, cash available for distribution could be reduced. To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may consider various funding sources to cover any such shortfall, including borrowing under available debt facilities, selling certain of our assets or using a portion of the net proceeds we receive in future offerings. However, the sale of any properties acquired in connection with the Spin-Off within a ten-year period following the Spin-Off may subject us to adverse consequences. See “Risk Factors—Risks Related to Our Taxation as a REIT.”

For purposes of satisfying the minimum distribution requirement to qualify for and maintain REIT status, our taxable income will be calculated without reference to our cash flow. Consequently, under certain circumstances, we may not have available cash to pay our required distributions and a portion of our distributions may consist of our stock or our debt instruments. In either event, a shareholder of ours will be required to report dividend income as a result of such distributions even though we distributed no cash or only nominal amounts of cash to such shareholder. The IRS Ruling allows us to make REIT distributions in our first two taxable years in a combination of cash and stock (similar to the Purging Distribution) to satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. For more information, see “U.S. Federal Income Tax Considerations—Taxation of REITs in General—Annual Distribution Requirements.” We currently believe that we will have sufficient available cash to pay our required distribution for 2015 in cash, but there can be no assurance that this will be the case.

DESCRIPTION OF FINANCING AND MATERIAL INDEBTEDNESS

The following summary sets forth information based on our current expectations about the financing arrangements anticipated to be entered into prior to the Spin-Off. However, we have not yet entered into any commitments with respect to such financing arrangements, and, accordingly, the terms of such financing arrangements have not yet been determined, remain under discussion and are subject to change, including as a result of market conditions.

Senior Notes Issuance

Prior to the Spin-Off, we anticipate that we will issue senior notes with a term of seven to ten years in a total aggregate principal amount, together with the term loans under the credit agreement described below, of up to approximately $3.65 billion, of which approximately $2.35 billion will be issued to Windstream Holdings’ wholly owned subsidiary Windstream Subsidiary as partial consideration for the contribution of assets to us by Windstream Subsidiary in connection with the Spin-Off. We expect that Windstream Subsidiary will exchange these notes for outstanding debt of Windstream Subsidiary. The amount of notes to be issued to Windstream Subsidiary was determined by assessing comparable leverage levels for other triple net lease REIT companies. Based on its review of these market factors and through consultation with its advisors, the Company determined that the issuance of $3,650 million in debt by CS&L will provide it a leverage profile consistent with its peer companies while affording sufficient liquidity to support the business and operating plan. The Company also performed a similar analysis to evaluate the post Spin-Off leverage profile of Windstream giving consideration to the primary use of proceeds from the CS&L debt issuance to repay the outstanding indebtedness of Windstream.

We anticipate that the notes will be co-issued by CS&L and our Holding Company and will be guaranteed, jointly and severally, on a senior basis, by certain of our Holding Company’s wholly owned subsidiaries, including the Operating Partnership. We also anticipate that a portion of the notes may be secured. The notes are expected to have terms customary for high yield senior notes of this type, including covenants relating to debt incurrence, liens, restricted payments, asset sales, transactions with affiliates, and mergers or sales of all or substantially all of CS&L’s assets, and customary provisions regarding optional redemption and events of default.

The foregoing summarizes some of the currently expected terms of our notes. However, the foregoing summary does not purport to be complete, and the terms of the notes have not yet been finalized. There may be changes to the expected principal amount and terms of the notes, some of which may be material. Nothing in this summary or otherwise herein shall constitute or be deemed to constitute an offer to sell or the solicitation of an offer to buy the notes.

Credit Agreement

We anticipate that we will enter into a credit agreement providing for a revolving credit facility in an aggregate principal amount of up to $500 million and a term loan facility in a total aggregate principal amount, together with the senior notes described above, of up to approximately $3.65 billion to be provided by a syndicate of banks and other financial institutions. We expect that approximately $1.1 billion in cash from the proceeds of CS&L’s long-term borrowings will be transferred to Windstream Subsidiary together with CS&L common stock and CS&L debt securities in connection with the contribution of assets to us by Windstream Subsidiary in connection with the Spin-Off, and will be used to retire Windstream Subsidiary debt. To the extent we are required to make the Purging Distribution, we expect to use a portion of the proceeds from the borrowing under the credit agreement to pay the Purging Distribution, which we would expect to make by January 31, 2016. The remaining proceeds will be available to us for working capital purposes, to fund acquisitions and for general corporate purposes.

We anticipate that CS&L and our Holding Company will be the co-borrowers under the credit agreement, and that the borrowings under the credit agreement will be guaranteed, jointly and severally, by certain of

CS&L’s wholly owned subsidiaries, including the Operating Partnership. The credit agreement is expected to contain customary covenants that, among other things, restrict, subject to certain exceptions, our ability to grant liens on their assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and pay certain dividends and other restricted payments. We also anticipate that the credit agreement will require us to comply with a financial maintenance covenant to be tested quarterly. We anticipate that the credit agreement will also contain certain customary events of default. We anticipate that CS&L will be required to maintain its status as a REIT on and after the effective date or its election to be treated as a REIT.

The credit agreement is expected to be secured by a pledge of the equity interests in substantially all subsidiaries of CS&L, together with a pledge of substantially all personal property of CS&L and its wholly owned subsidiaries that guaranty the borrowings under the credit agreement.

The foregoing summarizes some of the currently expected terms of our credit agreement. However, the foregoing summary does not purport to be complete, and the terms of the credit agreement have not yet been finalized. There may be changes to the expected size and other terms of the credit agreement, some of which may be material.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2014 on a historical and on a pro forma basis to give effect to the Spin-Off and the transactions related thereto, including the financing transactions, as if they occurred on December 31, 2014. Explanation of the pro forma adjustments made to our combined historical financial statements can be found under “CS&L’s Unaudited Pro Forma Combined Financial Data.” The following table should be reviewed in conjunction with “CS&L Unaudited Pro Forma Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined financial statements and accompanying notes included elsewhere in this information statement.

	Historical December 31, 2014	Pro Forma December 31, 2014
	(in millions)
Cash and cash equivalents	$—	$167.4

Total debt	$—	$3,650.0
Total equity	2,580.6	(849.4)

Total capitalization	$2,580.6	$2,800.6

CS&L’S UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following unaudited pro forma consolidated financial statements present CS&L’s unaudited pro forma combined income statement for the year ended December 31, 2014, and its unaudited pro forma combined balance sheet as of December 31, 2014, which have been derived from the historical financial statements of the Consumer CLEC Business and Distribution Systems included elsewhere in this information statement.

The following unaudited pro forma combined financial statements give effect to the Spin-Off and the related transactions, including: (i) the transfer of certain assets and liabilities from and to Windstream Holdings and CS&L immediately prior to the Spin-Off that are not included in CS&L’s historical balance sheet as of December 31, 2014, (ii) the issuance of $3.65 billion of long-term debt by CS&L and the related debt issuance costs and interest expense as further discussed in Notes (A), (B) and (C) below, (iii) the spin-off and distribution of approximately 150.7 million shares of CS&L common stock to Windstream Holdings, of which no less than 80.1 percent of the outstanding shares or at least 120.7 million shares will be distributed to Windstream Holdings stockholders through a tax-free stock dividend with Windstream Holdings retaining a passive ownership interest in up to 19.9 percent of the CS&L common stock or up to 30.0 million shares, a cash payment by CS&L to Windstream Holdings in an amount not to exceed Windstream Holdings’ tax basis in the Distribution Systems transferred to CS&L, and the transfer by CS&L of certain of its debt securities to Windstream Holdings; (iv) the rental income associated with the Master Lease between CS&L and Windstream Holdings for the distribution system assets transferred to CS&L; (v) the elimination of certain deferred income tax liabilities in conjunction with the election of REIT status; and (vi) costs related to various services as described in the new Master Services Agreement, Transition Services Agreement and Wholesale Master Services Agreement between CS&L and Windstream Holdings. The unaudited pro forma combined income statement for the year ended December 31, 2014 assumes the Spin-Off and the related transactions occurred on January 1, 2014. The unaudited pro forma combined balance sheet assumes the Spin-Off and the related transactions occurred on December 31, 2014. The pro forma adjustments are based on currently available information and assumptions we believe are reasonable, factually supportable, directly attributable to our separation from Windstream Holdings, and for purposes of the pro forma income statements, are expected to have a continuing impact on us.

The historical financial data has been adjusted to give pro forma effect to events that are directly attributable to the transactions described above, are factually supportable and for purposes of our statement of income are expected to have an ongoing effect. Our unaudited pro forma combined financial statements and explanatory notes present how our financial statements may have appeared had our capital structure reflected the above transactions as of the dates noted above.

The pro forma financial results assume that 100% of taxable income has been distributed and that all relevant REIT qualifying tests, as dictated by the Code and IRS rules and interpretations, were met for the entire periods presented herein.

Our unaudited pro forma combined financial statements were prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to our unaudited pro forma combined financial statements. The following unaudited pro forma combined financial statements are presented for illustrative purposes only and do not purport to reflect the results we may achieve in future periods or the historical results that would have been obtained had the above transactions been completed on January 1, 2014 or as of December 31, 2014, as the case may be. Our unaudited pro forma combined financial statements also do not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transactions described above.

Our unaudited pro forma combined financial statements are derived from and should be read in conjunction with the historical financial statements of the Consumer CLEC Business and Distribution Systems and accompanying notes included elsewhere in this information statement.

We expect to incur incremental general and administrative costs resulting from CS&L operating as an independent publicly-traded entity including cash compensation, audit fees, legal and board of director fees, stock exchange listing fees and other shareholder-related costs estimated to be $20.0 million to $25.0 million on an annual basis. These amounts have not been recorded in the pro forma combined statement of income.

COMMUNICATIONS SALES & LEASING, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of December 31, 2014

	As Reported
(Millions)	CLEC Business	Distribution Systems	Pro Forma Adjustments			Pro Forma
Assets:
Real estate investments, net of accumulated depreciation	$—	$2,571.8	$—			$2,571.8
Cash and cash equivalents	—	—	167.4	(E	)	167.4
Accounts receivable, net	1.9	—	—			1.9
Customer list intangible assets, net	14.5	—	—			14.5
Deferred financing costs	—	—	54.8	(B	)	54.8
Other assets	0.3	—	—			0.3

Total Assets	$16.7	$2,571.8	$222.2			$2,810.7

Liabilities and Shareholders’ Equity
Current liabilities	$2.4	$—	$—			$2.4
Long-term debt	—	—	3,650.0	(A	)	3,650.0
Deferred income taxes	5.5	—	2.2	(F	)	7.7

Total liabilities	7.9	—	3,652.2			3,660.1

Net assets	8.8	—	(8.8)	(D	)	—
Invested equity	—	2,571.8	(2,571.8)	(D	)	—
Common stock	—	—	—			—
Distributions in excess of capital	—	—	(849.4)	(G	)	(849.4)

Total shareholders’ equity	8.8	2,571.8	(3,430.0)			(849.4)

Total Liabilities and Shareholders’ Equity	$16.7	$2,571.8	$222.2			$2,810.7

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

COMMUNICATIONS SALES & LEASING, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2014

	As Reported
(Millions, except per share amounts)	CLEC Business	Pro Forma Adjustments			Pro Forma
Revenues and sales:
Leasing rental revenues	$—	$667.2	(I	)	$667.2
Consumer CLEC revenues	36.0	—			36.0

Total revenues	36.0	667.2			703.2

Costs and Expenses:
Cost of revenues	19.0	4.7	(J	)	23.7
Selling, general and administrative	0.1	1.7	(K	)	1.8
Depreciation and amortization	4.6	343.1	(L	)	347.7
Interest	—	223.1	(C	)	223.1

Total costs and expenses	23.7	572.6			596.3

Income before income taxes	12.3	94.6			106.9
Income tax expense	—	3.1	(H	)	3.1

Net income	$12.3	$91.5			$103.8

Earnings per share:
Basic					$.69	(M	)
Diluted					$.69	(M	)

Weighted average shares:
Basic					150.7	(M	)
Diluted					150.7	(M	)

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

COMMUNICATIONS SALES & LEASING, INC.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Basis of Presentation

Operations — Immediately following the Spin-Off, we will own the Distribution Systems and the Consumer CLEC Business that will be contributed to us from Windstream Holdings. The unaudited pro forma combined financial statements give effect to the Spin-Off and related transactions as discussed above.

Debt Exchange and Debt Retirement — In conjunction with the Spin-Off, while still a wholly owned subsidiary of Windstream Holdings, CS&L will issue to Windstream approximately $2.35 billion in CS&L debt securities consisting of a mixture of secured and unsecured borrowings that may include term loans, secured and unsecured notes. Certain investment banks will exchange approximately $2.35 billion of Windstream debt (previously purchased by them in a tender offer and/or private purchases) for such CS&L debt securities. CS&L will also make a cash payment to Windstream in an amount not to exceed Windstream’s tax basis in the Distribution Systems, which was approximately $1.1 billion as of December 31, 2014. Windstream will use the cash payment received from CS&L to retire Windstream Subsidiary debt.

Long-term Lease Agreement — Following the Spin-Off, Windstream Holdings will enter into the Master Lease to lease back the Distribution Systems from CS&L. Under terms of the Master Lease, Windstream Holdings will have the exclusive right to use the Distribution Systems for an initial term of 15 years with up to four, five-year renewal options. If Windstream Holdings renews in the first five years in consideration of CS&L funding certain network improvements, the initial term of the Master Lease will be extended from 15 years to 20 years. Windstream Holdings will be required to pay all property taxes, insurance, and repair or maintenance costs associated with the leased property. The Master Lease will provide for an annual rent of $650.0 million paid in equal monthly installments in advance and is fixed for the first three years. Thereafter, rent will increase on an annual basis at a base rent escalator of 0.5 percent. Future lease payments due under the agreement reset to fair market rental rates upon Windstream Holdings’ execution of the renewal options. CS&L will recognize rental revenues from the Master Lease on a straight-line basis to include the effects of base rent escalations over the initial term of the Master Lease.

Pro Forma Adjustments

(A)	The issuance of $3.65 billion in debt.

CS&L expects to issue $3.65 billion of long-term debt utilizing a mixture of secured and unsecured borrowings consisting of the following:

(Millions)
Term loan, variable rate with 7-year maturity	$1,050.0
Senior unsecured notes, 7.0% with 10-year maturity	1,110.0
Secured notes, 5.75% with 8-year maturity	1,490.0

Total debt issued	$3,650.0

The secured and unsecured notes will be issued in a private placement offering. The weighted average maturity of CS&L’s debt is estimated to 8.3 years. The actual mix and maturity of the debt is subject to change depending on a number of factors, including market conditions at the time that the debt is issued.

(B)	Debt issuance costs associated with the new debt are estimated to be $54.8 million and will be amortized over the term of the debt instrument.

COMMUNICATIONS SALES & LEASING, INC.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(C)	Interest expense related to new CS&L debt was computed as follows:

The increase in interest expense was computed as follows:

(Millions)
Interest expense — Term loan	$52.5
Interest expense — Senior unsecured notes	77.7
Interest expense — Secured notes	85.7
Interest expense — Amortization of debt issuance costs	7.2

Net increase in interest expense	$223.1

Based on CS&L’s current expected debt rating, the weighted-average interest rate on the debt is expected to be approximately 5.9%. In the unaudited pro forma combined income statements, interest expense was calculated assuming constant debt levels throughout the period presented. Interest expense may be higher or lower if CS&L’s actual interest rate or credit ratings change. The actual interest rate will depend on market conditions when the debt is issued and the final composition of the debt structure is determined. A 1/8% change to the annual interest rate would change interest expense by approximately $4.6 million on an annual basis.

(D)	To reflect distribution of 150.7 million shares of our common stock and the elimination of the net asset and invested equity account balances attributable to the Consumer CLEC Business and the Distribution Systems, respectively.

(E)	To reflect cash payment and exchange of certain of CS&L’s debt securities for Windstream Subsidiary debt securities. Following the cash payment and other distributions to Windstream Holdings, CS&L’s cash balance is estimated to be as follows:

(Millions)
Issuance of debt, net of issuance costs	$3,595.2
Cash payment to Windstream Holdings	(1,077.8)
Exchange of CS&L debt securities for debt securities of Windstream Subsidiary	(2,350.0)

Estimated cash balance	$167.4

(F)	To record state deferred income taxes related to the Distribution Systems.

(G)	The pro forma adjustments to distributions in excess of capital consist of the following:

(Millions)
Adjustment for net assets of Consumer CLEC Business	$8.8
Adjustment for invested equity of Distribution Systems	2,571.8
State deferred income taxes	(2.2)
Cash payment to Windstream Holdings	(1,077.8)
Exchange of CS&L debt securities for debt securities to Windstream Subsidiary	(2,350.0)

Net adjustment to distributions in excess of capital	$(849.4)

(H)

Assumes that CS&L will distribute 100% of taxable income and has met all conditions necessary to be treated as a REIT, and as a result no provision for federal income taxes has been made for the Distribution Systems operations. The Distribution Systems operations will be subject to state and local income taxes in certain jurisdictions. State and local income tax expense was estimated to be $0.7 million for the year ended December 31, 2014, based on applicable statutory rates. As a taxable REIT subsidiary, operations of the

COMMUNICATIONS SALES & LEASING, INC.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Consumer CLEC Business will be taxable and tax expense attributable to the Consumer CLEC Business was calculated based on the estimated statutory tax rate of 38.5% and resulted in federal income tax expense of $2.4 million for the year ended December 31, 2014.

(I)	To reflect rental income associated with the Master Lease with Windstream Holdings recognized on a straight-line basis to include the effects of base rent escalations over the initial term of the Master Lease.

(J)	The pro forma adjustments to cost of revenues consist of the following:

(Millions)
Adjustment for franchise and gross receipts tax expense	$0.3
Transport service charge pursuant to pricing under the Wholesale Master Services Agreement	19.4
Remove interconnection and leased network facilities costs	(15.0)

Net adjustment to cost of revenues	$4.7

The Distribution Systems operations will be subject to franchise and gross receipts taxes in certain state jurisdictions. Franchise and gross receipts tax expense was estimated to be $0.3 million for the year ended December 31, 2014.

Prior to the Spin-Off, we will enter into a Wholesale Master Services Agreement with Windstream Holdings pursuant to which Windstream Holdings and its affiliates will provide to us for an agreed upon charge network transport services for the Consumer CLEC Business. The transport service charge under this agreement will be in lieu of interconnection and leased network facilities costs that the Consumer CLEC Business has historically incurred and was estimated to be $19.4 million for the year ended December 31, 2014 based on the pricing for the services provided to us under terms of the Wholesale Master Services Agreement. See “Our Relationship with Windstream after the Spin-Off” for additional information.

(K)	Windstream and CS&L will enter into a Transition Services Agreement pursuant to which Windstream and its affiliates will provide to CS&L for an agreed upon charge, on an interim, transitional basis, various services, including but not limited to information technology services, payment processing and collection services, financial and tax services, regulatory compliance and other support services. Windstream and CS&L will also enter into a Master Services Agreement pursuant to which Windstream and its affiliates will provide to CS&L for an agreed upon charge, various services to support the operations of the Consumer CLEC Business transferred to CS&L, including but not limited to information technology services, customer billing, payment processing and collection services, and other customer support services. The fees charged to CS&L for services furnished under the Transition Services Agreement will be based on fixed hourly or monthly rates and are intended to approximate the actual costs incurred by Windstream in providing these services to CS&L. The fees charged to CS&L for services under the Master Services Agreement will be based on fixed hourly or monthly rates as negotiated and available on commercially reasonable terms. Windstream and CS&L will also enter into a Reverse Transition Services Agreement pursuant to which we will provide to Windstream for an agreed upon charge for a term of ninety (90) days or upon completion of an internal billing system conversion, whichever is later, customer support services. The fees charged to Windstream will approximate the actual cost incurred by us in providing these services to Windstream and will reduce amounts owned by us to Windstream under the Transition Services Agreement. The fees charged by us to Windstream are estimated to be less than $0.1 million. See “Our Relationship with Windstream after the Spin-Off” for additional information.

(L)	To reflect depreciation expense related to the Distribution Systems transferred to CS&L.

(M)	Our pro forma earnings per share are based upon the distribution of one share of our common stock for every four shares of Windstream Holdings common stock, or 150.7 million shares.

COMMUNICATIONS SALES & LEASING, INC.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The number of CS&L shares used to compute basic earnings per share for the year ended December 31, 2014 is based on the number of shares of CS&L common stock assumed to be outstanding on the distribution date, based on the number of Windstream common shares outstanding on December 31, 2014, assuming a distribution ratio of one share of CS&L common stock for every four Windstream common shares outstanding. The number of Windstream common shares used to determine the assumed distribution reflects the Windstream common shares outstanding as of December 31, 2014, which is the most current information as of the date of these financial statements.

WINDSTREAM’S UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements present Windstream Holdings’ unaudited pro forma combined income statement for the year ended December 31, 2014, and its unaudited pro forma consolidated balance sheet as of December 31, 2014, which have been derived from (1) the audited consolidated financial statements of Windstream Holdings included in Windstream Holdings’ annual report on Form 10-K as of and for its fiscal year ended December 31, 2014, which are incorporated herein by reference, (2) the statement of assets contributed and liabilities assumed of the Consumer CLEC Business of Windstream Holdings as of December 31, 2014 and statement of revenues and direct expenses for the year ended December 31, 2014, which are included elsewhere in this information statement, and (3) Windstream Holdings’ Distribution Systems combined balance sheet as of December 31, 2014, which is included elsewhere in this information statement.

The unaudited pro forma consolidated financial statements present the historical financial statements of Windstream Holdings adjusted to give effect to (i) the transfer of Distribution Systems and the Consumer CLEC Business to CS&L; (ii) the issuance to Windstream Holdings of all the outstanding common stock of CS&L (approximately 150.7 million common shares in the aggregate); (iii) the effect of the debt exchange and debt retirement; (iv) cash payment received by Windstream Holdings from CS&L in an amount not to exceed Windstream Holdings’ tax basis in the Distribution Systems transferred to CS&L; (v) the pro rata distribution to Windstream Holdings shareholders of no less than 80.1 percent of the outstanding shares of CS&L common stock as a tax-free stock dividend based on a distribution ratio of one share of CS&L common stock for every four shares of Windstream Holdings common stock issued and outstanding with Windstream Holdings retaining a passive ownership interest in up to 19.9 percent of the CS&L common stock; (vi) the recognition of a lease obligation and related interest expense associated with the Master Lease between CS&L and Windstream Holdings for the Distribution Systems transferred to CS&L; (vii) the adjustment of deferred income tax liabilities in conjunction with the Spin-Off and the related transactions; and (viii) revenues associated with the new Wholesale Master Services Agreement between CS&L and Windstream Holdings. The unaudited pro forma consolidated income statement for the year ended December 31, 2014 assumes the Spin-Off and the related transactions occurred on January 1, 2014. The unaudited pro forma consolidated balance sheet assumes the Spin-Off and the related transactions occurred on December 31, 2014. The pro forma adjustments are based on currently available information and assumptions Windstream Holdings believes are reasonable, factually supportable, directly attributable to the Spin-Off, and for purposes of the pro forma income statements, are expected to have a continuing impact on us.

The historical financial data has been adjusted to give pro forma effect to events that are directly attributable to the transactions described above, are factually supportable and for purposes of our consolidated statement of income are expected to have an ongoing effect. Our unaudited pro forma consolidated financial statements and explanatory notes present how our financial statements may have appeared had our capital structure reflected the above transactions as of the dates noted above.

The unaudited pro forma consolidated financial statements were prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to Windstream Holdings’ unaudited pro forma consolidated financial statements. The following unaudited pro forma consolidated financial statements are presented for illustrative purposes only and do not purport to reflect the results Windstream Holdings may achieve in future periods or the historical results that would have been obtained had the above transactions been completed on January 1, 2014 or as of December 31, 2014, as the case may be. Windstream Holdings’ unaudited pro forma consolidated financial statements also do not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transactions described above.

The unaudited pro forma consolidated financial statements are derived from and should be read in conjunction with Windstream Holdings’ historical financial statements and accompanying notes included in its annual report on Form 10-K as of and for its fiscal year ended December 31, 2014, which are incorporated herein by reference.

WINDSTREAM HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2014

(Millions)	As Reported	Receipt of Cash Payment and Exchange of CS&L Debt Securities for Windstream Corp. Debt Securities			Other Pro Forma Adjustments			Pro Forma
Assets
Cash and cash equivalents	$27.8	$1,077.8	(A	)	$(1,105.6)	(E	)	$—
Accounts receivable, net of allowance for doubtful accounts	635.5	—			(1.9)	(F	)	633.6
Current deferred income taxes	105.4	—			55.1	(I	)	160.5
Other current assets	235.0	—			27.8	(G	)	262.8
Investment in CS&L	—	—			883.0	(B	)	883.0
Goodwill	4,352.8	—			(7.9)	(H	)	4,344.9
Other intangibles, net	1,764.0	—			(14.5)	(F	)	1,749.5
Net property, plant and equipment	5,412.3	—			—			5,412.3
Other assets	180.6	—			(20.5)	(A	)	160.1

Total Assets	$12,713.4	$1,077.8			$(184.5)			$13,606.7

Liabilities
Cash overdraft	$—	$—			$48.0	(E	)	$48.0
Current maturities of long-term debt	717.5	(711.5)	(A	)	—			6.0
Current portion of long-term lease obligation	—	—			141.3	(C	)	141.3
Advance payments and customer deposits	214.7	—			(1.2)	(F	)	213.5
Other current liabilities	1,110.8	—			(1.2)	(F	)	1,109.6
Long-term debt	7,934.2	(1,638.5)	(A	)	(1,045.0)	(A	)	5,250.7
Long-term lease obligation	—	—			4,990.5	(C	)	4,990.5
Deferred income taxes	1,878.6	—			(1,499.6)	(I	)	379.0
Other liabilities	632.8	—			(20.2)	(E	)	612.6

Total liabilities	12,488.6	(2,350.0)			2,612.6			12,751.2

Shareholders’ equity	224.8	3,427.8	(A	)	(2,797.1)	(J	)	855.5

Total Liabilities and Shareholders’ Equity	$12,713.4	$1,077.8			$(184.5)			$13,606.7

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

WINDSTREAM HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2014

(Millions, except per share amounts)	As Reported	Pro Forma Adjustments			Pro Forma
Revenues and sales:
Service revenues	$5,647.6	$(16.6)	(K	)	$5,631.0
Product sales	181.9	—			181.9

Total revenues and sales	5,829.5	(16.6)			5,812.9

Costs and expenses:
Cost of services	2,719.3	(4.0)	(L	)	2,715.3
Cost of products sold	156.6	—			156.6
Selling, general and administrative	983.8	—			983.8
Depreciation and amortization	1,386.4	14.6	(M	)	1,401.0
Merger and integration costs	40.4	(15.4)	(N	)	25.0
Restructuring charges	35.9	—			35.9

Total costs and expenses	5,322.4	(4.8)			5,317.6

Operating income	507.1	(11.8)			495.3
Other income, net	0.1	—			0.1
Interest expense	(571.8)	(354.0)	(D	)	(925.8)

Loss from continuing operations before income tax benefit	(64.6)	(365.8)			(430.4)
Income tax benefit	(25.1)	(142.7)	(O	)	(167.8)

Net loss	$(39.5)	$(223.1)			$(262.6)

Loss per share:
Basic and diluted	($.07)				($.44)

Weighted average shares:
Basic	596.9				596.9
Diluted	596.9				596.9

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

NOTES TO WINDSTREAM HOLDINGS’ UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

Operations — Immediately following the Spin-Off, Windstream Holdings will continue to provide advanced network communications and technology solutions to businesses and customers through its existing operations. The unaudited pro forma consolidated financial statements give effect to the Spin-Off and related transactions as discussed above.

Debt Exchange and Debt Retirement — In conjunction with the Spin-Off, while still a wholly owned subsidiary of Windstream Holdings, CS&L will issue to Windstream approximately $2.35 billion in CS&L debt securities consisting of a mixture of secured and unsecured borrowings that may include term loans, secured and unsecured notes. Certain investment banks will exchange approximately $2.35 billion of Windstream debt (previously purchased by them in a tender offer and/or private purchases) for such CS&L debt securities. CS&L will also make a cash payment to Windstream in an amount not to exceed Windstream’s tax basis in the Distribution Systems, which was approximately $1.1 billion as of December 31, 2014. Windstream will use the cash payment received from CS&L to retire Windstream Subsidiary debt.

Long-term Lease Obligation — Windstream Holdings will enter into a Master Lease to lease back the Distribution Systems from CS&L. Under terms of the Master Lease, Windstream Holdings will have the exclusive right to use the Distribution Systems for an initial term of 15 years with up to four, five-year renewal options. If Windstream Holdings renews in the first five years in consideration of CS&L funding certain network improvements, the initial term of the Master Lease will be extended from 15 years to 20 years. Windstream Holdings will be required to pay all property taxes, insurance, and repair or maintenance costs associated with the leased property. The Master Lease will provide for an annual rent of $650.0 million paid in equal monthly installments in advance and is fixed for the first three years. The effective interest rate on the long-term lease obligation is 10.15%. Thereafter, rent will increase on an annual basis at a base rent escalator of 0.5 percent. Future lease payments due under the agreement reset to fair market rental rates upon Windstream Holdings’ execution of the renewal options.

Due to various forms of continuing involvement, including Windstream Subsidiary remaining the legal counterparty to the various easements, permits and pole attachment agreements related to the Distribution Systems, the transaction will be accounted for as a failed spin-leaseback. As a result, the net book value of the Distribution Systems will continue to be reported in Windstream Holdings’ consolidated balance sheet and will be fully depreciated over the initial lease term of 15 years. Windstream Holdings will also record a lease obligation equal to the sum of the minimum future annual lease payments over the initial 15-year lease term discounted to the present value based on Windstream Subsidiary’s incremental borrowing rate. As annual payments are made, a portion of the payment will decrease the long-term lease obligation with the balance of the payment charged to interest expense using the effective interest method. The effective interest rate on the long-term lease obligation is 10.15%.

Recently Adopted Accounting Standards — As permitted, during the fourth quarter of 2014, Windstream Holdings early adopted authoritative guidance related to the reporting of discontinued operations. Because the Consumer CLEC Business does not represent for Windstream Holdings a strategic shift or major line of business, the Consumer CLEC Business does not qualify as a discontinued operation under the new accounting standards.

Pro Forma Adjustments

The adjustments reflect the following related to the Spin-Off:

(A)

The retirement of Windstream Subsidiary long-term debt from the $2.35 billion tax-free debt exchange and the use of the cash payment received from CS&L in the Spin-Off. As a result, Windstream Subsidiary

NOTES TO WINDSTREAM HOLDINGS’ UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

expects to retire approximately $3.4 billion of its long-term debt obligations consisting of Tranches A3, A4 and B4 term loans and its revolving line of credit borrowings outstanding under its senior secured credit facility along with a combination of certain debentures and notes issued by Windstream Subsidiary and its subsidiaries. The actual composition of debentures and notes will depend on a number of factors, including market conditions at the time that the debt is repaid. In the unaudited pro forma condensed consolidated financial statements, Windstream Subsidiary has assumed the repayment of debt to be comprised of the following:

(Millions)
Senior secured credit facility — Tranche A3	$344.3
Senior secured credit facility — Tranche A4	255.0
Senior secured credit facility — Tranche B4	1,318.1
Senior secured credit facility — Revolving line of credit	625.0
Debentures and notes - various	850.0

3,392.4
Unamortized premium on long-term debt	2.6

Total debt repayment	$3,395.0

The other pro forma adjustments to long-term debt consist of the following:
(Millions)
Repayment in cash of certain long-term debt obligations of Windstream Subsidiary	$(1,042.4)
Write-off of unamortized premium on long-term debt extinguishment	(2.6)

$(1,045.0)

In conjunction with the repayment of debt, Windstream Subsidiary expects to terminate seven of its ten interest rate swaps designated as cash flow hedges of the variable cash flows paid on the senior secured credit facility. Upon termination of the seven interest rate swaps, Windstream Subsidiary will reclassify from accumulated other comprehensive income to other income, net a loss of $0.5 million, net of tax. The reclassification from accumulated other comprehensive income is based on the assumption that the cash flows associated with the hedges going forward are no longer probable of occurring due to the amount of the debt retirement.

For purposes of the pro forma condensed consolidated financial statements, Windstream Subsidiary has accounted for the debt exchange and debt retirement as an extinguishment. Certain of the debentures and notes that will be repaid from the cash payment received from CS&L include a call right allowing Windstream Subsidiary to repurchase the debt at 104% of par value. The pretax loss on extinguishment of debt of $51.9 million (inclusive of the write-off of $20.5 million in unamortized debt issuance costs, the call right premium of $34.0 million and $2.6 million in unamortized premium on long-term debt and the loss on the termination of the interest rate swaps) have not been included as a pro forma adjustment to the condensed consolidated statement of income due to its non-recurring nature but has been recorded in the condensed consolidated balance sheet as of December 31, 2014. The difference in the fair value of the Windstream Subsidiary long-term debt and its carrying value at the date of extinguishment is expected to be immaterial. A 1% decrease in the fair value of the extinguished debt would result in an additional pretax loss of $33.9 million.

(B)

To reflect the retained 19.9% ownership interest in available-for-sale CS&L common stock recorded at estimated fair value at the date of Spin-Off of $883.0 million. The fair value is based on the midpoint of the

NOTES TO WINDSTREAM HOLDINGS’ UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

expected share value of the CS&L common stock. A 10% change in the fair value would result in a change in the fair value of this investment of approximately $88.3 million. Windstream Holdings intends to use all of its shares of CS&L common stock opportunistically during a twelve month period following the Spin-Off, subject to market conditions to retire debt.

(C)	To reflect the long-term lease obligation, including the current portion of the liability, resulting from the Master Lease with CS&L.

(D)	To reflect the interest expense associated with the long-term lease obligation, net of reduction in interest expense, due to the retirement of existing debt. The net increase in interest expense was computed as follows:

(Millions)
Interest expense — Long-term lease obligation	$508.7
Interest expense — Senior secured credit facility	(80.2)
Interest expense — Debentures and notes	(65.9)
Interest expense — Interest rate swaps	(8.6)

Net increase in interest expense	$354.0

The reduction in interest expense attributable to the debentures and notes issued by Windstream Subsidiary and its subsidiaries was calculated based on the weighted-average interest rate of these borrowings, which is 7.75%. The actual interest expense reduction may be higher or lower depending upon the actual composition of the debentures and notes that are repaid. A 1/8% change to the weighted-average interest rate would change interest expense by approximately $1.1 million on an annual basis.

(E)	The other pro forma adjustments to cash and cash equivalents and the resulting cash overdraft consist of the following:

(Millions)
Cash and cash equivalents following receipt of cash payment from CS&L	$1,105.6
Repayment of certain long-term debt obligations of Windstream Subsidiary	(1,042.4)
Payment of call right premium	(34.0)
Payment to settle certain interest rate swaps	(20.2)
Payment of transaction fees and expenses	(57.0)

Cash overdraft	$(48.0)

Windstream Subsidiary expects to incur approximately $57.0 million in fees and expenses in connection with completing the transaction, which may not be deductible for income tax purposes, and to pay $20.2 million to terminate the interest rate swaps. These costs have not been included as a pro forma adjustment to the condensed consolidated statement of income due to their non-recurring nature but have been recorded in the condensed consolidated balance sheet as of December 31, 2014.

(F)	To reflect the transfer of assets and liabilities from the Consumer CLEC Business to CS&L.

(G)	Changes to other current assets consist of the following:

(Millions)
Adjustment to reflect transfer of Consumer CLEC Business to CS&L	$(0.3)
Record income tax benefits associated with loss on extinguishment of debt and payment to settle interest rate swaps	28.1

$27.8

NOTES TO WINDSTREAM HOLDINGS’ UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(H)	In accordance with U.S. GAAP, this adjustment allocates, using the relative fair value method, reporting unit goodwill to the disposal of the Consumer CLEC Business.

(I)	To adjust Windstream Holdings’ deferred tax assets and liabilities as follows:

(Millions)	Current Deferred Tax Assets	Non-Current Deferred Tax Liabilities
Adjust deferred income tax liabilities to reflect transfer of Consumer CLEC Business to CS&L	$—	$(5.5)
Adjust deferred income tax liabilities to reflect transfer of Distribution Systems to CS&L	—	420.3
Adjust deferred income tax liabilities to reflect settlement of interest rate swaps	—	8.3
Adjust deferred income tax liabilities for taxable gains recognized in conjunction with the Spin-Off	—	15.8
Record deferred income tax asset for long-term term lease obligation	55.1	(1,946.3)
Adjust deferred income tax assets and related valuation allowances to reflect entity restructurings completed in conjunction with the Spin-Off	—	(8.3)
Adjust deferred income tax liabilities to reflect entity restructurings completed in conjunction with the Spin-Off	—	16.1

Net adjustment to deferred income taxes	$55.1	$(1,499.6)

(J)	The other pro forma adjustments to shareholders’ equity consist of the following:

(Millions)
Remove net assets of Consumer CLEC Business transferred to CS&L and related goodwill	$(22.2)
Record Windstream Holdings’ 19.9% retained interest in CS&L at estimated fair value	883.0
Loss on extinguishment of debt	(51.9)
Payment of transaction fees and expenses	(57.0)
Record long-term lease obligation	(5,131.8)
Record income tax benefits associated with loss on extinguishment of debt and payment to settle interest rate swaps	28.1
Adjust current deferred income taxes for current portion of long-term lease obligation	55.1
Adjust deferred income taxes for effects of the Spin-Off and debt-related transactions	1,499.6

Net adjustment to shareholders’ equity	$(2,797.1)

(K)	To adjust service revenues as follows:

(Millions)
Remove revenues of Consumer CLEC Business transferred to CS&L	$(36.0)
Record wholesale revenues from CS&L earned under the Wholesale Master Services Agreement	19.4

Net adjustment to service revenues	$(16.6)

NOTES TO WINDSTREAM HOLDINGS’ UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Prior to the Spin-Off, Windstream Holdings will enter into a Wholesale Master Services Agreement with CS&L pursuant to which Windstream Holdings and its affiliates will provide to CS&L for an agreed upon charge network transport services to the Consumer CLEC Business. Wholesale revenues earned by Windstream Holdings were estimated to be $19.4 million for the year ended December 31, 2014 based on the pricing for the services provided to CS&L under terms of the Wholesale Master Services Agreement.

(L)	To adjust cost of service as follows:

(Millions)
Remove expenses of Consumer CLEC Business transferred to CS&L	$(19.0)
Record interconnection and leased network facilities costs incurred by Windstream to provide network transport services to CS&L	15.0

Net adjustment to cost of service	$(4.0)

In providing network transport services to CS&L under the Wholesale Master Services Agreement, Windstream Holdings will incur interconnection and leased network facilities costs estimated to be $15.0 million for the year ended December 31, 2014 based on the historical amount of these expenses incurred by the Consumer CLEC Business in providing service to its customers.

(M)	To adjust depreciation and amortization expense as follows:

(Millions)
Record additional depreciation expense to fully depreciate the Distribution Systems at the end of the initial 15-year lease term	$19.2
Adjust amortization expense to reflect Consumer CLEC Business customer lists transferred to CS&L	(4.6)

Net adjustment to depreciation and amortization expense	$14.6

(N)	To eliminate non-recurring transaction costs and expenses incurred during the period that directly related to the Spin-Off.

(O)	The pro forma adjustments were tax effected using the Windstream Holdings estimated statutory tax rate of 39.0%.

SELECTED COMBINED HISTORICAL FINANCIAL DATA

The following table sets forth selected financial data for CS&L (as described below) on a historical basis. Prior to the Spin-Off, we will not have operated the Consumer CLEC Business separate from Windstream, nor have we commenced our leasing business.

The selected combined historical financial data as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 has been derived from the audited financial statements of the Consumer CLEC Business and Distribution Systems included elsewhere in this information statement.

Certain information included elsewhere in this information and note disclosures normally included in the annual combined financial statements have been condensed or omitted, as permitted under applicable rules and regulations. Our management believes the assumptions underlying the combined financial statements and accompanying notes are reasonable. However, such combined financial statements may not necessarily reflect our financial condition and results of operations in the future, or what they would have been had we been a separate, stand-alone company during the periods presented. The results of operations presented in the combined financial statements are not necessarily representative of operations for the entire year.

The following should be read in conjunction with the combined financial statements, accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which are included elsewhere in this information statement.

	As of or For the Year Ended December 31,
(Millions)	2014		2013		2012
Revenues	$36.0		$45.1		$63.5
Revenues in excess of direct expenses	$12.3		$16.5		$24.5

Balance sheet data
Total assets	$2,588.5		$2,704.9		$29.4	(b)
Total liabilities	$7.9		$9.7		$13.1
Total equity	$2,580.6	(a)	$2,695.2	(a)	*

*	- Information not applicable for periods presented.
(a)	- Includes net assets contributed of the Consumer CLEC Business.
(b)	- Does not includes Distribution Systems.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of (i) our anticipated financial condition immediately following the Spin-Off and (ii) CS&L’s historical results of operations of the Consumer CLEC Business that we will own and operate following the Spin-Off. The Distribution Systems, which we will own following the Spin-Off, were not operated by Windstream Holdings as a stand-alone business, and accordingly, there are no historical results of operations related to these assets. The following should be read in conjunction with CS&L’s historical financial statements and accompanying notes of the Consumer CLEC Business and the Distribution Systems, as well as our unaudited pro forma combined financial statements and accompanying notes, each of which are included elsewhere in this information statement. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those projected, forecasted or expected in these forward-looking statements as a result of various factors, including those which are discussed below and elsewhere in this information statement. See also “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Prior to the Spin-Off, we will not have operated our Consumer CLEC Business separate from Windstream Holdings. CS&L’s historical results of operations include the results of operations of the Consumer CLEC Business that Windstream Holdings will contribute to us prior to the Spin-Off, and our management believes the assumptions underlying CS&L’s historical financial statements and accompanying notes are reasonable. However, such financial statements may not necessarily reflect our financial condition and results of operations in the future, or what they would have been had we been a separate, stand-alone company during the periods presented.

OVERVIEW

At the time of the Spin-Off, the Company will own the assets currently owned by Windstream Holdings constituting its Distribution Systems and Consumer CLEC Business. The Distribution Systems will be leased to Windstream Holdings pursuant to the Master Lease.

Following the Spin-Off, we will be a publicly traded, self-administered REIT primarily engaged in the ownership, acquisition and leasing of telecommunications assets. We expect to generate revenues primarily by leasing telecommunications assets to telecommunications operators in triple-net lease arrangements, under which the tenant is primarily responsible for the costs related to the assets (including property taxes, insurance, and maintenance and repair costs). We expect to grow our portfolio by pursuing opportunities to acquire additional facilities that will be leased to a diverse group of local, regional and national telecommunications providers, which may include Windstream Holdings, as well as related businesses. We also anticipate diversifying our portfolio over time, including by acquiring assets in different geographic markets, and in different asset classes.

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. We intend to operate in what is commonly referred to as an UPREIT structure, in which substantially all of our properties and assets other than the Consumer CLEC Business will be held through our indirect wholly owned Operating Partnership. The Operating Partnership is managed by our indirect wholly-owned subsidiary, GP LLC, which is the sole general partner of the Operating Partnership. While GP LLC will be responsible for the management of the Operating Partnership in accordance with Delaware law and the Operating Partnership’s limited partnership agreement, GP LLC will not have any employees (all employees will be at the Operating Partnership level), and the directors and officers of the Company who are identified in this information statement under the heading “Management” will control the management decisions made by GP LLC. The Company, GP LLC and the Operating Partnership will initially lack certain non-management administrative capabilities, and accordingly the Company will be entering into the Transition Services Agreement pursuant to which Windstream will provide administrative services that are customary for a transaction such as the Spin-Off for a limited transition period.

To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our shareholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. See “U.S. Federal Income Tax Considerations.”

COMPONENTS OF OUR REVENUES AND EXPENSES FOLLOWING THE SPIN-OFF

Revenues

Following the Spin-Off, we expect our earnings to primarily be attributable to rental revenues from the leasing of our Distribution Systems to Windstream Holdings pursuant to the Master Lease. Under the Master Lease, Windstream Holdings will be primarily responsible for the costs related to operating the Distribution Systems, including property taxes, insurance, and maintenance and repair costs. The lease will have an initial term of 15 years with four (4) five-year renewal options and will encompass approximately 37 distinct market areas. The rent for the initial term will be a fixed amount set near the time of the Spin-Off. We currently anticipate that the initial estimated annual rent under the Master Lease will be approximately $650 million during the first three years of the Master Lease. Commencing with the fourth year of the Master Lease and continuing for the remainder of the initial term, under the Master Lease, the rent is subject to annual escalation of 0.5%. Each five-year renewal option will provide Windstream Holdings the opportunity to renew any or all of the market areas. The rent for the first year of each renewal term will be an amount agreed to by us and Windstream Holdings, or if we are unable to agree, the renewal rent will be determined by an independent appraisal process. Commencing with the second year of each renewal term, the renewal rent will increase at an escalation rate of 0.5%. Rental revenues over the 15 year initial term of the Master Lease will be recognized in the financial statements on a straight line basis, or approximately $667.2 million per year.

General and Administrative Expenses

General and administrative costs are expected for items such as compensation costs (including stock-based compensation awards), professional services, office costs and other costs associated with administrative activities. To the extent requested by us, Windstream Holdings will provide us with certain administrative and support services on a transitional basis pursuant to the Transition Services Agreement. We expect that the fees charged to us for transition services furnished pursuant to the Transition Services Agreement will approximate the actual cost incurred by Windstream Holdings in providing such transition services to us for the relevant period.

General and administrative expenses are anticipated to be approximately $20.0 million to $25.0 million in the first year after the Spin-Off, consisting of cash compensation, professional services, administration and other costs and transitional services costs. These amounts were determined based on the experience of management and discussions with outside service providers, consultants and advisors. Non-cash stock-based compensation, incentive-based cash compensation and acquisition costs are not included in these amounts. The details of our future anticipated equity grants and compensation have not yet been determined for our board of directors or executive officers. The amount of compensation-related expense, including incentive-based cash compensation and non-cash stock compensation expense, actually incurred by us in the first year after the Spin-Off will be based on determinations by our compensation committee and board of directors following the Spin-Off.

Depreciation and Amortization Expense

We will incur depreciation and amortization expense for the property, plant, and equipment and customer list intangible assets transferred to us from Windstream Holdings, which is expected to be between $340.0 million and $350.0 million in the first year after the Spin-Off. This amount was determined based on the remaining useful lives of the assets as of December 31, 2014.

Operations of the Consumer CLEC Business TRS

We will own and operate a competitive local exchange carrier business offering voice, broadband, long distance and value-added services to consumer customers, which will operate as a TRS. Substantially all of the network assets used to provide these services to customers are contracted through interconnection agreements with other carriers. Following the Spin-Off, we intend to market these services to new residential customers in the service areas covered by these operations. As a result, we expect the rate of decline in the revenues of this business to moderate over time. As a TRS, we expect the Consumer CLEC Business will be taxed at a statutory rate of 38.5%.

Interest Expense

We will incur interest expense from our borrowing obligations and the amortization of our debt issuance costs related to our indebtedness. Our current estimate of debt outstanding following the Spin-Off is approximately $3,650.0 million in outstanding borrowings, and annual interest costs of approximately $215.9 million based on a weighted average interest rate of 5.9%. See “Liquidity and Capital Resources” below for more information.

DISCUSSION OF HISTORICAL RESULTS OF OPERATIONS OF THE CONSUMER CLEC BUSINESS

Basis of Presentation

CS&L’s historical financial statements of the Consumer CLEC Business were prepared on a stand-alone basis and were derived from the consolidated financial statements and accounting records of Windstream Holdings. These statements reflect the historical financial condition and results of operations of the Consumer CLEC Business, which we will own following the Spin-Off, in accordance with GAAP. All intercompany transactions and accounts have been eliminated.

Operating Results

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

			(Decrease)
(Millions)	2014	2013	Amount	%
Revenues	$36,015	$45,126	$(9,111)	(20)%

Direct expenses:
Cost of revenues	19,060	23,239	(4,179)	(18)%
Selling, general and administrative	80	121	(41)	(34)%
Amortization	4,586	5,253	(667)	(13)%

Total direct expenses	23,726	28,613	(4,887)	(17)%

Revenues in excess of direct expenses	$12,289	$16,513	$(4,224)	(26)%

Revenues

Revenues principally consist of voice, broadband, long-distance, and value-added services to residential customers in primarily rural markets where Windstream provides access to or usage of leased networks and facilities. Revenues also include sales of customer premise equipment and routers. Presently, Windstream no longer accepts new residential customers in these service areas. In addition to no longer acquiring new customers, competition from wireless carriers, cable companies and other providers using emerging technologies has also contributed to a decline in the number of residential customers served by the Consumer CLEC Business. As of December 31, 2014, the number of customers served was approximately 54,000 compared to approximately 77,000 at December 31, 2013, a decrease of 23,000 customers or 30 percent. As a result, the decrease in revenues primarily reflected the decline in customers due to the effects of competition and customer attrition.

Cost of revenues

Cost of revenues expense primarily consists of charges incurred for interconnection, bad debt and customer support. Interconnection expense consists of charges incurred to access the public switched network and transport traffic to the Internet, including charges paid to other carriers to lease network facilities where we do not own network infrastructure. The decrease primarily reflected a reduction in interconnection costs due to lower usage of other carriers’ networks consistent with the decline in the number of customers served by the Consumer CLEC Business as noted above. Customer support costs also decreased primarily due to the decline in customers served.

Selling, general, and administrative

Selling, general, and administrative expenses include costs resulting from sales and marketing efforts, including advertising and sales. The decrease was attributable to a reduction in compensation-related costs for the consumer sales force reflecting Windstream’s decision to no longer accept new residential customers in the residential areas served by the Consumer CLEC Business.

Amortization

Windstream acquired certain consumer CLEC operations and customers through various acquisitions completed prior to 2011. In connection with the purchase price allocation for these acquisitions, Windstream recorded the estimated fair value of consumer CLEC customer list intangible assets at the dates of acquisition. The customer list intangible assets attributable to the Consumer CLEC Business are amortized using the sum-of-the-years digits method over their estimated useful lives. The effect of using an accelerated amortization method results in incremental declines in amortization expense each period as the related customer lists amortize.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

			(Decrease)
(Thousands)	2013	2012	Amount	%
Revenues	$45,126	$63,478	$(18,352)	(29)%

Direct expenses:
Cost of revenues	23,239	32,362	(9,123)	(28)%
Selling, general and administrative	121	682	(561)	(82)%
Amortization	5,253	5,921	(668)	(11)%

Total direct expenses	28,613	38,965	(10,352)	(27)%

Revenues in excess of direct expenses	$16,513	$24,513	$(8,000)	(33)%

Revenues

The decrease in revenues primarily reflected a reduction in customers due to the effects of competition and customer attrition resulting from Windstream’s decision in 2012 to no longer market services to new residential customers. As of December 31, 2013, the number of customers served was approximately 77,000 compared to approximately 99,000 at December 31, 2012, a decrease of 22,000 customers or 22 percent.

Cost of revenues

The decrease primarily reflected a reduction in interconnection costs due to lower usage of other carriers’ networks consistent with the decline in the number of customers served by the Consumer CLEC Business as noted above. Customer support costs also decreased primarily due to the decline in customers served.

Selling, general, and administrative

The decrease was primarily attributable to a reduction in compensation-related costs for the consumer sales force reflecting Windstream’s decision in 2012 to no longer accept new customers in the residential areas served by the Consumer CLEC Business.

Amortization

The decrease in amortization expense reflected the use of sum-of-the-years digits method to amortize the customer list intangible assets. As previously noted, the effect of using an accelerated amortization method results in incremental declines in expense each period as the related customer lists amortize.

Non-GAAP Measurements

We believe that net income, as defined by GAAP, is the most appropriate earnings measure. We also believe that Funds From Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), and Funds Available for Distribution (“FAD”) are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires the recognition of depreciation expense except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO in accordance with NAREIT’s definition. FAD is defined as FFO excluding noncash expenses such as stock-based compensation expense and amortization of deferred financing costs. We believe that the use of FFO and FAD, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. We consider FFO and FAD to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses from real estate dispositions, impairment charges and real estate depreciation and amortization, and, for FAD, by excluding non-cash expenses such as stock-based compensation expense and amortization of deferred financing costs, FFO and FAD can help investors compare our operating performance between periods and to other REITs. While FFO and FAD are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and FAD do not purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and FAD may not be comparable to FFO and FAD reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FAD differently than we do.

The following table reconciles our calculations of FFO and FAD to net income, the most directly comparable GAAP financial measure, on a pro forma basis for the year ended December 31, 2014:

For the Year Ended December 31,
2014
Net income	$103.8
Depreciation and amortization	347.7

FFO	451.5
Amortization of deferred financing costs	7.2

FAD	$458.7

LIQUIDITY AND CAPITAL RESOURCES

Senior Notes Issuance

Prior to the Spin-Off, we anticipate that we will issue senior notes with a term of seven to ten years in a total aggregate principal amount, together with the term loans under the credit agreement described below, of up to approximately $3.65 billion, of which approximately $2.35 billion will be issued to Windstream Holdings’ wholly owned subsidiary Windstream Subsidiary as partial consideration for the contribution of assets to us by Windstream Subsidiary in connection with the Spin-Off. We expect that Windstream Subsidiary will exchange these notes for outstanding debt of Windstream Subsidiary. The amount of notes to be issued to Windstream Subsidiary was determined by assessing comparable leverage levels for other triple net lease REIT companies. Based on its review of these market factors and through consultation with its advisors, the Company determined that the issuance of $3,650 million in debt by CS&L will provide it a leverage profile consistent with its peer companies while affording sufficient liquidity to support the business and operating plan. The Company also performed a similar analysis to evaluate the post Spin-Off leverage profile of Windstream giving consideration to the primary use of proceeds from the CS&L debt issuance to repay the outstanding indebtedness of Windstream.

We anticipate that the notes will be co-issued by CS&L and our Holding Company and will be guaranteed, jointly and severally, on a senior basis, by certain of our Holding Company’s wholly owned subsidiaries, including the Operating Partnership. We also anticipate that a portion of the notes may be secured. The notes are expected to have terms customary for high yield senior notes of this type, including covenants relating to debt incurrence, liens, restricted payments, asset sales, transactions with affiliates, and mergers or sales of all or substantially all of CS&L’s assets, and customary provisions regarding optional redemption and events of default.

The foregoing summarizes some of the currently expected terms of our notes. However, the foregoing summary does not purport to be complete, and the terms of the notes have not yet been finalized. There may be changes to the expected principal amount and terms of the notes, some of which may be material. Nothing in this summary or otherwise herein shall constitute or be deemed to constitute an offer to sell or the solicitation of an offer to buy the notes.

Credit Agreement

We anticipate that we will enter into a credit agreement providing for a revolving credit facility in an aggregate principal amount of up to $500 million and a term loan facility in a total aggregate principal amount, together with the senior notes described above, of up to approximately $3.65 billion to be provided by a syndicate of banks and other financial institutions. We expect that approximately $1.1 billion in cash from the proceeds of CS&L’s long-term borrowings will be transferred to Windstream Subsidiary together with CS&L common stock and CS&L debt securities in connection with the contribution of assets to us by Windstream Subsidiary in connection with the Spin-Off, and will be used to retire Windstream Subsidiary debt. The remaining proceeds will be available to us for working capital purposes, to fund acquisitions and for general corporate purposes.

We anticipate that CS&L and our Holding Company will be the co-borrowers under the credit agreement, and that the borrowings under the credit agreement will be guaranteed, jointly and severally, by certain of CS&L’s wholly owned subsidiaries, including the Operating Partnership. The credit agreement is expected to contain customary covenants that, among other things, restrict, subject to certain exceptions, our ability to grant liens on their assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and pay certain dividends and other restricted payments. We also anticipate that the credit agreement will require us to comply with a financial maintenance covenant to be tested quarterly. We anticipate that the credit agreement will also contain certain customary events of default. We anticipate that CS&L will be required to maintain its status as a REIT on and after the effective date or its election to be treated as a REIT.

The credit agreement is expected to be secured by a pledge of the equity interests in substantially all subsidiaries of CS&L, together with a pledge of substantially all personal property of CS&L and its wholly owned subsidiaries that guaranty the borrowings under the credit agreement.

The foregoing summarizes some of the currently expected terms of our credit agreement. However, the foregoing summary does not purport to be complete, and the terms of the credit agreement have not yet been finalized. There may be changes to the expected size and other terms of the credit agreement, some of which may be material.

OBLIGATIONS AND COMMITMENTS

The following pro forma table summarizes our contractual obligations and commitments at December 31, 2014, as if the following had occurred on December 31, 2014: the Spin-Off and the issuance of $3.65 billion of long-term debt, consisting of a $1,050.0 million term loan, $1,110.0 million aggregate principal amount of senior unsecured notes and $1,490.0 million aggregate principal amount of secured notes.

	Obligations by Period
(Millions)	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years	Total
Long-term debt	$—	$—	$—	$3,650.0	$3,650.0
Interest payments on long-term debt obligations (a)	216.6	433.4	433.2	621.7	1,704.9

Total contractual obligations and commitments	$216.6	$433.4	$433.2	$4,271.7	$5,354.9

(a)	Interest payments computed using estimated interest rates of 5.0% for the term loan, 5.75% for the secured notes and 7.0% for the senior unsecured notes. The actual interest rates will depend on market conditions when the debt is issued and the final composition of the debt structure is determined.

CAPITAL EXPENDITURES

We do not anticipate incurring significant capital expenditures on an annual basis in connection with operating our Consumer CLEC Business. Capital expenditures for the Distribution Systems leased under the Master Lease are generally the responsibility of Windstream Holdings, which may submit requests to us seeking financing from us to cover all or a portion of such expenditures, except that Windstream Holdings will have an option, which may only be exercised in the first five years, to require us to fund capital expenditures in an amount of up to $50 million annually for a maximum period of five years (but in no event to extend beyond the end of the sixth year of the Master Lease). If Windstream Holdings exercises this option, the lease payments will be adjusted at a rate of 8.125 percent of the capital expenditures funded by us during the first two years and at a floating rate based on our cost of capital thereafter. Additionally, the exercising of the option will extend the initial term of the Master Lease from 15 years to 20 years and the number of renewal terms will be reduced from four renewal terms of five years each to three renewal terms of five years each.

CRITICAL ACCOUNTING ESTIMATES

We make certain judgments and use certain estimates and assumptions when applying accounting principles in the preparation of our financial statements. The nature of the estimates and assumptions are material due to the levels of subjectivity and judgment necessary to account for highly uncertain factors or the susceptibility of such factors to change. We have identified the accounting for income taxes, revenue recognition, useful lives of assets, and the impairment of property, plant and equipment as critical accounting estimates, as they are the most important to our financial statement presentation and require difficult, subjective and complex judgments.

We believe the current assumptions and other considerations used to estimate amounts reflected in our financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our financial statements, the resulting changes could have a material adverse effect on our results of operations and, in certain situations, could have a material adverse effect on our financial condition.

Emerging Growth Company

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to take advantage of this extended transition period, and such election is irrevocable pursuant to Section 107(b) of the JOBS Act.

Income Taxes

We anticipate that we will qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2015, and we intend to continue to be organized and to operate in a manner that will permit us to qualify as a REIT. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to shareholders. As a REIT, we will generally not be subject to U.S. federal income tax on income that we distribute as dividends to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate income tax rates, and dividends paid to our shareholders would not be deductible by us in computing taxable income. Any resulting corporate liability could be substantial and could materially and adversely affect our net income and net cash available for distribution to shareholders. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

Historically, our operations have been included in Windstream Holdings’ U.S. federal and state income tax returns and all income taxes have been paid by Windstream. Income tax related information included in the pro forma combined financial statements are presented on a separate tax return basis as if we filed our own tax returns. Management believes that the assumptions and estimates used to determine these tax amounts are reasonable. However, our pro forma combined financial statements may not necessarily reflect our income tax expense or tax payments in the future, or what our tax amounts would have been if we had been a stand-alone company during the periods presented.

Deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities at tax rates in effect when such temporary differences are expected to reverse. We generally expect to fully utilize our deferred tax assets; however, when necessary, we record a valuation allowance to reduce our net deferred tax assets to the amount that is more likely than not to be realized.

In determining the need for a valuation allowance or the need for and magnitude of liabilities for uncertain tax positions, we make certain estimates and assumptions. These estimates and assumptions are based on, among other things, knowledge of operations, markets, historical trends and likely future changes and, when appropriate, the opinions of advisors with knowledge and expertise in relevant fields. Due to certain risks associated with our estimates and assumptions, actual results could differ.

Revenue Recognition

Service revenues are primarily derived from providing access to or usage of leased networks and facilities. Service revenues are recognized over the period that the corresponding services are rendered to customers.

Revenues derived from other telecommunications services, including broadband, long distance and enhanced service revenues are recognized monthly as services are provided. Sales of customer premise equipment and modems are recognized when products are delivered to and accepted by customers.

Useful Lives of Assets

The calculation of depreciation and amortization expense is based on the estimated economic useful lives of the underlying property, plant and equipment and customer lists intangible assets. Some of our Distribution Systems assets use a group composite depreciation method. Under this method, when plant is retired, the original cost, net of salvage value, is charged against accumulated depreciation and no immediate gain or loss is recognized on the disposition of the plant.

Rapid changes in technology or changes in market conditions could result in significant changes to the estimated useful lives of our property, plant and equipment that could materially affect the carrying value of these assets and our future operating results. An extension of the average useful life of our property, plant and equipment of one year would decrease depreciation expense by approximately $20.3 million per year, while a reduction in the average useful life of one year would increase depreciation expense by approximately $18.2 million per year.

At December 31, 2014, our unamortized customer lists intangible assets totaled $14.5 million. The customer lists are amortized using the sum-of-the-years digits method over their estimated useful lives. A reduction in the average useful lives of the customer lists of one year would have increased the amount of amortization expense recorded in 2014 by approximately $0.2 million.

Impairment of Property, Plant, and Equipment

We continually monitor events and changes in circumstances that could indicate that the carrying amount of our property, plant and equipment may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value may not be recoverable, we assess the recoverability by estimating whether we will recover the carrying value of those assets through its undiscounted future cash flows and the eventual disposition of the asset. If, based on this analysis, we do not believe that we will be able to recover the carrying value of our property, plant and equipment, we would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the related assets.

DIVIDENDS

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes. We intend to make regular quarterly dividend payments to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to make regular quarterly dividend payments of all or substantially all of our taxable income to holders of our common stock out of assets legally available for this purpose, if and to the extent authorized by our board of directors. Before we make any dividend payments, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our debt payable. If our cash available for distribution is less than our taxable income, we could be required to sell assets or borrow funds to make cash dividends or we may make a portion of the required dividend in the form of a taxable distribution of stock or debt securities.

We will make dividend payments based on our estimate of taxable earnings per share of common stock, but not earnings calculated pursuant to GAAP. Our dividends and taxable and GAAP earnings will typically differ due to items such as differences in premium amortization and discount accretion, and non-deductible general and administrative expenses. Our quarterly dividends per share may be substantially different than our quarterly taxable earnings and GAAP earnings per share.

OFF-BALANCE SHEET ARRANGEMENTS

As of the date of this information statement, we do not have any off-balance sheet arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our primary market risk exposure will be interest rate risk with respect to our expected indebtedness after the Spin-Off. This indebtedness will include indebtedness that we expect to incur prior to the Spin-Off. In connection with the Spin-Off, we anticipate that we will raise approximately $3.65 billion in long-term debt by the issuance of senior notes and entry into a credit agreement providing for term loans and a revolving credit facility in an aggregate principal amount of up to $500 million (which is expected to be undrawn at the effective time of the Spin-Off), to be provided by a syndicate of banks and other financial institutions. See “—Liquidity and Capital Resources” above for a further description of our expected indebtedness after the Spin-Off.

An increase in interest rates could make the financing of any acquisition by us more costly. Rising interest rates could also limit our ability to refinance our debt when it matures or cause us to pay higher interest rates upon refinancing and increase interest expense on refinanced indebtedness. We may manage, or hedge, interest rate risks related to our borrowings by means of interest rate swap agreements. We also expect to manage our exposure to interest rate risk by maintaining a mix of fixed and variable rates for our indebtedness. However, the REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. See “Risk Factors—Risks Related to the Status of CS&L as a REIT—Complying with the REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.”

BUSINESS AND PROPERTIES

Overview

On July 29, 2014, the board of directors of Windstream Holdings announced its plan to separate its business into two separate and independent publicly traded companies:

•	Windstream, which will continue to provide advanced network communications and technology solutions to businesses and customers through its existing operations; and

•	CS&L, which, through its subsidiaries, will own, acquire and lease distribution systems serving the communications infrastructure industry and potentially other industries and operate the Consumer CLEC Business.

The reorganization will be accomplished through the Spin-Off, under which Windstream Holdings will distribute no less than 80.1 percent of the outstanding shares of our common stock to Windstream Holdings shareholders on a pro rata basis. Windstream will retain a passive ownership interest in up to 19.9 percent of the common stock of CS&L at the time of the Spin-Off. Windstream intends to use all of its shares of CS&L common stock opportunistically during a twelve month period following the Spin-Off, subject to market conditions, to retire debt.

At the time of the Spin-Off, we will hold the assets currently held by Windstream comprising the Distribution Systems and the Consumer CLEC Business. The Distribution Systems will be leased to Windstream Holdings on a triple-net basis, meaning that Windstream Holdings will be primarily responsible for the costs related to the Distribution Systems (including property taxes, insurance, and maintenance and repair costs) pursuant to the Master Lease.

Following the Spin-Off, we will be a publicly traded, self-administered REIT primarily engaged in the ownership, acquisition and leasing of communication distribution systems. To our knowledge, CS&L will be the first REIT focused on acquiring and building communication distribution systems, and we expect to grow our portfolio by aggressively pursuing opportunities to acquire additional communications distribution systems to lease to communication service providers.

Properties Summary

REIT Properties

The property leased by Windstream Holdings under the Master Lease will consist of property spun-out to the Company in the Spin-Off. Below is the summary of the fiber and copper assets that are expected to be leased by Windstream Holdings pursuant to the Master Lease:

Summary of Network Route Miles
State	Fiber	Copper	Total	% of Total
GA	8,800	45,400	54,200	18%
TX	7,800	40,400	48,200	16%
IA	8,300	33,200	41,500	14%
KY	7,800	32,100	39,900	13%
NC	3,800	18,400	22,200	7%
AR	3,300	13,000	16,300	5%
OH	3,400	11,500	14,900	5%
OK	1,700	12,400	14,100	5%
MO	1,100	10,800	11,900	4%
FL	1,600	8,500	10,100	3%
NM	800	5,300	6,100	2%
IL	4,000	—	4,000	1%
AL	600	2,400	3,000	1%
IN	3,000	—	3,000	1%
MI	2,400	—	2,400	1%
WI	2,200	—	2,200	1%
Other	5,000	1,900	6,900	2%

	65,600	235,300	300,900

In addition, Windstream Holdings will lease central office buildings, telephone poles and other assets from the Company under the Master Lease.

Under the terms of the Separation and Distribution Agreement and before giving effect to the terms of the Master Lease:

•	the Company will hold all right and interest in all easements and intangible licenses (i.e., pole attachment agreements, highway department permits and municipal franchises) (collectively, “Intangible Assets”), but Windstream will retain bare legal title to such Intangible Assets for the benefit of the Company;

•	no assignments of easements from Windstream to the Company with respect to Intangible Assets will be recorded in the real property records, and no agreements governing Intangible Assets will be amended or assigned to reflect the Company as a party to the agreement;

•	the Company will have the right to all future income, gains and benefits from Intangible Assets, and will bear all risk of loss associated with Intangible Assets; and

•	the Company will have the right, at its option and discretion, to require legal title to the Intangible Assets to be transferred to the Company subject to obtaining all required authorizations and the payment of all costs and expenses associated with the transfer.

The Company will have the option to acquire legal title to the Intangible Assets by making a de minimis payment to Windstream under the terms of the transfer documents. The remaining cost and expenses to be incurred in connection with a transfer of ownership of the Intangible Assets include filing fees with county real estate offices to transfer the easements, consent/transfer fees that may be charged by either a governmental entity issuing a permit (or franchise) or a counterparty to a pole attachment agreement and attorneys’ fees. Real estate filing fees and related title work incurred to transfer easements is expected to be approximately $500,000. Neither Windstream nor the Company has engaged in discussions to date with any governmental agency issuing the permits (or franchises) or any counterparty to the pole attachment agreement regarding a transfer of legal title to such assets. Accordingly, it is not presently possible to accurately estimate the total cost and expenses that the Company will be required to pay to acquire legal title to the Intangible Assets; however, based on our experience with these types of arrangements, we do not believe that such costs would be material to the overall financial position or results of operations for the Company.

Except as described in the immediately preceding paragraph, the Company will hold all right, title and interest in and to the assets, including all property rights associated with the fiber and copper assets.

TRS Properties

We will operate a residential Consumer CLEC Business through a TRS. The TRS, Talk America, will be an indirect wholly owned subsidiary of CS&L. Talk America will provide local telephone, high-speed Internet and long distance service to approximately 54,000 customers principally located in 17 states across the eastern and central United States. The Consumer CLEC Business generated approximately $36.0 million of revenue during fiscal year 2014.

Talk America will be a reseller of communications services, which it will obtain through an interconnection and resale agreement with Windstream. Over time, Talk America may negotiate interconnection and resale agreements with other carriers to diversify its access to carrier services. Talk America will focus on providing a quality service alternative to residential customers that place a premium on responsive and positive interactions with a service team dedicated to ensuring customer satisfaction.

Our Competitive Advantages

We believe that we have significant competitive advantages that support our leadership position in owning, building and leasing communications infrastructure.

Leading Nationwide REIT Focused on Communications Infrastructure

When the Spin-Off is complete, we expect to be the only REIT focused on owning and developing communication distribution systems across the United States. As such, we will be able to enhance our focus on communications infrastructure and tailor our business strategy to address our company’s industry-specific goals and needs. We believe our scale and national reach will help us achieve operational efficiencies and support future growth opportunities.

Uniquely Positioned to Capitalize on Expansion Opportunities

We believe there is a large market opportunity to provide capital to communication service providers to build new and enhance existing communication distribution systems across the United States. We believe that a number of communication service providers would like to de-lever or are seeking liquidity while still wanting to continue to operate their existing businesses. CS&L believes that a number of communication service providers would be willing to enter into transactions designed to monetize their network assets (i.e., fiber and copper distribution systems) through sale-leaseback transactions with an unrelated party not perceived to be a competitor, such as CS&L. These communication service providers could use the proceeds from the sale of their communications infrastructure assets to repay debt and rebalance their capital structures, while maintaining the use of the sold network assets through long term leases. CS&L also hopes to provide such communication service providers with expansion opportunities that providers may not otherwise be in a position to pursue by providing them with capital to expand and enhance their network assets at more attractive rates then they may be able to receive through traditional debt financing arrangements. As such, CS&L believes there are numerous opportunities for CS&L to evaluate and potentially pursue following the Spin-Off.

Although we believe there is a large market opportunity for CS&L to acquire distribution system assets from communications operators and enter into lease-back transactions, it may take longer than anticipated for operators to, or operators may never, embrace the lease structure for distribution system assets. (See “Risk Factors—Risks Related to Our Spin-Off from Windstream—We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off”). Other risks or limitations for execution of our strategy include:

•	For the two-year period following the Spin-Off, we may be prohibited from taking certain strategic actions including issuing equity securities beyond certain thresholds to preserve the tax-free treatment to Windstream of the Spin-Off (See “Risk Factors—Risks Related to Our Spin-Off from Windstream—We may not be able to engage in desirable strategic transactions and equity issuances following the Spin-Off because of certain restrictions relating to requirements for tax-free distributions for U.S. federal income tax purposes. In addition, we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions”);

•	Our level of indebtedness could materially adversely affect our financial position, including reducing funds available for acquisitions or other business purposes (See See “Risk Factors—Risks Related to Our Business—Our level of indebtedness could materially and adversely affect our financial position, including reducing funds available for other business purposes and reducing our operational flexibility, and we may have future capital needs and may not be able to obtain additional financing on acceptable terms”); and

•	Other investors seeking to acquire distribution system assets may possess a lower cost of capital than CS&L, which may make it more challenging for us to acquire such assets on favorable terms (See “Risk Factors—Risks Related to Our Business—We intend to pursue acquisitions of additional properties and seek other strategic opportunities, which may result in the use of a significant amount of management resources or significant costs, and we may not fully realize the potential benefits of such transactions”).

Geographically Diverse Asset Portfolio

Our properties are located in 37 different states across the continental United States. The properties in any one state do not account for more than 20% of the total route miles in our network. We believe this geographic diversification will limit the effect of changes in any one market on our overall performance.

Financially Secure Tenant

Immediately following the Spin-Off, Windstream will be our only tenant. Windstream is a leading provider of advanced network communications, including cloud computing and managed services, to businesses nationwide. Windstream also offers broadband, phone and digital TV services to consumers primarily in rural areas. Following the Spin-Off, Windstream will continue to operate the leased communications facilities, hold the associated regulatory licenses and own and operate other assets, including distribution systems in select states not included in the Spin-Off. Windstream will retain ownership of distribution systems in select states in order to achieve a transaction size that in its determination is optimal in terms of assets transferred, debt extinguishment and fair market rental. For the year ended December 31, 2014, Windstream generated annual revenue of approximately $5.8 billion and net cash from operations of $1.5 billion. Windstream’s liquidity position, modest leverage and ability to generate significant free cash flow should provide it with the ability to pay the annual lease obligations to CS&L for the foreseeable future. Windstream currently has a credit rating of BB- from Standard & Poor’s and Ba3 from Moody’s Corporation, and we do not anticipate that the ratings of Windstream will change substantially as a result of the Spin-Off. Additionally, Windstream is publicly traded and is subject to SEC reporting requirements, which provide ongoing transparency regarding its operating and financial performance.

Long-Term, Triple-Net Lease Structure

At the time of the Spin-Off, all of our properties (except for our TRS, Talk America) will be leased to Windstream Holdings under the Master Lease on a triple-net lease basis for an initial term of 15 years. Under the Master Lease, Windstream Holdings is responsible for maintaining the Distribution Systems in accordance with prudent industry practice and in compliance with all federal and state utility commissions delivery standards. The maintenance responsibilities include, among others, (i) repairing fiber and copper cuts with respect to the distribution systems and (ii) replacing poles, conduits and other facilities at the Distribution Systems as required to comply with Windstream Holdings’ maintenance obligations. Windstream Holdings is required to submit periodic reports to us upon request on operational matters to enable us to confirm that Windstream Holdings is complying with its maintenance and other obligations under the Master Lease. In addition to maintenance requirements, Windstream will also be responsible for insurance required to be carried under the Master Lease, taxes levied on or with respect to the Distribution Systems and all utilities and other services necessary or appropriate for the Distribution Systems and the business conducted on the Distribution Systems. The Master Lease is a single, indivisible lease of the Distribution Systems and not separate leases. At the option of Windstream Holdings, the Master Lease may be extended for up to four five-year renewal terms beyond the initial 15-year term and Windstream Holdings can elect which facilities then subject to the Master Lease to renew. If Windstream Holdings elects to extend the initial term of the Master Lease from 15 to 20 years, the number of renewal terms will be reduced from four renewal terms of five years each to three renewal terms of five years each.

Strong Relationships with Communication Service Providers

The members of our management team have developed an extensive network of relationships with qualified local, regional and national communication service providers of communications facilities across the United States. This extensive network has been built by our management team through decades of operating experience, involvement in industry trade organizations and the development of banking relationships and investor relations within the communications infrastructure industry. We believe these strong relationships with communication service providers will allow us to effectively source investment opportunities from communication service providers other than Windstream. We intend to work collaboratively with our operating partners in providing expansion capital at attractive rates to help them achieve their growth and business objectives. We will seek to partner with communication service providers who possess local market knowledge, demonstrate hands-on management and have proven track records. We believe our management team’s experience gives us a key competitive advantage in objectively evaluating a communication service provider’s credit worthiness and operating efficiency.

Our Business Strategy

Our primary goal is to create long-term shareholder value through the payment of consistent cash dividends and the growth of our cash flow and asset base. To achieve this goal, we intend to pursue a business strategy focused on opportunistic acquisitions and asset and tenant diversification. We do not currently have a fixed schedule of the number of acquisitions we intend to make over a particular time period, but, rather, we intend to pursue those acquisitions that meet our investing and financing objectives where we can earn a return above our weighted average cost of capital adjusted to contemplate counterparty risk.

The key components of our business strategy include:

•	Acquire Additional Distribution Systems: Initially, we expect to focus on growing and diversifying our asset portfolio by acquiring existing distribution systems from communication service providers and leasing these assets back to the communication service provider on a long-term triple-net basis. We will employ a disciplined, opportunistic acquisition strategy and price transactions appropriately based on, among other things, the mix of assets acquired, length and terms of the lease, growth opportunities and credit worthiness of the initial tenant.

•	Fund Strategic Capital Improvements for Existing Tenants: We intend to support our tenant operators by providing capital to them for a variety of purposes, including capacity augmentation projects and network expansions. We expect to structure these investments as either lease amendments that produce additional rents or as loans that are repaid by operators during the applicable lease term.

•	Fund Capital Extensions of Additional Distribution Systems: The communications infrastructure industry is currently going through an upgrade cycle driven by the nation’s general desire for greater bandwidth. These upgrades require significant capital expenditures, and we believe CS&L provides an attractive, non-competitive funding source for communication service providers to help accelerate the expansion of their network at an attractive cost of capital.

•	Develop New Tenant Relationships: We plan to cultivate new relationships with potential tenants and communication service providers in order to expand the mix of tenants operating our distribution systems and other real property and, in doing so, to reduce our concentration with Windstream. We expect that this objective will be achieved over time as part of our overall strategy to acquire new distribution systems and other real property either within or outside of the communications infrastructure industry to further diversify our overall portfolio.

•	Acquire Adjacent Communications Infrastructure and Other Real Property Assets: Over time, we have the potential to diversify our asset portfolio further by investing in adjacent communications infrastructure, such as wireless towers and data center assets. As we enhance our scale through M&A and asset and tenant diversification, we have the potential to consider investing in other asset classes that are adjacent to the communications infrastructure industry.

•	Maintain Balance Sheet Strength and Liquidity: We will seek to maintain a capital structure that provides the resources and financial flexibility to support our business. At the time of the Spin-Off, we anticipate having approximately $600 million in total liquidity, consisting of cash and cash equivalents and available borrowings under our senior secured revolving credit facility. Through disciplined capital spending and working capital management, we intend to maximize our cash flows and maintain our strong balance sheet.

Investment and Financing Policies

Our investment objectives will be to increase cash flow, provide quarterly cash dividends, maximize the value of our assets and acquire assets with cash flow growth potential. Initially, we intend to invest primarily in copper and fiber distribution systems. Over time, we have the potential to diversify into other communications assets such as data centers and wireless towers. While our current distribution systems are more heavily weighted in the eastern United States, over time we intend to acquire distribution systems in other geographic areas throughout the United States.

The Master Lease contains certain non-compete provisions, which, during the term of the lease, limit the Company’s ability to construct fiber, copper, coaxial and fixed wireless distribution assets in territories where Windstream is both an incumbent local exchange carrier (“ILEC”) and where the distribution system is subject to the Master Lease. These ILEC exchange areas are located in primarily rural areas within 13 states, (Arkansas, Georgia, Kentucky, Ohio, Iowa, Alabama, North Carolina, Oklahoma, Texas, Florida, Missouri, Mississippi, and New Mexico). The Company is not subject to any other limitations.

We expect that future investments in distribution systems including any improvements or renovations of current owned or newly-acquired distribution systems, will be financed, in whole or in part, with cash flow from our operations, borrowings under our revolving credit facility, or the proceeds from issuances of common stock, preferred stock, debt or other securities. At the time of the Spin-Off, all of our owned distribution systems will be exclusively leased to Windstream Holdings pursuant to the Master Lease. As we acquire additional distribution systems we expect to enter into triple-net leases with other communication service providers. Our investment and financing policies and objectives are subject to change periodically at the discretion of our Board of Directors without a vote of shareholders.

Flexible UPREIT Structure

We intend to operate in what is commonly referred to as an UPREIT structure, in which substantially all of our properties and assets other than the Consumer CLEC Business will be held through our indirect wholly owned Operating Partnership. The Operating Partnership is managed by our indirect wholly-owned subsidiary, GP LLC, which is the sole general partner of the Operating Partnership, and accordingly will control the management and decisions of the Operating Partnership. Conducting business through the Operating Partnership allows us flexibility in the manner in which we structure and acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units. As a result, this structure potentially may facilitate our acquisition of assets in a more efficient manner and may allow us to acquire assets that the owner would otherwise be unwilling to sell. Although we have no current plan or intention, and at the time of the Spin-Off will have no plan or intention to use limited partnership units in the Operating Partnership as consideration for properties we acquire or to issue any limited partnership units in connection with the Spin-Off, we believe that the flexibility to do so provides us an advantage in seeking future acquisitions.

Master Lease with Windstream

At the time of the Spin-Off, the Distribution Systems will be leased to Windstream Holdings pursuant to the Master Lease, which will be a triple-net lease. The Master Lease will provide for an initial term of 15 years, with no purchase options. At the option of Windstream Holdings, the Master Lease may be extended for up to four renewal terms of five years each beyond the initial term and Windstream Holdings can elect which facilities then subject to the Master Lease to renew. In addition, Windstream Holdings has the right to extend the initial term from 15 years to 20 years and, if exercised, the number of renewal terms will be reduced to three so that the maximum term (taking into account all renewals) is 35 years. The rent will be a fixed amount that will be initially set near the time of the Spin-Off. We currently anticipate that the initial estimated annual rent under the Master Lease will be approximately $650 million during the first three years of the Master Lease. Commencing with the fourth year of the Master Lease and continuing for the remainder of the initial term, under the Master Lease, the rent is subject to annual escalation of 0.5%. The rent for the first year of each renewal term will be an amount agreed to by us and Windstream Holdings, or if we are unable to agree, the renewal rent will be determined by an independent appraisal process. Commencing with the second year of each renewal term, the renewal rent will increase at an escalation rate of 0.5%. In addition, if the Company is required to fund any capital improvements by Windstream Holdings or otherwise elects to fund any capital improvements by Windstream Holdings to the Distribution Systems, the rent shall be increased to account for such funding.

Because we will lease the Distribution Systems to Windstream Holdings under the Master Lease, Windstream Holdings initially will be the source of substantially all of our revenues, and Windstream Holdings’ financial condition and ability and willingness to satisfy its obligations under the Master Lease and its willingness to renew the Master Lease upon expiration of the initial base term thereof will significantly impact our revenues and our ability to service our indebtedness and to make distributions to our shareholders. There can be no assurance that Windstream Holdings will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Master Lease, and any inability or unwillingness on its part to do so would have a material adverse effect on our business, financial condition, results of operations and liquidity, on our ability to service our indebtedness and other obligations and on our ability to pay dividends to our shareholders, as required for us to qualify, and maintain our status, as a REIT. We also cannot assure you that Windstream Holdings will elect to renew its lease arrangements with us upon expiration of the initial base terms or any renewal terms thereof or, if such leases are not renewed, that we can reposition the affected properties on the same or better terms. See “Risk Factors—Risks Related to Our Business—We will be dependent on Windstream Holdings to make payments to us under the Master Lease, and an event that materially and adversely affects

Windstream’s business, financial position or results of operations could materially and adversely affect our business, financial position or results of operations.”

Employees

Following the Spin-Off, we expect to employ approximately 50 employees (including our executive officers), none of whom is expected to be subject to a collective bargaining agreement. None of our employees will continue to be employees of Windstream.

Competition

We will compete for real property investments with other REITs, investment companies, private equity, hedge fund investors, sovereign funds and communication distribution systems companies. Some of our future competitors are significantly larger and have greater financial resources and lower costs of capital than we have. However, we believe that the Spin-Off will increase our competitive edge and position us to identify and successfully capitalize on acquisition opportunities that meet our investment objectives.

In addition, revenues from our network properties will be dependent, to an extent, on the ability of our operating partners to compete with other communication service providers. The communications infrastructure industry is characterized by a high degree of competition among a large number of participants, including many local, regional and global corporations. Not only is competition seen strictly in the communication distribution systems business, but also in any means by which information is transferred.

Mortgages, Liens or Encumbrances

At the time of the Spin-Off, CS&L will not have imposed any material mortgages, or other liens or encumbrances against the properties.

Government Regulation, Licensing and Enforcement

As operators of telecommunications facilities, Windstream and any future tenants of our telecommunications assets are typically subject to extensive and complex federal, state and local telecommunications laws and regulations. The Federal Communications Commission (“FCC”) regulates interstate matters, and state public utility commissions (“PUCs”) regulate intrastate matters. These regulations are wide-ranging and can subject our tenants to civil, criminal and administrative sanctions. We expect that the telecommunications industry, in general, will continue to face increased regulation. Changes in laws and regulations and reimbursement enforcement activity and regulatory non-compliance by our tenants could have a significant effect on their operations and financial condition, which in turn may adversely affect us, as detailed below and set forth under “Risk Factors—Risks Related to Our Business.”

The following is a discussion of certain laws and regulations generally applicable to operators of our telecommunications facilities, and in certain cases, to us.

Windstream and similarly situated wireline carriers are subject to federal and state regulations that limit their pricing flexibility for regulated voice and high-speed Internet products, subject them to service quality, service reporting and other obligations and expose them to the reduction of revenue from changes to the universal service fund, the intercarrier compensation system, or access to interconnection with competitors’ facilities. State regulatory commissions have jurisdiction over local and intrastate services including, to some extent, the rates that carriers charge and service quality standards. The FCC has primary jurisdiction over interstate services including the rates that carriers charge other telecommunications companies that use a carrier’s network and other issues related to interstate service. In some circumstances, these regulations restrict the carrier’s ability to adjust rates to reflect market conditions and may affect the ability of our tenant’s to compete and respond to changing industry conditions.

Talk America will operate the CLEC Consumer Business as a reseller of telecommunication services pursuant to the Wholesale Master Services Agreement. In almost all cases, Windstream will not own the underlying telecommunication facilities required to support the Consumer CLEC Business, and Windstream will be a reseller of facility-based services pursuant to wholesale interconnection agreements with the third party carriers who own the underlying telecommunication facilities. In order to become qualified to operate the Consumer CLEC Business, Talk America will become regulated as a CLEC in each state where it has Consumer CLEC Business customers. These CLEC certifications will subject Talk America to regulations requiring it to file and maintain tariffs for the rates charged to its Consumer CLEC Business customers for regulated services and to comply with service quality, service reporting and other obligations. Talk America’s ability to operate the Consumer CLEC Business is dependent on existing telecommunication regulations that allow access to such underlying facilities of other carriers at reasonable rates.

We believe that we have structured the operations for our core real estate business in a manner that will not require us to become regulated as a public utility or common carrier by the FCC or state public service commissions. Once we obtain final regulatory approvals for the Spin-off, we will determine if we will be required to become regulated as a CLEC or other regulatory classification, and if any such regulation is required, we believe that we will be able to operate in compliance with such regulations without any material impact to its operations.

Future revenues, costs, and capital investment in the communication businesses of Windstream, Talk America and other carriers could be adversely affected by material changes to or decisions regarding applicability of government requirements, including, but not limited to, changes in rules governing intercarrier compensation, interconnection access to network facilities, state and federal USF support and other pricing and requirements. Federal and state communications laws may be amended in the future, and other laws may affect our business. In addition, certain laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts and could be changed at any time. We cannot predict future developments or changes to the regulatory environment or the impact such developments or changes would have.

In addition, these regulations could create significant compliance costs for us. Delays in obtaining certifications and regulatory approvals could cause us to incur substantial legal and administrative expenses, and conditions imposed in connection with such approvals could adversely affect the rates that we are able to charge our customers. The business of Windstream, Talk America, and future tenants also may be affected by legislation and regulation imposing new or greater obligations related to, for example, assisting law enforcement, bolstering homeland and cyber-security, protecting intellectual property rights of third parties, minimizing environmental impacts, protecting customer privacy, or addressing other issues that affect the business of our tenants.

Environmental Matters

A wide variety of federal, state and local environmental and occupational health and safety laws and regulations affect telecommunications operations and facilities. These complex laws, and their enforcement, involve a myriad of regulations, many of which involve strict liability on the part of the potential offender. Some of these federal, state and local laws may directly impact us. Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property, such as us, may be liable for the costs of removal or remediation of hazardous or toxic substances at, under or disposed of in connection with such property, as well as other potential costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons and adjacent property). The cost of any required remediation, removal, fines or personal property damages and the owner’s liability therefore could exceed or impair the value of the property and/or the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner’s ability to sell or rent such property or to borrow using such property as collateral, which, in turn, could reduce revenues.

REIT Qualification

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels to our shareholders and the concentration of ownership of our capital stock. We believe that, commencing with our taxable year ending December 31, 2015, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

Legal Proceedings

It is expected that, pursuant to the Separation and Distribution Agreement, any liability arising from or relating to legal proceedings involving the assets to be owned by us will be assumed by us and that we will indemnify Windstream (and its directors, officers, employees and agents and certain other related parties) against any losses arising from or relating to such legal proceedings. In addition, pursuant to the Separation and Distribution Agreement, Windstream has agreed to indemnify us (including our subsidiaries, directors, officers, employees and agents and certain other related parties) for any liability arising from or relating to legal proceedings involving Windstream’s telecommunications business prior to the Spin-Off, and, pursuant to the Master Lease, Windstream will agree to indemnify us for, among other things, any use, misuse, maintenance or repair by Windstream with respect to the Distribution Systems. Windstream is currently a party to various legal actions and administrative proceedings, including various claims arising in the ordinary course of its telecommunications business, which will be subject to the indemnities to be provided by Windstream to us. While these actions and proceedings are not believed to be material, individually or in the aggregate, the ultimate outcome of these matters cannot be predicted. The resolution of any such legal proceedings, either individually or in the aggregate, could have a material adverse effect on Windstream’s business, financial position or results of operations, which, in turn, could have a material adverse effect on our business, financial position or results of operations if Windstream is unable to meet their indemnification obligations.

Insurance

We will maintain, or require in our leases, including the Master Lease, that our tenants maintain, all applicable lines of insurance on our properties and their operations. The tenant under the Master Lease has the ability to self-insure or use a captive provider with respect to its insurance obligations. We anticipate that the amount and scope of insurance coverage provided by our policies and the policies maintained by our tenants will be customary for similarly situated companies in our industry. However, we cannot assure you that our tenants will maintain the required insurance coverages, and the failure by any of them to do so could have a material adverse effect on us. We also cannot assure you that we will continue to require the same levels of insurance coverage under our leases, including the Master Lease, that such insurance will be available at a reasonable cost in the future or that the insurance coverage provided will fully cover all losses on our properties upon the occurrence of a catastrophic event, nor can we assure you of the future financial viability of the insurers.

MANAGEMENT

Directors

Set forth below is certain biographical information and ages, as of March 25, 2015, for individuals who are expected to serve as our directors following the Spin-Off. Prior to the Spin-Off we expect to select two additional individuals who will serve as our directors following the Spin-Off. The identity of those two additional directors has not yet been determined. Each director will hold office until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal.

Our charter that will become effective contemporaneously with the Spin-Off will provide that our board of directors shall consist of not less than three and not more than nine directors as the board of directors may from time to time determine. We expect that our board of directors will initially consist of four directors. Each director will be elected for a one-year term of office.

Upon completion of the Spin-Off, we expect to have four directors, three of whom (Francis X. “Skip” Frantz and the two directors who have not yet been identified) we believe will be determined to be independent, as defined under the NASDAQ listing requirements.

Our charter will not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock will be able to elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors.

Name	Age	Position
Francis X. “Skip” Frantz	61	Chairman of the Board of Directors
Kenneth Gunderman	44	Director

Francis X. (“Skip”) Frantz, age 61, has served as a director of Windstream since 2006 and has served on its Audit Committee since August 7, 2012 and as its Chairman since May 1, 2013. From July 2006 to February 2010, he served as Chairman of the Windstream Board. Mr. Frantz served as the 2006 and 2007 Chairman of the Board and of the Executive Committee of the United States Telecom Association. Mr. Frantz served as Chairman of a community bank in Little Rock, Arkansas from February 2007 until May 2014, and serves as a director of a number of other privately held companies. Prior to January 2006, Mr. Frantz was Executive Vice President-External Affairs, General Counsel and Secretary of Alltel Corporation. Mr. Frantz joined Alltel in 1990 as Senior Vice President and General Counsel and was appointed Secretary in January 1992 and Executive Vice President in July 1998. While with Alltel, he was responsible for Alltel’s mergers and acquisitions negotiations, wholesale services group, federal and state government and external affairs, corporate communications, administrative services, and corporate governance, in addition to serving as Alltel’s chief legal officer.

Mr. Frantz’s qualifications for election to the Board include his ability to provide insight and perspective on a wide range of issues facing business enterprises based on his long tenure as a senior executive in the telecommunications industry. Mr. Frantz’s over 15-year career as a senior telecom executive in various capacities provides him with a thorough understanding of all aspects of CS&L’s target market, and his service as a director and chairman of the United States Telecom Association provides Mr. Frantz with additional experience and insight in communications policy and regulation. Through his current involvement with a number of private companies and his prior role as Chairman of Windstream and, before that, as senior executive of Alltel Corporation, Mr. Frantz has extensive experience in corporate governance, mergers and acquisitions, risk management, government policy and regulation, and capital markets transactions, in addition to the specific aspects of the telecom industry.

Kenneth Gunderman, age 44, is President and Chief Executive Officer of CS&L. Mr. Gunderman has 17 years of investment banking experience and is focused on creating shareholder value by expanding and diversifying the REIT”s real estate portfolio. Prior to his appointment as CEO of CS&L, he served as the co-head of investment banking at Stephens, Inc. where he was responsible for the strategic direction for the investment banking department and advised on many of the firm’s notable investment banking transactions. Mr. Gunderman currently serves on the board of Car-Mart (ticker “CRMT”) and the Arkansas Red Cross. Prior to joining Stephens, Inc., Mr. Gunderman was a member of the telecom investment banking group at Lehman Brothers, where he advised on various transactions and financings totaling more than $125 billion. He also worked at KPMG as a CPA and holds an MBA from Yale and a Bachelor of Arts degree from Hendrix College.

The Board believes it is important that CS&L’s Chief Executive Officer serve on the Board, as the position of Chief Executive Officer puts Mr. Gunderman in a unique position to understand the challenges and issues facing the Company. Mr. Gunderman’s qualifications for election to the Board include the same demonstrated skills and experience that qualify him to serve as Chief Executive Officer of CS&L.

Executive Officers

Unless otherwise indicated, the following table will show the names and ages as of March 25, 2015 for individuals who, once identified, are expected to serve as our executive officers and the positions they will hold following the completion of the Spin-Off. A description of the business experience of each for at least the past five years will follow the table.

Name	Age	Position
Kenneth Gunderman	44	President and Chief Executive Officer
Jeffery W. Small	39	Senior Vice President of Corporate Development and Operations
Daniel L. Heard	40	Senior Vice President and General Counsel

Jeffery W. Small, age 39, is the Senior Vice President of Corporate Development & Operations of CS&L. He is responsible for lease administration of the real estate portfolio, evaluation of asset acquisition opportunities and is the senior leader of the consumer CLEC operations of Talk America. From 2014 to 2015, Mr. Small served as the SVP - REIT Corporate Development & Operations for Windstream with responsibilities for administering the separation and start-up of CS&L from Windstream. From 2012 to 2014 Mr. Small served as the Vice President of Procurement and Carrier Service Delivery at Windstream with responsibilities for supply chain management, procurement strategy, vendor management, as well as oversight of the service delivery experience for a full portfolio of carrier communications products provided to carriers, wireless providers, cable providers and others. Additionally, he held various accounting and finance leadership roles since joining Windstream in 2008. Prior to joining Windstream, Mr. Small served as the controller for Ranger Boats, Inc., and was a senior auditor with Arthur Andersen LLP.

Daniel L. Heard, age 40, is the Senior Vice President and General Counsel of CS&L. Most recently he was a partner in the law offices of Kutak Rock LLP. Mr. Heard joined Kutak Rock LLP in 2000 where he represented public companies in corporate and securities matters and merger and acquisition transactions. Mr. Heard is responsible for the company’s legal affairs and corporate governance.

Committees of the Board of Directors

Prior to the Spin-Off, we expect that our board of directors will establish the following committees, each of which will operate under a written charter that will be posted to our website at www.cslreit.com prior to the Spin-Off:

Audit Committee

The audit committee will be established in accordance with Rule 10A-3 under the Exchange Act and the NASDAQ listing requirements. The primary duties of the audit committee will be to, among other things:

•	determine the appointment, compensation, retention, oversight of the work and replacement of our independent registered public accounting firm;

•	review and approve in advance all audit and permitted non-audit engagements and services to be performed by our independent registered public accounting firm;

•	evaluate our independent registered public accounting firm’s qualifications, independence and performance;

•	review and discuss with our independent registered public accounting firm their audit plan, including the budget and scope of audit activities;

•	review our combined financial statements, including the Management Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) for inclusion in our annual report;

•	review with management and our independent auditors, material changes in our selection or application of accounting principles, the potential financial statement impact of recently enacted material regulatory or accounting principle rules;

•	discuss with management our policy for earnings press releases;

•	review our critical accounting policies and practices;

•	review the adequacy and effectiveness of our accounting and internal control policies and procedures;

•	review with our management all significant deficiencies and material weaknesses in the design and operation of our internal controls;

•	review and concur in the appointment, reassignment or dismissal of our Vice President—Internal Audit;

•	review and approve the Internal Audit department’s budget and internal audit plan;

•	develop and recommend to our board a policy on approval of related party transactions, and review and approve any related party transactions;

•	establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	prepare the reports required by the rules of the SEC to be included in our annual proxy statement; and

•	discuss with our management and our independent registered public accounting firm the results of our annual audit and the review of our quarterly combined financial statements.

The audit committee will provide an avenue of communication among management, the independent registered public accounting firm, the corporate auditors and the board of directors.

The audit committee will be comprised of at least three (3) members that meet the independence requirements set forth by the SEC, in the NASDAQ listing requirements and the audit committee charter. Each member of the audit committee will be financially literate in accordance with the NASDAQ listing requirements. The initial members of the audit committee will be determined prior to the effective date.

Governance Committee

The primary responsibilities of the governance committee will be to, among other things:

•	assist in identifying and evaluating individuals qualified to become members of our board of directors, consistent with skills and characteristics identified by our board of directors and the governance committee;

•	recommend to our board of directors individuals qualified to serve as directors;

•	make an annual report to our board on succession planning should the Chief Executive Officer unexpectedly die, become disabled or terminate employment;

•	monitor compliance with stock ownership guidelines for the Chief Executive Officer, executive officers and directors;

•	recommend to our board of directors certain corporate governance matters and practices; and

•	assist the chairman of the board with an annual evaluation for our board of directors and committees.

The governance committee will be comprised of at least three (3) members that meet the independence requirements set forth by the SEC and in the NASDAQ listing requirements and the governance committee charter. The initial members of the nominating and corporate governance committee will be determined prior to the effective date.

Compensation Committee

The primary responsibilities of the compensation committee will be to, among other things:

•	annually review, approve and evaluate goals and objectives relevant to the Chief Executive Officer compensation consistent with our corporate governance principles, and determine and approve the compensation level based on this evaluation;

•	review, approve and evaluate goals and objectives relevant to compensation of our executive officers, and make recommendations to our board of directors, as appropriate;

•	review and make recommendations to our board with respect to the compensation of all non-employee directors;

•	review and make recommendations to our board regarding employment agreements, severance arrangements and plans and change in control arrangements for the Chief Executive Officer and executive officers;

•	review the results of any shareholder advisory vote on compensation;

•	oversee the annual review of our compensation policies and practices for all employees

•	administer our various employee benefit, pension and equity incentive programs;

•	review and discuss with management our compensation discussion and analysis (the “CD&A”) and recommend to our board of directors that the CD&A be included in the annual proxy statement or annual report; and

•	prepare an annual report on executive compensation for inclusion in our proxy statement.

The compensation committee will be comprised of at least three (3) members that meet the independence requirements set forth by the SEC and in the NASDAQ listing requirements and the compensation committee charter. In the event the members of the compensation committee are not “outside directors” (within the meaning of Section 162(m) of the Code), the committee shall delegate to a subcommittee comprised of “outside directors” any and all approvals, certifications and administrative and other determinations and actions with respect to compensation intended to satisfy the requirements of the “performance-based compensation” exception to Section 162(m). The initial members of the compensation committee will be determined prior to the effective date.

Other Committees

Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Compensation Committee Interlocks and Insider Participation

None of our directors will have interlocking or other relationships with other boards of directors, compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K.

Compensation of Directors

Following completion of the Spin-Off, we expect that we will pay an annual cash fee to each independent director equal to $75,000. In addition, we expect that each independent director will receive a one-time grant of $100,000 in restricted shares subject to four-year vesting (with the board chair receiving an additional not-yet-determined amount of restricted shares subject to four-year vesting as compensation for extensive time and effort expended between the July 29, 2014 announcement of the Spin-Off and the consummation of the Spin-Off) and an annual grant of $100,000 in restricted shares subject to one-year vesting. Further, we expect that an annual cash fee of $75,000 will be paid to the board chair. We expect that each independent director who serves on the Audit Committee, the Compensation Committee or the Governance Committee will also receive restricted shares subject to one-year vesting for their service on such committees. Fees to independent directors payable in restricted shares will be based on the value of such common stock at the date of issuance. Director minimum stock ownership guidelines will require that independent directors retain 100% of their equity grants received until the total market value of their equity owned equals or exceeds $500,000. We expect that any of our executive officers who also serve as directors, however, will not be separately compensated by us for their service as directors. We expect that all members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

Executive Officer Compensation

Executive Compensation

The following table provides certain summary information concerning the compensation paid by Windstream for the fiscal year ended December 31, 2014 to our chief executive officer and our two other most highly compensated executive officers following the Spin-Off (the “named executive officers”). Kenneth Gunderman, our CEO, did not receive any compensation from Windstream in 2014. Jeffery W. Small will be one of the named executive officers. The other named executive officer has not yet been identified. The amounts and forms of compensation reported below are not necessarily indicative of the compensation that our named executive officers will receive following the Spin-Off.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Jeffery W. Small	2014	$198,069	—	$199,993	—	$31,572	—	$9,859	(4)	$439,493
Windstream-SVP - REIT Corporate Development & Operations; Vice President of Procurement and Carrier Service Delivery(1)

(1)	Mr. Small will be Senior Vice President of Corporate Development and Operations of CS&L at the time of the Spin-Off.
(2)	Represents the value of 24,999 restricted shares of Windstream Holdings common stock calculated using the closing stock price of Windstream Holdings common stock on the grant date ($8.18). The shares vest in three annual installments generally subject to continuous employment.

(3)	Represents payouts associated with Windstream’s Management Incentive Compensation Plan. The payout was subject to the attainment of certain Windstream quarterly and annual financial objectives during 2014.
(4)	Consists of imputed life insurance of $165, company contributions to 401(k) defined contribution plan of $9,094 and cell phone allowance of $600.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides certain summary information concerning outstanding Windstream Holdings equity awards held by Jeffery W. Small, one of our named executive officers, as of December 31, 2014. Kenneth Gunderman held no Windstream Holdings equity awards as of December 31, 2014, and the other named executive officer has not yet been identified.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Jeffery W. Small	—	—	—	—	34,210	(2)	$281,890	—	—

(1)	The market value of shares or units of stock that have not vested was calculated using the closing stock price of Windstream Holdings common stock of $8.24 per share on December 31, 2014.
(2)	The number of shares or units of stock held by Mr. Small that have not vested as of December 31, 2014 includes 5,513 shares that vested in full on February 15, 2015, 8,150 shares that vested in full on March 1, 2015, 4,247 shares that vest in full on February 15, 2016, 8,150 shares that vest in full on March 1, 2016 and 8,150 shares that vest in full on March 1, 2017.

Employment Agreement with Kenneth Gunderman

Effective as of February 12, 2015, CS&L entered into an Employment Agreement with Kenneth Gunderman (the “Employment Agreement”) pursuant to which Mr. Gunderman will serve as CS&L’s Chief Executive Officer and President, and CS&L has agreed to cause him to be a member of CS&L’s board of directors. The original term of the Employment Agreement runs through December 31, 2018, unless earlier terminated, and it will automatically renew for successive one-year intervals after 2018 unless either party gives the other at least 90 days’ notice. The Employment Agreement provides Mr. Gunderman a base salary of no less than $700,000 per year (subject to periodic review and increase) and provides further that, upon consummation of the Spin-Off, he will be eligible to participate in any annual compensation plans as may be then implemented with a target bonus equal to 150% of his then base salary. The target bonus may be increased to 200% of the then base salary at the discretion of the Compensation Committee of CS&L’s board of directors.

Subject to and conditioned upon his continued employment through the Spin-Off, CS&L will grant Mr. Gunderman a time-based restricted stock award with a grant date value of $2,625,000, which will vest in full on the third anniversary of the Spin-Off. Additionally, for the fiscal year in which the Spin-Off occurs, CS&L will grant Mr. Gunderman restricted stock with a grant date value of $2,625,000; no more than seventy-five percent (75%) of the grant will be comprised of performance-based restricted stock or restricted stock units and the remaining percentage will be comprised of time-based restricted stock or restricted stock units vesting ratably over the three year period following the Spin-Off.

In the event CS&L terminates Mr. Gunderman’s employment during the term of the Employment Agreement and following the Spin-Off without “cause” (as defined in the agreement) or Mr. Gunderman terminates his employment for “good reason” (as defined in the agreement), then CS&L will pay to Mr. Gunderman a lump-sum severance benefit equal to two times his annual base salary (in addition to any other amounts already due and owing). If Mr. Gunderman is terminated without cause or he terminates his employment with CS&L for good reason, in each case within two years of a “change in control” of CS&L (as defined in the agreement), then CS&L will pay to Mr. Gunderman, in a lump sum, the following amounts (in addition to any other amounts already due and owing): (i) a pro-rata annual bonus for the year of termination at target; (ii) a severance benefit equal to two times the sum of (x) the higher of his annual base salary in effect prior to the change in control or his annual base salary in effect prior to his termination and (y) the higher of his annual target bonus in effect prior to the change in control or his target annual bonus in effect prior to his termination; and (iii) an amount equivalent to the cost of two-years’ health and dental insurance continuation. No severance payable following a change in control is subject to gross-up for golden parachute excise taxes, and the severance payable to Mr. Gunderman will be reduced to the amount that is not subject to such taxes if doing so would result in a greater after-tax payment to him. In any event, any severance payable to Mr. Gunderman will be subject to his execution of a release of claims, and the Employment Agreement also imposes one-year post-termination noncompetition/nonsolicitation obligations.

The above description of the Employment Agreement is a summary of certain of its terms only and is qualified in its entirety by the full text of the Employment Agreement, which is attached as an exhibit to the Form 10 of which this information statement forms a part.

Equity Plan

Introduction

We have adopted the Communications Sales & Leasing, Inc. 2015 Equity Incentive Plan (the “Equity Plan”), under which 6,000,000 shares of the Company’s common stock may be issued or transferred.

Section 162(m) of the Code

Section 162(m) of the Code generally limits to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a company’s chief executive officer or any of its three next-highest-paid executive officers (other than the principal financial officer). Performance-based compensation is not subject to the limits on deductibility of Section 162(m) of the Code, provided that such compensation meets certain requirements, including stockholder approval of material terms of compensation. Thus, if the Equity Plan, including the list of performance criteria available under the Equity Plan for application to awards intended to qualify as performance-based compensation under Section 162(m) of the Code, is approved by stockholders, and other conditions of Section 162(m) of the Code are satisfied, certain compensation paid to the Company’s chief executive officer or any of its three next-highest paid executive officers (other than the principal financial officer) pursuant to the Equity Plan should not be subject to the deduction limit of Section 162(m) of the Code.

Description of the Equity Plan

The following is a description of the material provisions of the Equity Plan.

Plan Administration. The compensation committee (the “Committee”) of the board of directors of the Company (the “Board”) will administer the Equity Plan, or may delegate its authority to do so as described below, except that all authority with respect to awards, or the making of awards, to non-employee directors under the Equity Plan rests exclusively with the Board, not with the Committee. In the Board’s sole discretion, or in the absence of the Committee, the Board may determine to administer the Equity Plan. The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Equity Plan to a committee or committees of one or more members of the Board. The Committee may delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Equity Plan, as may be adopted from time to time by the Board. The Board may abolish, suspend or supersede the Committee at any time and revest in the Board the administration of the Plan. To the extent permitted under applicable law, authority to perform the following responsibilities may also be delegated by resolution to one or more officers of the Company: to (i) designate employees (other than those employees who are (A) officers or directors of the Company or (B) who beneficially own more than 10% of any class of equity security of the Company) to be recipients of awards; and (ii) determine the size of such awards. Any officer to whom such authority has been delegated must report to the Committee periodically regarding the nature and scope of awards granted pursuant to such authority.

Among other things, the Committee has the authority to:

•	construe and interpret the Equity Plan;

•	make rules and regulations relating to the administration of the Equity Plan;

•	designate eligible persons to receive awards;

•	establish the terms and conditions of awards; and

•	make all other determinations necessary or advisable for the administration of the Equity Plan.

Eligibility. Officers, employees, non-employee directors and consultants of the Company or any of its subsidiaries or affiliates are eligible to receive awards under the Equity Plan. Non-employee directors may be granted nonqualified stock options, stock appreciation rights, restricted shares, restricted stock units and other share-based awards, but are not eligible to receive grants of incentive stock options, performance shares or performance units.

Shares Authorized. Subject to adjustment in the event of certain specified corporate events, including, without limitation, any merger, recapitalization, stock split, reorganization or similar transaction (see “Adjustments” below), the maximum aggregate number of shares available for issuance under the Equity Plan will be 6,000,000 and the maximum number of shares available for issuance under the Equity Plan with respect to incentive stock options will be 2,000,000. Shares subject to or underlying awards that expire or are cancelled or forfeited will again be available for issuance under the Equity Plan. Shares surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will be counted against the Equity Plan limits and will not be available for issuance in connection with future awards.

Individual Limits. The Equity Plan includes the following individual limits: (i) no participant may be granted option rights and stock appreciation rights (whether granted independent of or in tandem with an option right), in the aggregate, for more than 2,000,000 shares of common stock during any calendar year, (ii) no participant may be granted performance shares, restricted shares or restricted stock units specifying management objectives (described below), in the aggregate, for more than 1,000,000 shares of common stock during any calendar year, and (iii) no participant may be granted performance units having an aggregate maximum value in excess of $5,000,000 as of their date of grant during any calendar year.

Types of Awards. The Equity Plan provides for the grant of incentive stock options, “non-qualified” stock options, stock appreciation rights, performance units and performance shares, restricted shares, restricted stock units, and other types of incentive awards.

Options. Option rights, including both rights that are intended to qualify as incentive stock options under Section 422 of the Code (which may be granted only to employees of the Company) and “non-qualified” stock options, provide the right to purchase shares of the Company’s common stock at a price not less than fair market value of the Company’s common stock on the date of grant (which date may not be earlier than the date that the Committee takes action with respect thereto). No option rights may be exercised more than ten years from the date of grant. Each grant must specify the period of continuous employment that is necessary before the option rights become exercisable, and may provide for the earlier exercise of such option rights in the event of the retirement, death or disability of the recipient, or other similar event as approved by the Committee. The option price is payable at the time of exercise (i) in cash, (ii) by the transfer to the Company of nonforfeitable, unrestricted shares of the Company’s common stock that are already owned by the recipient and have a value at the time of exercise equal to the option price, (iii) with any other legal consideration that the Committee may deem appropriate or (iv) by any combination of the foregoing methods of payment. Any grant of option rights may provide for deferred payment of the option price from the proceeds of sale through a broker on the date of exercise of some or all of the shares of the Company’s common stock to which the exercise relates, or the payment of the option price in installments, subject to compliance with applicable law. Any grant of option rights may specify management objectives that must be achieved as a condition to exercise such rights. The Committee may, at the date of grant of any “non-qualified” option rights, provide for the payment of dividend equivalents to the recipient on a current, deferred or contingent basis, or may provide that such equivalents be credited against the option price. Successive grants may be made to the same recipient regardless of whether option rights previously granted to him or her remain unexercised.

Stock Appreciation Rights. Stock appreciation rights (SARs) represent the right to receive from the Company an amount, determined by the Committee and expressed as a percentage not exceeding 100 percent, of the difference between the base price established for such SARs (not less than the fair market value per share of the Company’s common stock on the date of grant) and the market value of the common stock on the date the SARs are exercised. SARs can be tandem (granted with option rights to provide an alternative to exercise of the option rights) or free-standing. Tandem SARs may only be exercised at a time when the related option right is exercisable and the spread is positive, and requires that the related option right be surrendered for cancellation. Free-standing SARs may not be exercisable more than ten years from the date of grant. Any grant of SARs may specify that the amount payable by the Company on exercise of the appreciation right may be paid in cash, in shares of the Company’s common stock or in any combination thereof, and may either grant to the recipient or retain in the Committee the right to elect among those alternatives. Any grant of SARs may provide for the payment of dividend equivalents in the form of cash or shares of the Company’s common stock paid on a current, deferred or contingent basis. Each grant must specify the period of continuous employment that is necessary before the SARs become exercisable, and may provide for the earlier exercise of such SARs in the event of the retirement, death or disability of the recipient, or other similar event approved by the Committee. Any grant of SARs may specify management objectives (as described below) that must be achieved as a condition to exercise such rights.

Performance Shares and Performance Units. A performance share is the equivalent of one share of the Company’s common stock and a performance unit is the equivalent of $1.00. The recipient of such a performance award will be given one or more management objectives to meet within a specified period. A minimum level of acceptable achievement will also be established by the Committee. If by the end of the performance period, the specified management objectives have been achieved, then the recipient will be deemed to have fully earned the performance shares or performance units. If the management objectives have not been achieved, but a predetermined minimum level of acceptable achievement has been attained, then the recipient will be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the recipient at the time and in the manner determined by the Committee in cash, shares of the Company’s common stock or any combination thereof. The grant may provide for the payment of dividend equivalents thereon in cash or in shares of the Company’s common stock on a current, deferred or contingent basis. The grant may also provide for the earlier termination of the performance period in the event of a change in control of the Company, the retirement, death or disability of the recipient, or other similar transaction or event approved by the Committee.

Restricted Shares. Restricted shares constitute an immediate transfer of ownership of a specified number of shares of the Company’s common stock to the recipient in consideration of the performance of services. Unless otherwise determined by the Committee, upon grant, the recipient becomes entitled to voting, dividend and other ownership rights in shares of the Company’s common stock. The transfer may be made with or without the payment of additional consideration by the recipient. Restricted shares must be subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, for a period determined by the Committee on the date of the grant, and may provide for the earlier termination of the forfeiture provisions in the event of the retirement, death or disability of the recipient, or other similar event approved by the Committee. In order to enforce these forfeiture provisions, the transferability of restricted shares is restricted for the period during which such forfeiture provisions apply. Any grant of restricted shares may specify management objectives which, if achieved, will result in the early termination of the restrictions applicable to such shares. Any such grant may also specify in respect of such specified management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of restricted shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified management objectives.

Restricted Stock Units. Restricted stock units constitute an agreement to issue or deliver shares of the Company’s common stock, pay an amount in cash, or a combination of the two, to the recipient in the future in consideration of the performance of services over a specified period, subject to the conditions established by the Committee. During the restriction period the recipient may not transfer any rights under his or her award and has no right to vote or receive dividends on the shares of Company’s common stock covered by the restricted stock units, unless the Committee otherwise authorizes the payment of dividend equivalents with respect to the restricted stock units, in cash or shares of Company’s common stock, on a current, deferred or contingent basis. The Committee must fix a restriction period at the time of grant, and may provide for the earlier termination of the restriction period in the event of the retirement, death or disability of the recipient, or other similar event approved by the Committee. Awards of restricted stock units may be made without additional consideration or in consideration of a payment by the recipient that is less than the fair market value per share of the Company’s common stock on the date of grant. Any grant of restricted stock units may specify management objectives which, if achieved, will result in the early termination of the restrictions applicable to such restricted stock units. Any such grant may also specify in respect of such specified management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of restricted shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement, of the specified management objectives.

Other Awards. Subject to applicable law, the Committee may, on such terms and conditions as it determines, grant to officers and other key employees of the Company and its subsidiaries and affiliates other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of the Company’s common stock or factors that may influence the value of such shares (including, without limitation, convertible or exchangeable debt securities or other securities, purchase rights for shares of the Company’s common stock, or awards with value and payment contingent upon performance of the Company or its subsidiaries or affiliates or other factors determined by the Committee). Shares of the Company’s common stock issued or delivered pursuant to these types of awards will be purchased for such consideration, by such methods and in such forms as the Committee determines. Cash awards, as an element of or supplement to any other award granted under the Equity Plan, may also be granted. The Committee may also grant shares of the Company’s common stock as a bonus, or may grant other awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Equity Plan or under other plans or compensatory arrangements, subject to such terms as are determined by the Committee.

Management Objectives/Performance Criteria. For purposes of awards of performance shares and performance unit, and for awards of stock options, stock appreciation rights, restricted shares, restricted stock units and other awards made subject to the achievement of certain performance criteria, the Committee will establish “management objectives.” Management objectives may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant, or of the affiliate, subsidiary, division, department, region or function within the Company, affiliate or subsidiary in which the participant is employed and may be made relative to the performance of other companies. The Management Objectives applicable to any award to a Covered Employee that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code shall be based on specified levels of or growth in one or more of the following criteria: revenues, weighted average revenue per unit, earnings from operations, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, earnings per share, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on equity, return on assets, total return to stockholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, funds from operations, adjusted funds from operations, cash flow in excess of cost of capital, operating margin, operating expenses, gross expense management, profit margin, contribution margin, stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals (e.g., opening of new offices in new geographic areas) cost targets, customer satisfaction, gross or net additional customers, average customer life, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. Management Objectives may be stated as a combination of the listed factors. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances (including those events and circumstances described in Section 12 of this Plan) render the Management Objectives unsuitable, the Committee may, at its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee to the extent that such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Change in Control. The Committee may provide, in an evidence of award or other award agreement, for the accelerated vesting of award(s) made under the Plan in the event of a change in control of the Company, or other similar transaction as approved by the Committee; provided that, except with respect to performance shares and performance units as described above, no award will vest or become exercisable early solely as a result of a change in control of the Company.

Adjustments. The Committee shall make or provide for such adjustments in the numbers of shares of common stock covered by outstanding option rights, stock appreciation rights, performance shares, restricted stock units and other share-based awards, in the option price and base price provided in outstanding options and stock appreciation rights, and in the kind of shares covered thereby, as the Committee in its discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of participants that would otherwise result from: (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure; (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee may provide in substitution for any or all of the outstanding awards under the Equity Plan such alternative consideration (or no consideration) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. The Committee may also make or provide for such adjustments in the number of shares available under the Equity Plan, the various sub-limits described above, the number of shares and price per share applicable to any outstanding award, and other share limitations contained in the Equity Plan as the Committee may determine to reflect any transaction or event described above.

Amendments and Miscellaneous. The Equity Plan may be amended by the Board, but any amendment that must be approved by the Company’s stockholders in order to comply with applicable laws or stock exchange rules will not be effective unless and until such approval has been obtained. The Board may amend the Equity Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws and regulations, or in the interpretation of such laws and regulations.

Where the Committee has established conditions to the exercisability or retention of certain awards, the Equity Plan allows the Committee to take action in its discretion at or after the date of grant to adjust such conditions in certain circumstances, including in the case of the death, disability or retirement of a participant.

Except with respect to adjustments made in connection with a corporate transaction (see “Adjustments” above) neither the Board nor the Committee may, without the further approval of the Company’s stockholders, authorize the amendment of any outstanding option right or appreciation right to reduce the option price or base price. No option right or appreciation right may be cancelled and replaced with award(s) having a lower option price or base price, respectively, without further approval of our stockholders.

To the extent consistent with Section 409A of the Code, the Committee may permit participants to elect to defer the issuance or delivery of shares of common stock or the settlement of awards in cash under the Equity Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Equity Plan. The Committee also may provide that deferred issuances or deliveries and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

The Committee may provide for special terms for awards to participants who are foreign nationals or who are employed by the Company or any of its affiliates or subsidiaries outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom; provided that no such special terms may include provisions that are inconsistent with the terms of the Equity Plan, unless the Board could have amended the Equity Plan to eliminate such inconsistency(ies) without obtaining stockholder approval.

Termination. The Equity Plan has a term of 10 years from the date of its approval by the Board and no awards may be made under the Equity Plan following the expiration of such 10 year period. Notwithstanding the expiration of the Equity Plan, all grants made on or prior to the expiration of the Equity Plan will remain in effect thereafter in accordance with their terms and the terms of the Equity Plan.

Clawback Policy

The Company expects to adopt a policy regarding repayment or forfeiture of certain compensation by executive officers (“Clawback Policy”) that may require an executive officer to repay or forfeit certain compensation in the event that the Company’s financial statements become subject to restatement and the Audit Committee determines that the executive officer committed actions or omissions that caused or significantly contributed to the need for the restatement or knew or should have known of such actions or omissions.

Potential Payments Upon Termination Or Change In Control

Except as described above under the heading “Employment Agreement with Kenneth Gunderman” or the heading “Equity Plan,” there are no benefits guaranteed to be paid to the named executive officers upon termination or a change in control.

Code of Business Conduct and Ethics

Prior to the Spin-Off, we intend to adopt a Code of Business Conduct and Ethics, effective as of the time of our listing on NASDAQ. The Code of Business Conduct and Ethics will confirm our commitment to conduct our affairs in compliance with all applicable laws and regulations and observe the highest standards of business ethics, and will seek to identify and mitigate conflicts of interest between our directors, officers and employees, on the one hand, and us on the other hand. The Code of Business Conduct and Ethics will also apply to ensure compliance with stock exchange requirements and to ensure accountability at a senior management level for that compliance. We intend that the spirit, as well as the letter, of the Code of Business Conduct and Ethics be followed by all of our directors, officers, employees and subsidiaries. This will be communicated to each new director, officer and employee. A copy of our Code of Business Conduct and Ethics will be available on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date hereof, all of the outstanding shares of our common stock are owned by Windstream Holdings’ wholly owned subsidiary Windstream Subsidiary. After the Spin-Off, Windstream will own up to 19.9 percent of our common stock. The following table provides information with respect to the expected beneficial ownership of our common stock immediately following the completion of the Spin-Off by (1) each person who we believe will be a beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors and named executive officers, and (3) all directors, director nominees and executive officers as a group. We based the share amounts on each person’s beneficial ownership of Windstream Holdings common stock as of March 9, 2015, unless we indicate some other basis for the share amounts, and assuming a distribution ratio of one share of CS&L common stock for every five shares of Windstream Holdings common stock, after giving effect to the interest in CS&L retained by Windstream.

To the extent our directors and officers own Windstream Holdings common stock at the time of the Spin-Off, they will participate in the Spin-Off on the same terms as other holders of Windstream Holdings common stock.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. Following the Spin-Off, we will have outstanding an aggregate of 150,366,271 shares of common stock on a fully diluted basis based upon 605,363,439 shares of Windstream Holdings common stock outstanding as of March 9, 2015, applying the distribution ratio of one share of CS&L common stock for every five shares of Windstream Holdings common stock held as of the record date, after giving effect to the interest in CS&L retained by Windstream, and without accounting for cash in lieu of fractional shares.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Named Executive Officers and Directors:

Francis X. “Skip” Frantz	139,148.2		*
Kenneth Gunderman	5,728.6		*
Jeffery W. Small	6,935.4		*

All directors, nominees and executive officers as a group (three persons)	151,812.2		*

Five Percent Shareholders:
Windstream Subsidiary 4001 Rodney Parham Road Little Rock, Arkansas 72212	29,293,583	(2)	19.5	%(3)

*	Denotes less than 1%.
(1)	The address of all of the officers and directors listed above are in the care of CS&L, 10802 Executive Center Drive, Benton Building Suite 300, Little Rock, AR 72211.
(2)	For a description of certain voting arrangements relating to the shares of our common stock retained by Windstream, see “Our Relationship with Windstream Following the Spin-Off—Stockholder’s and Registration Rights Agreement.”
(3)	An additional 0.4% are issuable to employees of Windstream in the form of unvested equity awards in CS&L common stock pursuant to the Employee Matters Agreement.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Relationship between Windstream and CS&L

After the Spin-Off, we and Windstream Holdings will operate separately, each as an independent, publicly traded company. Windstream will retain a passive ownership interest in up to 19.9 percent of the common stock of CS&L at the time of the Spin-Off. Windstream intends to dispose of all of its shares of CS&L common stock opportunistically during a twelve month period following the Spin-Off, subject to market conditions, with the net proceeds used to retire debt. Such dispositions may include exchanges for indebtedness of Windstream or stock of Windstream and/or distributions to Windstream shareholders.

To govern our relationship after the Spin-Off, we and Windstream intend to enter into certain agreements prior to the Spin-Off, including, among others: the Separation and Distribution Agreement; the Master Lease; the Tax Matters Agreement; the Transition Services Agreement; the Employee Matters Agreement; the Wholesale Master Services Agreement; the Master Services Agreement; the Intellectual Property Matters Agreement; the Reverse Transition Services Agreement and the Stockholder’s and Registration Rights Agreement. See “Our Relationship with Windstream Following the Spin-Off.”

The current Chief Financial Officer and Treasurer of Windstream (Bob Gunderman) is the brother of our Chief Executive Officer (Kenneth Gunderman).

Procedures for Approval of Related Person Transactions

We expect our board of directors to adopt a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Chief Financial Officer any proposed related person transaction and all material facts about the proposed transaction. Our Chief Financial Officer would then assess and promptly communicate that information to our audit committee. Based on our audit committee’s consideration of all of the relevant facts and circumstances, our audit committee will decide whether or not to approve such transaction and will generally approve only those transactions that are in, or are not inconsistent with, the best interests of CS&L. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to our audit committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy will require any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

OUR RELATIONSHIP WITH WINDSTREAM FOLLOWING THE SPIN-OFF

After the Spin-Off, we and Windstream Holdings will operate separately, each as an independent, publicly traded company. To govern our relationship after the Spin-Off, we will enter into the following agreements with Windstream, among others: the Separation and Distribution Agreement; the Master Lease; the Tax Matters Agreement; the Transition Services Agreement; the Employee Matters Agreement; the Wholesale Master Services Agreement; the Master Services Agreement; the Intellectual Property Matters Agreement; the Reverse Transition Services Agreement; and the Stockholder’s and Registration Rights Agreement. The following is a summary of the material terms of those agreements.

The material agreements described below have been, or will be, filed as exhibits to the registration statement on Form 10 of which this information statement is a part, and the summaries of each of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entirety by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. The terms of the agreements described below that will be in effect at the time of and following the Spin-Off have not yet been finalized; changes to these agreements, some of which may be material, may be made prior to the Spin-Off.

Separation and Distribution Agreement

The Separation and Distribution Agreement contains the key provisions relating to the separation of the Distribution Systems and Consumer CLEC Business from Windstream. It also contains other agreements that govern certain aspects of our relationship with Windstream that will continue after the Spin-Off.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement divides and allocates the assets and liabilities of Windstream prior to the Spin-Off between us and Windstream, and describes when and how any required transfers and assumptions of assets and liabilities will occur.

The Spin-Off

The Separation and Distribution Agreement governs the rights and obligations of the parties regarding the Spin-Off. On the distribution date, Windstream Holdings will cause its agents to distribute, on a pro rata basis, all of the issued and outstanding shares of our common stock to Windstream Holdings’ shareholders as of the record date.

Conditions

The Separation and Distribution Agreement provides that the Spin-Off is subject to multiple conditions that must be satisfied or waived by Windstream, in its sole discretion. For further information regarding these conditions, see “The Spin-Off—Conditions to the Spin-Off.” Even if all of the conditions have been satisfied, Windstream may, in its sole and absolute discretion, terminate and abandon the Spin-Off or any related transaction at any time prior to the distribution date.

Representations or Warranties

Under the Separation and Distribution Agreement, each party makes representations and warranties to the other regarding organization and authority, due authorization, consents and approvals, no violation, litigation and solvency. Windstream makes additional representations and warranties to CS&L regarding ownership of the assigned assets, no undisclosed liabilities, absence of certain changes or events, taxes, compliance with laws, licenses and permits, and environmental compliance. CS&L makes additional representations and warranties to Windstream regarding the validity of the CS&L common stock and limited activity.

None of the representations or warranties described above will survive the effective time of the Separation and Distribution Agreement.

Access to Information

The Separation and Distribution Agreement provides that the parties will exchange, as soon as reasonably practicable after written request therefor, any information reasonably requested by the other party, unless such provision of information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, in which case the parties will take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. In addition, the parties will use reasonable best efforts to make available to each other directors, officers, other employees and agents as witnesses in any legal, administrative or other proceeding in which the other party may become involved to the extent reasonably required.

Releases, Allocation of Liabilities and Indemnification

The Separation and Distribution Agreement provides for a full and complete release and discharge of all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the separation, between Windstream and us, except as expressly set forth in the Separation and Distribution Agreement.

The Separation and Distribution Agreement provides that (i) we will indemnify Windstream and its affiliates and each of their respective current and former directors, officers, agents and employees against any and all losses relating to (a) liabilities arising out of the Distribution Systems and Consumer CLEC Business, (b) any breach by us of any provision of the Separation and Distribution Agreement or any ancillary agreement, and (c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in the registration statement of which this information statement is a part (other than information regarding Windstream provided to us by Windstream for inclusion therein), and (ii) that Windstream will indemnify us and our affiliates and each of our respective current and former directors, officers, agents and employees against any and all losses relating to (a) liabilities arising out of the Windstream telecommunications business, (b) any breach by Windstream of any provision of the Separation and Distribution Agreement or any ancillary agreement, and (c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in the registration statement of which this information statement is a part (solely with respect to information regarding Windstream provided to us by Windstream for inclusion therein).

The Separation and Distribution Agreement also establishes dispute resolution procedures with respect to claims subject to indemnification and related matters.

Indemnification with respect to taxes, employee benefits and certain intellectual property is governed by the Tax Matters Agreement, the Employee Matters Agreement and the Intellectual Property Matters Agreement, respectively.

Termination

The Separation and Distribution Agreement provides that it may be terminated and the Spin-Off may be abandoned at any time prior to the distribution date by Windstream, in its sole discretion.

Expenses

The Separation and Distribution Agreement provides that all costs and expenses incurred and directly related to the Spin-Off will be paid by Windstream to the extent incurred and payable on or prior to the distribution date, and will be paid by the party incurring the cost or expense to the extent arising and payable following the distribution date.

Net Working Capital Adjustment

The Separation and Distribution Agreement provides a mechanism for the parties to agree, after closing of the Spin-Off, upon the net working capital of the Distribution Systems and Consumer CLEC Business as of the distribution date. If such amount is less than $0, CS&L will pay such amount to Windstream. If such amount is greater than $0, Windstream will pay such amount to CS&L.

Master Lease

We will enter into the Master Lease with Windstream Holdings, pursuant to which Windstream Holdings will lease the Distribution Systems. Under the Master Lease, the Operating Partnership and our individual subsidiaries that own the properties subject to the Master Lease will be the landlord, and Windstream Holdings will be the tenant. A default by Windstream Holdings with regard to any property will cause a default with regard to the entire portfolio, The subsidiaries of Windstream Holdings will have the right to use, occupy and operate the Distribution Systems and discharge any of Windstream Holdings’ obligations under the Master Lease.

The following description of the Master Lease does not purport to be complete, but contains a summary of certain material provisions of the Master Lease.

Term and Renewals

The Master Lease will provide for the lease of land, buildings, structures and other improvements on the land and appurtenances to the land and improvements (including the Company’s rights under any permits, easements and pole agreements) relating to the operation of the Distribution Systems.

The Master Lease will provide for an initial term of 15 years, with no purchase options. At the option of Windstream Holdings, the Master Lease may be extended for up to four renewal terms of five years each, and Windstream Holdings can elect which Distribution Systems then subject to the Master Lease to renew. In addition, Windstream Holdings has the right to extend the initial term of the Master Lease from 15 years to 20 years for all of the Distribution Systems and, if exercised, the number of renewal terms will be reduced to three so that the maximum term (taking into account all renewals) is 35 years and we will have certain capital funding obligations under the Master Lease as summarized below.

Windstream Holdings will not have the ability to terminate its obligations under the Master Lease prior to its expiration without our consent other than in limited circumstances (i.e., condemnation). If the Master Lease is terminated prior to its expiration other than with our consent, Windstream Holdings may be liable for damages and incur charges such as continued payment of rent through the end of the lease term and maintenance and repair costs for the Distribution Systems. See “Risk Factors—Risks Related to Our Business.”

Rental Amounts and Escalators

The Master Lease is a triple-net lease. Accordingly, in addition to rent, Windstream Holdings will be required to pay, among other things, the following items subject to limited carveouts set forth in the Master Lease:

•	all impositions and taxes levied on or with respect to the Distribution Systems (other than taxes on our income, gross receipts and capital stock and our franchise taxes);

•	all utilities and other services necessary or appropriate for the Distribution Systems and the business conducted thereon;

•	all insurance required in connection with the Distribution Systems;

•	all maintenance and repair costs with respect to the Distribution Systems;

•	charges under the easements, permits and pole agreements; and

•	all fees in connection with any licenses or authorizations necessary or appropriate for the Distribution Systems and the business conducted thereon.

The rent will be a fixed annual amount that will be set near the time of the Spin-Off. The rent will be determined by resolution of the Board of Directors of Windstream Holding adopted prior to the Spin-Off based on an assessment of the fair market value of the rental property, the projected residual value of the property at the end of the Master Lease, an appropriate rate of return, and such other factors as the Board of Directors of Windstream Holdings deems appropriate in consultation with its advisors, including a third party valuation expert engaged for such purposes.

Windstream Holdings will make the rent payment in monthly installments. We currently anticipate that the initial estimated annual rent under the Master Lease will be approximately $650 million during the first three years of the Master Lease. Commencing with the fourth year and continuing for the remainder of the initial term, the rent will be subject to annual escalation of 0.5%. The rent for the first year of each renewal term will be an amount agreed to by us and Windstream Holdings, or if we are unable to agree, the renewal rent will be determined by an independent appraisal process. Commencing with the second year of each renewal term, the rent will increase at an escalation rate of 0.5%. If the Company is required to fund any capital improvements or otherwise elects to fund any capital improvements by Windstream Holdings to the Distribution Systems, the rent will be increased to account for such funding.

Maintenance, Capital Expenditures and Alterations

Windstream Holdings will be required to maintain the Distribution Systems in accordance with the standard of operation and maintenance then engaged in or approved by a significant portion of the owners of distribution systems that are similar to the Distribution Systems (“Prudent Industry Practice”). Windstream Holdings is required to maintain all of its personal property that is necessary to operate the Distribution Systems in accordance with Prudent Industry Practice and in compliance with all applicable legal, insurance and licensing requirements. Capital expenditures for the Distribution Systems are generally the responsibility of Windstream Holdings, except that Windstream Holdings will have an option to require us to fund capital expenditures in an amount up to $50 million annually for a maximum period of five years (but in no event to extend beyond the end of the sixth year of the Master Lease) if Windstream Holdings elects to extend the initial term of the Master Lease from 15 years to 20 years and such election is made with the first five years of the Master Lease. We have separately agreed with Windstream Holdings to fund an additional $50 million in 2015 irrespective of whether the initial term of the Master Lease is extended.

Windstream Holdings has the right to make alterations (which includes maintenance, repairs, extensions, upgrades, additions, replacements or overbuilds to the Distribution Systems) that are constructed in accordance with Windstream Holdings’ current engineering standard without our consent. Windstream Holdings’ engineering standard may be modified without our consent so long as the standard is consistent with prevailing industry practice and is in compliance with applicable law. Prior to commencing any alterations that require our consent, Windstream Holdings will be required to provide us with a general description of the proposed alteration, the projected cost and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as we shall request.

Use of the Distribution Systems

Windstream Holdings is permitted to use the Distribution Systems for, among other things, the provision, routing and delivery of voice, data, video, data center, cloud computing and other communication services, the colocation activities in the data center space, the provision of dark or dim rim fiber services to third parties, such other services and uses consistent with its current use or with prevailing communications industry use and/or uses under subleases that are permitted under the Master Lease. Windstream must continuously operate the Distribution Systems for one or more of the permitted uses subject to limited exceptions that are specified in the Master Lease.

Events of Default

Under the Master Lease, an “Event of Default” will be deemed to occur upon certain events, including, without limitation:

•	the failure by Windstream Holdings to pay rent or other amounts when due and such failure is not remedied within the applicable notice and cure period;

•	the revocation, termination or material suspension of any license or other agreement that is not stayed pending appeal and would have a material adverse effect on Windstream Holdings or the operation of the Distribution Systems, taken as a whole;

•	the occurrence of a default under another material agreement between us and Windstream Holdings or our respective affiliates, which is not cured within the applicable notice and cure period (excluding certain agreements specified in the Master Lease);

•	a voluntary cessation of operations at the Distribution Systems (except as otherwise permitted under the Master Lease) that is not cured within the applicable notice and cure period and would have a material adverse effect on Windstream Holdings or on the operation of the Distribution Systems, taken as a whole;

•	the sale or transfer of any license or other authorization relating to the Distribution Systems without our consent subject to the pledges and transfers expressly permitted under the Master Lease;

•	the occurrence of an event or condition that results or causes the material indebtedness of Windstream becoming due prior to its stated maturity, or requires a payment, repurchase, redemption or defeasance of the material indebtedness prior to the stated maturity, or if Windstream Holdings fails to pay the principal of any material indebtedness at the final maturity date, in each case subject to limited exceptions set forth in the Master Lease;

•	certain events of bankruptcy or insolvency with respect to Windstream Holdings;

•	the breach by Windstream Holdings of a representation or warranty in the Master Lease in a manner which materially and adversely affects us and is not cured within the applicable notice and cure period; and

•	the failure by Windstream Holdings to comply with any other covenants set forth in the Master Lease that is not cured within the applicable notice and cure period.

Remedies for an Event of Default

Upon an Event of Default under the Master Lease, we may (at our option) exercise certain remedies, including, without limitation:

•	subject to any rights that a leasehold mortgagee that meets the criteria set forth in the Master Lease or the holder of any indebtedness entered into by Windstream Holdings or its affiliates may have, terminate the Master Lease, dispossess Windstream Holdings from the Distribution Systems, and/or collect monetary damages by reason of Windstream Holdings’ breach (including the acceleration of all rent which would have accrued after such termination and could not have been reasonably avoided);

•	elect to leave the Master Lease in place and sue for rent and any other monetary damages;

•	if we elect to terminate the Master Lease, Windstream Holdings is required to transfer the business operations conducted by Windstream at the Distribution Systems so terminated (with limited exceptions set forth in the Master Lease) to a successor tenant for fair market value pursuant to a process set forth in the Master Lease and cooperate with us to ensure that an operational facility is transferred to the successor tenant; and

•	seek any and all other rights and remedies available under law or in equity.

Assignment and Subletting

The Master Lease will provide that Windstream Holdings may not sublease, assign, encumber or otherwise transfer or dispose of the Master Lease or any Distribution Systems, including by virtue of a change of control of Windstream Holdings, or engage a management company without our consent subject to certain agreed upon exceptions set forth in the Master Lease. These exceptions include, but are not limited to, the following: (i) undergo a change of control in Windstream Holdings if the transferee is a qualified transferee that meets certain criteria set forth in the Master Lease, (ii) an assignment of the Master Lease to any of the subsidiaries of Windstream Holdings, (iii) a pledge or mortgage of Windstream Holdings’ interest under the Master Lease to a qualified lender that meets certain criteria, and the foreclosure by such lender or its designee, (iv) an assignment of the Master Lease to a qualified transferee that meets certain criteria set forth in the Master Lease, (v) the right to sublease (including, without limitation, any rights granted under dark fiber agreements, dim fiber agreements and colocation agreements) for a non-material portion of the Distribution Systems, and (vi) the right to sublease a material portion of the Distribution Systems if the sublease or subtenant meets certain criteria or Windstream is obligated to enter into the colocation arrangement in order to discharge its obligations under any license, authorization or law.

As a means of promoting competition, the Telecommunications Act of 1996 imposed on an incumbent local exchange carrier (“ILEC”) the requirements to provide a competitor with access to physical space within the ILEC’s premises (e.g., central offices) for the placement of equipment necessary for providing interconnection services or to purchase access to the ILEC’s network infrastructure at cost, plus a reasonable profit. The term “colocation” refers to the arrangement pursuant to which a competitor either places its equipment within an ILEC’s central office or accesses the ILEC’s network infrastructure. The terms of the Master Lease will allow Windstream to enter into colocation agreements in order to comply with its regulatory requirements.

In addition, Windstream Holdings is permitted to grant any of its rights and privileges under the Master Lease to any of its subsidiaries and we have agreed to acknowledge that the performance of any obligations or agreements by any of such subsidiaries shall satisfy Windstream Holdings’ obligations to perform such obligation or agreement thereunder.

New Opportunities

Generally, neither we nor Windstream Holdings will be prohibited from developing, redeveloping, expanding, purchasing or building facilities subject to certain limitations set forth in the Master Lease. By way of example, these limitations may include:

•	A requirement that any alterations to the Distribution Systems (which includes maintenance, repairs, extensions, upgrades, additions, replacements or overbuilds to the Distribution Systems) must be performed in accordance with the terms of the Master Lease.

•	A prohibition on us from (i) constructing for any party other than Windstream fiber, copper, coaxial and fixed wireless facilities within the same local exchange area of the ILECs that are subsidiaries of Windstream Holdings and are operating the Distribution Systems or (ii) constructing for any party other than Windstream extensions (including extensions in the form of fiber, copper, coaxial or fixed wireless facilities) of any ILEC facility under the Master Lease into a geographic area that adjoins the local exchange area of any ILEC facilities that are leased by Windstream Holdings under the Master Lease.

•	Transfer restrictions that only permit us to sell all (but not less than all) of our interest in the Distribution Systems to a single buyer/assignee that is not a competitor of Windstream.

•	Transfer restrictions that prohibit: (1) a competitor of Windstream from acquiring 10% or more of the equity interests in CS&L or the entities comprising the landlord under the Master Lease, (2) a competitor of Windstream from acquiring all or substantially all of our assets relating to the Distribution Systems, or (3) a merger or consolidation by us with or into a competitor of Windstream.

•	Transfer restrictions that require the Operating Partnership and the other subsidiaries that comprise the landlord under the Master Lease to remain subsidiaries of CS&L during the term of the Master Lease.

Licenses/Successor Lessee Provisions

Licenses and all other authorizations necessary to operate the facilities that will be subject to the Master Lease will be procured and maintained by the tenant pursuant to the terms of the Master Lease. The Master Lease will require Windstream Holdings to transfer, to the extent permitted by law, licenses and all other authorizations at the expiration or earlier termination of the Master Lease to a successor tenant for fair market value pursuant to process set forth in the Master Lease.

Tax Matters Agreement

The Tax Matters Agreement will govern our and Windstream’s respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Spin-Off and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, tax returns, tax contests and certain other tax matters.

In addition, the Tax Matters Agreement will impose certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that will be designed to preserve the tax-free status of the Spin-Off and certain related transactions, including:

•	generally, for two years after the Spin-Off, taking, or permitting any of its subsidiaries to take, an action that might be a disqualifying action without receiving the prior consent of Windstream Holdings;

•	for two years after the Spin-Off, entering into any agreement, understanding or arrangement or engaging in any substantial negotiations with respect to any transaction involving the acquisition of CS&L stock or the issuance of shares of CS&L stock, or options to acquire or other rights in respect of such stock, unless, generally, the shares are issued to qualifying CS&L employees or retirement plans, each in accordance with “safe harbors” under regulations issued by the IRS;

•	for two years after the Spin-Off, repurchasing our shares, except to the extent consistent with guidance issued by the IRS;

•	for two years after the Spin-Off, permitting certain wholly owned subsidiaries that were wholly owned subsidiaries of CS&L at the time of the Spin-Off to cease the active conduct of the Consumer CLEC Business to the extent so conducted by those subsidiaries immediately prior to the Spin-Off; and

•	for two years after the Spin-Off, voluntarily dissolving, liquidating, merging or consolidating with any other person.

Nevertheless, CS&L will be permitted to take any of the actions described above in the event that the IRS has granted a favorable ruling to Windstream Holdings or CS&L as to the effect of such action on the tax-free status of the transactions described in this document.

The Tax Matters Agreement will provide special rules allocating tax liabilities in the event the Spin-Off, together with certain related transactions, was not tax-free. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes imposed on Windstream Holdings and/or Windstream Holdings’ wholly owned subsidiary Windstream Corporation that arise from the failure of the Spin-Off and certain related transactions to qualify as a tax-free transaction for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code, as applicable, and certain other relevant provisions of the Code to the extent that the failure to qualify is attributable to actions taken by such party.

The Tax Matters Agreement will also set forth our and Windstream’s obligations as to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

Transition Services Agreement

Windstream will agree to provide us with certain administrative and support services on a transitional basis pursuant to the Transition Services Agreement for a period not to exceed eighteen months. The transition services will consist of information technology infrastructure support, customer call routing, accounting and collection services. We expect that the fees charged to us for transition services furnished pursuant to the Transition Services Agreement will approximate the actual cost incurred by Windstream in providing the transition services to us for the relevant period. The Transition Services Agreement will provide that we have the right to terminate a transition service upon notice to Windstream, in which case the service shall be terminated as soon as practicable after the notice, but in no event later than thirty days thereafter. The Transition Services Agreement also will contain provisions under which Windstream will generally agree to indemnify us for all losses incurred by us resulting from Windstream’s material breach of the Transition Services Agreement.

Employee Matters Agreement

The Employee Matters Agreement will govern the respective compensation and employee benefit obligations of us and Windstream with respect to the current and former employees of each company, and generally will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs. The following is a summary of some of the expected material provisions of the Employee Matters Agreement:

•	Windstream will retain all liabilities except for salaries and commissions attributable to present and former employees of both us and Windstream in respect of the period before the Spin-Off;

•	the employment of those current Windstream employees who will be our employees at the time of the Spin-Off will be transferred from Windstream to us at some point before the Spin-Off and we will participate in existing Windstream benefit plans from that time until the Spin-Off (exclusive of incentive compensation plans for 2015 because we expect to establish our own plans for our employees);

•	there will be no transfer of any employee benefit plan assets or liabilities from Windstream to us and existing Windstream employees who become our employees will be treated as having terminated employment with Windstream at the time of the Spin-Off (except as provided in respect of equity incentive awards (see “Management—Outstanding Equity Awards at Fiscal Year-End—Incentive Award Plan”) and for purposes of paid-time off benefits, which we will assume);

•	we will assume all liabilities in respect of our employees that are attributable to the period beginning on the distribution date and, for purposes of the benefit plans we may establish on or after the distribution date, credit our employees for service with Windstream before the Spin-Off (except to the extent it would result in a duplication of benefits).

We otherwise will be generally free to establish the terms and conditions of employment of our employees.

Wholesale Master Services Agreement

Windstream’s competitive local exchange carrier affiliates will agree in the Wholesale Master Services Agreement to resell to Talk America local exchange service (including, among other things, access to emergency services, access to operator services, access to interexchange service, access to directory assistance, toll limitation for qualifying low-income consumers, and any other ancillary functionalities that Talk America must provide pursuant to applicable statutes and regulations), interexchange service and broadband service. In this connection, Windstream will provide the Company transport services (local and long distance telecommunications service), provisioning services (directory assistance, directory listing, service activation and service changes), and repair services (routine and emergency network maintenance, network audits and network security). The Wholesale Master Services Agreement will be limited to residential customers. Windstream will charge Talk America retail rates included in Windstream’s tariffs/agreements for each customer served and will provide Talk America a monthly volume discount which will be based on the number of active customers served by Talk America.

Master Services Agreement

Windstream will agree to provide us billing, collection and certain support services pursuant to a Master Services Agreement for an initial term of four (4) years. The Master Services Agreement will consist of billing services, and information technology support principally associated with the billing services, output processing, customer call routing, and collection services. The fees charged to us for services provided pursuant to the Master Services Agreement will be based on commercially reasonable terms.

Intellectual Property Matters Agreement

Windstream will agree to provide us with a license to use, for five years, certain domain names owned by Windstream that are used by customers of the Consumer CLEC Business in their email addresses. The purpose of the license is to allow such customers to continue to use existing domain names without requiring any transfer to a new “Talk America” domain, but we will not be permitted to issue any new email addresses using the licensed domains.

The license granted pursuant to the Intellectual Property Matters Agreement will be a royalty-free, nonexclusive license, in those jurisdictions where Windstream has such rights. We will be responsible for ensuring that our use of the domain names is in conformity with certain defined standards, and will indemnify Windstream from and against all liability involving or otherwise relating to any actual or alleged infringement of any third party’s intellectual property rights arising out of our use of the domain names or any breach or failure by us to comply with any representation, warranty or covenant set forth in the Intellectual Property Matters Agreement.

Windstream will maintain sole control and discretion over the prosecution and maintenance with respect to all rights, including all intellectual property rights in and to the domain names.

Reverse Transition Services Agreement

We will agree to provide Windstream with customer service support on a transitional basis pursuant to the Reverse Transition Services Agreement for a term of ninety (90) days or upon completion of an internal billing system conversion, whichever is later. The reverse transition services will consist of support for inbound/outbound customer telephone calls, emails, correspondence, etc., order processing support, the ability to move customer service representatives to different call queues based on call volumes, and support for customer disconnect requests. The fees charged to Windstream for reverse transition services furnished pursuant to the Reverse Transition Services Agreement will approximate the actual cost incurred by us in providing the reverse transition services to Windstream for the relevant period. The Reverse Transition Services Agreement will provide that we will have the right to terminate this reverse transition service upon notice to Windstream, in which case the service shall be terminated as soon as practicable after the notice, but in no event later than thirty (30) days thereafter. The Reverse Transition Services Agreement also will contain provisions under which we will generally agree to indemnify Windstream for all losses incurred by Windstream resulting from our material breach of the Reverse Transition Services Agreement.

Stockholder’s and Registration Rights Agreement

We and Windstream will enter into a Stockholder’s and Registration Rights Agreement pursuant to which we will agree that, upon the request of Windstream, we will use our best efforts to effect the registration under applicable federal and state securities laws of the shares of our common stock retained by Windstream after the Spin-Off. In addition, Windstream will grant us a proxy to vote the shares of our common stock that Windstream retains immediately after the Spin-Off in proportion to the votes cast by our other shareholders. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from Windstream to a person other than Windstream, and neither the voting agreement nor the proxy will limit or prohibit any such sale or transfer. Further, Windstream will agree not to seek a seat on the board of directors of CS&L and will agree not to acquire additional shares of CS&L common stock.

DESCRIPTION OF OUR CAPITAL STOCK

Our charter and bylaws will be amended and restated prior to the Spin-Off. The following is a summary description of the material terms of our capital stock as will be set forth in our charter and bylaws that will govern the rights of holders of our common stock upon the consummation of the Spin-Off.

While the following attempts to describe the material terms of our capital stock, the description may not contain all of the information that is important to you. You are encouraged to read the full text of our charter and bylaws, the forms of which are included as exhibits to the registration statement on Form 10, of which this information statement is a part, as well as the provisions of the Maryland General Corporation Law and other applicable Maryland law.

Certain Differences between the Rights of Windstream Holdings Stockholders and CS&L Stockholders

CS&L was incorporated as a Maryland corporation and following the Spin-Off intends to be classified as a REIT for U.S. federal income tax purposes. Maryland was chosen as CS&L’s domicile due to Maryland being the leading jurisdiction for the incorporation or formation of REITs, with a vast majority of all publicly-traded REITs having been formed under Maryland law. Certain provisions of Maryland law that may be deemed more favorable to REITs than other common jurisdictions for incorporation, such as Delaware, include (i) no franchise tax and (ii) the ability of the board of directors to increase authorized capital stock without approval by stockholders.

Although Windstream Holdings is incorporated under and governed by Delaware law and CS&L is incorporated under and governed by Maryland law, CS&L has generally modeled its corporate governance after that of Windstream Holdings’, with certain exceptions arising (i) due to differences between Maryland and Delaware corporate law, and (ii) as a result of outreach and discussions with certain significant stockholders of Windstream Holdings that will also become significant stockholders of CS&L after the Spin-Off. The chart below provides a summary comparison of certain of the corporate governance features applicable to each of Windstream and CS&L.

	Windstream Holdings	CS&L
Election of Directors	Annually	Annually
Size of the Board of Directors	10 (Number of directors must be within a range of 3-15)	4 (Number of directors must be within a range of 3-9)
General Voting Standard	Majority of votes cast	Majority of votes cast
Voting Standard for Election of Directors in Uncontested Elections	Majority of votes cast standard with director resignation policy	Majority of votes cast standard with director resignation policy
Voting Standard to Amend Key Provisions of bylaws (size of the board of directors, vacancies on the board, process for nominating directors, and process for bringing business before a stockholder meeting)	Supermajority (2/3)	Board has exclusive authority to amend the Bylaws
Voting Standard to Amend Key Provisions of Charter	Supermajority (2/3)	Majority of outstanding
Blank Check Preferred Stock	Yes	Yes
Separate Chairman and Chief Executive Officer	Yes	Yes
All Directors other than Chief Executive Officer are Independent	Yes	Yes
Stockholders Authorized to Call a Special Meeting of Stockholders	No	Yes (upon request by the holders of at least 20% of all shares outstanding)
Stockholder Action Via Written Consent Without a Meeting	No	No
Restrictions on Ownership of Common Stock	No	Yes
Anti-Takeover Statues	Are applicable to Windstream	CS&L will opt out

General

Following the Spin-Off, our authorized stock will consist of 500,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

Based on the number of shares of Windstream Holdings common stock outstanding as of March 9, 2015, it is expected that we will have approximately 150,366,000 shares of common stock outstanding on a fully diluted basis upon completion of the Spin-Off. No shares of our preferred stock will be issued and outstanding at the time of the Spin-Off.

Common Stock

All of the shares of our common stock distributed in the Spin-Off will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of our stock and the provisions of our charter that will restrict transfer and ownership of stock, the holders of shares of our common stock generally will be entitled to receive dividends on such stock out of assets legally available for distribution to the shareholders when, as and if authorized by our board of directors and declared by us. The holders of shares of our common stock will also be entitled to share ratably in our net assets legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities.

Subject to the rights of any other class or series of our stock and the provisions of our charter that will restrict transfer and ownership of stock, each outstanding share of our common stock will entitle the holder to one vote on all matters submitted to a vote of the shareholders, including the election of directors. Under our charter there will be no cumulative voting in the election of directors. Our bylaws will require that each director be elected by a plurality of votes cast with respect to such director, except in the case of an uncontested election, in which case our bylaws will require that each director be elected by a majority of votes cast with respect to such director.

Holders of shares of our common stock will generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter that will restrict transfer and ownership of stock, all shares of our common stock will have equal dividend, liquidation and other rights.

Our charter will authorize our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, to establish the designation and number of shares of each class or series and to set, subject to the provisions of our charter relating to the restrictions on ownership and transfer of our capital stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each such class or series.

Preferred Stock

Under our charter, our board of directors will be permitted from time to time to establish and to cause us to issue one or more classes or series of preferred stock and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of such classes or series. Accordingly, our board of directors, without shareholder approval, will be permitted to issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, may adversely affect the voting and other rights of the holders of our common stock, and could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. No shares of preferred stock are expected to be outstanding immediately following the Spin-Off and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Our Common Stock and Issue Additional Shares of Our Common and Preferred Stock

Our board of directors will have the authority, without any action by our shareholders, to amend CS&L’s charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that CS&L has authority to issue.

We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of our common stock, will be available for issuance without further action by our shareholders, unless such action is required by applicable law, the terms of any class or series of preferred stock that we may issue in the future or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common shareholders otherwise believe to be in their best interests.

Restrictions on Transfer and Ownership of CS&L Stock

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, beneficially or constructively, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). In addition, rent from related party tenants (generally, a tenant of a REIT owned, beneficially or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code. To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Taxation of REITs in General.”

Our charter will contain restrictions on the transfer and ownership of our stock. The relevant sections of our charter will provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock. These limits are collectively referred to herein as the “ownership limits.” The constructive ownership rules under the Code are complex and may cause stock owned beneficially or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding common stock or less than 9.8% of our outstanding capital stock, or the acquisition of an interest in an entity that beneficially or constructively owns our stock, could, nevertheless, cause the acquiror, or another individual or entity, to own constructively shares of our outstanding stock in excess of the ownership limits.

Upon receipt of certain representations and agreements and in its sole and absolute discretion, our board of directors will be able to, prospectively or retroactively, exempt a person from the ownership limits or establish a different limit on ownership, or an excepted holder limit, for a particular shareholder if the shareholder’s ownership in excess of the ownership limits would not result in us being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limits or creating an excepted holder limit, our board of directors will be able to, but is not required to, require an IRS ruling or opinion of counsel satisfactory to our board of directors (in its sole discretion) as it may deem necessary or advisable to determine or ensure our status as a REIT. Windstream will be an excepted holder following the Spin-Off, and may hold up to 19.9 percent of the common stock of CS&L.

Our board of directors will also be able to, from time to time, increase or decrease the ownership limits unless, after giving effect to the increased or decreased ownership limits, five or fewer persons could beneficially own or constructively own, in the aggregate, more than 49.9% in value of our outstanding stock or we would otherwise fail to qualify as a REIT. Decreased ownership limits will not apply to any person or entity whose ownership of our stock is in excess of the decreased ownership limits until the person or entity’s ownership of our stock equals or falls below the decreased ownership limits, but any further acquisition of our stock will be in violation of the decreased ownership limits.

Our charter will also prohibit:

•	any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT;

•	any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons;

•	any person from beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity,” within the meaning of Section 897(h) of the Code;

•	any person from beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would cause us to own, beneficially or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in a tenant of our real property; and

•	any person from constructively owning shares of our stock to the extent such constructive ownership would cause any “eligible independent contractor” that operates a “qualified health care property” on behalf of a “taxable REIT subsidiary” of ours (as such terms are defined in Sections 856(d)(9)(A), 856(e)(6)(D)(i) and 856(l) of the Code, respectively) to fail to qualify as such.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits, or any of the other restrictions on transfer and ownership of our stock, and any person who is the intended transferee of shares of our stock that are transferred to the charitable trust described below, will be required to give immediate written notice and, in the case of a proposed transaction, at least 15 days prior written notice, to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter regarding restrictions on transfer and ownership of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will acquire no rights in such shares of our stock. Any attempted transfer of our stock which, if effective, would violate any of the other restrictions described above will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The trustee of the trust will be appointed by us and will be unaffiliated with us and any proposed transferee of the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Shares of our stock held in the trust will be issued and outstanding shares. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restrictions on transfer and ownership of our stock, then the transfer of the shares will be null and void and the proposed transferee will acquire no rights in such shares.

Shares of our stock held in trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion, to rescind as void any vote cast by a proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on transfer and ownership of our stock set forth in our charter, our board of directors or such committee may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer; provided that any transfer or other event in violation of the above restrictions shall automatically result in the transfer to the trust described above, and, where applicable, such transfer or other event shall be null and void as provided above irrespective of any action or non-action by our board of directors or any committee or designee thereof.

Shares of stock transferred to the trustee will be deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the market price of such stock at the time of such devise or gift) and (2) the market price of such stock on the date we, or our designee, accept such offer. We may reduce the amount so payable to the trustee by the amount of any dividend or other distribution that we made to the proposed transferee before we discovered that the shares had been automatically transferred to the trust and that are then owed by the proposed transferee to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We will have the right to accept such offer until the trustee has sold the shares held in the charitable trust, as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will be required to distribute the net proceeds of the sale to the proposed transferee, and any distributions held by the trustee with respect to such shares to the charitable beneficiary.

If we do not buy the shares, the trustee will be required, within 20 days of receiving notice from us of a transfer of shares to the trust, to sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits, or the other restrictions on transfer and ownership of our stock. After selling the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee will be required to distribute to the proposed transferee an amount equal to the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held by the trust (e.g., in the case of a gift, devise or other such transaction), the market price of such stock on the day of the event causing the shares to be held by the trust and (2) the sales proceeds (net of any commissions and other expenses of sale) received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of any dividends or other distributions that we paid to the proposed transferee before we discovered that the shares had been automatically transferred to the trust and that are then owed by the proposed transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary, together with any distributions thereon. If the proposed transferee sells such shares prior to the discovery that such shares have been transferred to the trustee, then (a) such shares shall be deemed to have been sold on behalf of the trust and (b) to the extent that the proposed transferee received an amount for such shares that exceeds the amount that such proposed transferee would have received if such shares had been sold by the trustee, such excess shall be paid to the trustee upon demand. The proposed transferee will have no rights in the shares held by the trustee.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on transfer and ownership described above.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, will be required to give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns, a description of the manner in which the shares are held and any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any beneficial owner or constructive owner of shares of our stock and any person or entity (including the shareholder of record) who holds shares of our stock for a beneficial owner or constructive owner will be required to, on request, disclose to us in writing such information as we may request in order to determine the effect, if any, of the shareholder’s beneficial and constructive ownership of our stock on our status as a REIT and to comply, or determine our compliance with, the requirements of any governmental or taxing authority.

The restrictions on transfer and ownership described above could have the effect of delaying, deferring or preventing a change of control in which holders of shares of our stock might receive a premium for their shares over the then prevailing price.

Amendments to Our Charter and Bylaws and Approval of Extraordinary Actions

Under Maryland law, a Maryland corporation generally cannot amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by the board of directors and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these actions by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter will provide that the affirmative vote of the holders of at least a majority in voting power of our outstanding stock will be required to approve all charter amendments or extraordinary actions. However, Maryland law permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the shareholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.

Our charter will also require the affirmative vote of the holders of at least a majority in voting power of our outstanding stock to amend the provisions of the charter relating to the restrictions on transfer and ownership of our stock, amendment of our bylaws, shareholder action and the inability of shareholders to act by written consent, and the amendment of the foregoing provisions of our charter.

Our board of directors will have the authority, without any action by our shareholders, to amend CS&L’s charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that CS&L has authority to issue.

Our board of directors will have the exclusive power to adopt, alter or repeal any provision of CS&L’s bylaws and to adopt new bylaws.

Business Combinations

CS&L has elected not to be governed by the Maryland Business Combination Act. If it were not for this election (which is stated in our charter and can be amended only with the approval of the holders of at least a majority in voting power of our outstanding stock), under the MGCL, certain “business combinations” between us and any interested stockholder or affiliate of an interested stockholder would be prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, a board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder, voting together as a single class.

These supermajority vote requirements do not apply if the corporation’s common shareholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. In light of the election in our charter, however, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any interested stockholder of ours.

Control Share Acquisitions

CS&L has exempted all of its shares from the application of the Maryland Control Share Acquisition Act. If it were not for this exemption, Maryland law would provide that issued and outstanding shares of our stock acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	more than 50%.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction or waiver of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, the corporation may itself present the question at any shareholder meeting.

If voting rights are not approved at the special meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain conditions and limitations, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our charter will contain a provision that will exempt from the control share acquisition statute any and all acquisitions by any person of any shares of our stock. This charter provision can be amended only with the approval of the holders of at least a majority in voting power of our outstanding stock.

Subtitle 8

CS&L is prohibited by its charter from electing to be subject to the “unsolicited takeover” provisions of Subtitle 8 of Title 3 of the MGCL which permit a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and such director shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified; and

•	a majority requirement for the calling of a special meeting of shareholders.

This prohibition may be rescinded or amended only with the approval of at least a majority in voting power of our outstanding stock.

Special Meetings of the Shareholders; Shareholder Action by Written Consent

Our charter will provide that special meetings of the shareholders may be called at any time by our board of directors or upon the written request of the holders of not less than twenty percent in voting power of our outstanding stock. Our charter will prohibit shareholders from taking any action by written consent in lieu of a meeting for so long as any security of the Company is registered under Section 12 of the Exchange Act.

Transactions Outside the Ordinary Course of Business

Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter will provide that these actions must be approved by a majority in voting power of our outstanding stock.

Advance Notice of Director Nomination and New Business

Our bylaws will provide that, at any annual meeting of shareholders, nominations of individuals for election to the board of directors and proposals of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors or (3) by a shareholder who was a shareholder of record at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting in the election of directors or on such other proposed business and who has complied with the advance notice procedures of our bylaws. The shareholder generally must provide notice to the secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of preceding year’s annual meeting.

Only the business specified in our notice of meeting may be brought before any special meeting of shareholders. Our bylaws will provide that nominations of individuals for election to our board of directors at a meeting of shareholders may be made only (1) by or at the direction of its board of directors or (2) by any shareholder of record at the time of provision of the notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws. Such shareholder will be entitled to nominate one or more individuals, as the case may be, for election as a director if the shareholder’s notice, containing the information required by our bylaws, is delivered to the secretary (i) in the case of an annual meeting, not less than 120 days nor more than 150 days prior to the anniversary of our preceding year’s annual meeting; provided that in the case of the first annual meeting or if the date of the annual meeting is changed by more than 30 days from such anniversary date, notice must be received not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made, or (ii) in the case of a special meeting, not earlier than 120 days prior to such special meeting and not later than the later of 90 days prior to such special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures will also permit a more orderly procedure for conducting shareholder meetings.

Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The restrictions on transfer and ownership of our stock will prohibit any person from acquiring more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock, without the prior consent of our board of directors. Because our board of directors will be able to approve exceptions to the ownership limits, the ownership limits will not interfere with a merger or other business combination approved by our board of directors.

The provisions described above, along with other provisions of the MGCL and our charter and bylaws discussed above, including provisions relating to the removal of directors and the filling of vacancies, the supermajority vote that will be required to amend certain provisions of our charter, the advance notice provisions and the procedures that shareholders will be required to follow to request a special meeting, alone or in combination, could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control of us that might involve a premium price for shares of our common shareholders or otherwise be in the best interest of our shareholders, and could increase the difficulty of consummating any offer.

Exclusive Forum

Our bylaws will designate the Circuit Court for Baltimore City, Maryland (and, in some circumstances, other federal and state courts in Maryland) as the exclusive forum for resolving:

•	any derivative action or proceeding brought on behalf of CS&L;

•	any action asserting a claim for breach of fiduciary duty owed by any director, officer, shareholder, employee or agent of CS&L to CS&L or its shareholders;

•	any action asserting a claim against CS&L or any director, officer, shareholder, employee or agent of CS&L arising out of or relating to any provision of the MGCL, our charter or our bylaws; or

•	any action asserting a claim against CS&L or any director, officer, shareholder, employee or agent of CS&L governed by the internal affairs doctrine of the State of Maryland.

Transfer Agent and Registrar

After the Spin-Off, the registrar and transfer agent for our common stock will be Wells Fargo Bank, National Association.

Listing

We intend to list our common stock on NASDAQ under the symbol “CSAL.”

Indemnification of Directors and Executive Officers

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its shareholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter will contain a provision that will limit, to the maximum extent permitted by Maryland law, the liability of our directors and officers to us and our shareholders for money damages.

Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which our charter will not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter will require, to the maximum extent permitted by Maryland law, that we indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (1) any present or former director or officer who is a party to a proceeding (or threatened to be made a party) by reason of his or her service in that capacity, and (2) any individual who, while a director or officer and, at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities.

In respect to our obligations to provide indemnification to directors and officers for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and it therefore unenforceable.

We will enter into indemnification agreements with each of our executive officers and directors providing for the indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person’s service as an officer or director of ours. We also will maintain insurance on behalf of our directors and officers, insuring them against liabilities that they may incur in such capacities or arising from this status.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the U.S. federal income tax consequences of an investment in our common stock. For purposes of this section, references to “CS&L,” “we,” “our” and “us” generally mean only Communications Sales & Leasing, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based on the Code, the regulations promulgated by the Treasury, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not discuss any other U.S. federal tax consequences (e.g., estate or gift tax), state, local or non-U.S. tax consequences relevant to us or an investment in our common stock, and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships, other pass-through entities and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons who are subject to alternative minimum tax;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means property held for investment.

The U.S. federal income tax treatment of holders of our common stock depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our common stock will depend on the shareholder’s particular tax circumstances. You are urged to consult with your tax advisor as to the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

TAXATION OF CS&L

Following the Spin-Off, we intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. We believe that we will be organized, and we expect and intend to operate, in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code. We expect that we will receive an opinion of Skadden, Arps, Slate, Meagher & Flom

LLP, tax counsel to Windstream (“Tax Counsel”), with respect to our qualification to be taxed as a REIT in connection with the Spin-Off. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The Tax Opinion represents only the view of Tax Counsel, based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by Windstream and us, including representations relating to the values of our assets and the sources of our income. The opinion will be expressed as of the date issued. Tax Counsel will have no obligation to advise Windstream, us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the Tax Opinion and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Tax Counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.

The IRS Ruling addresses certain issues relevant to our qualification as a REIT, including the character of our assets and income. Although we may generally rely upon the IRS Ruling, no assurance can be given that the IRS will not challenge our qualification as a REIT on the basis of other issues or facts outside the scope of the IRS Ruling.

TAXATION OF REITS IN GENERAL

As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net REIT taxable income that is currently distributed to our shareholders. This treatment substantially eliminates double taxation at the corporate and shareholder levels that generally results from an investment in a corporation. In general, the income that we generate is taxed only at the shareholder level upon a distribution of dividends to our shareholders.

Most U.S. shareholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and are taxed at rates applicable to ordinary income. The highest marginal noncorporate U.S. federal income tax rate applicable to ordinary income is 39.6%. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property.”

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification to be taxed as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•	If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification to be taxed as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the non-qualifying assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our capital gain net income for such year and (3) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.

•	If we recognize gain on the disposition of any asset held by us on the day after the effective date of the Spin-Off (when our REIT election is expected to become effective) during a specified period (generally, ten years) thereafter, then we will owe tax at the highest corporate tax rate on the lesser of (1) the excess of the fair market value of the asset on the effective date of our election to be taxed as a REIT over its basis in the asset at such time, and (2) the gain recognized upon the disposition of such asset.

•	If after the effective date of our REIT election, we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our TRSs will generally be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be taxed as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

(7)	that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, is expected to be 2015). Our charter will provide restrictions regarding the ownership and transfers of shares of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above, among other purposes. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If such record holder fails or refuses to comply with the demands, such record holder will be required by Treasury regulations to submit a statement with such record holder’s tax return disclosing such record holder’s actual ownership of our stock and other information.

In addition, a corporation generally may not elect to be taxed as a REIT unless its taxable year is the calendar year. We intend to adopt December 31 as our year-end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

Disregarded Subsidiaries

If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries

In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm’s-length basis.

Ownership of Partnership Interests

If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below under “—Income Tests—Failure to Satisfy the Gross Income Tests” and “—Asset Tests.”

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness and certain hedging transactions, generally must be derived from “rents from real property,” gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), dividends received from other REITs and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents from Real Property

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

•	The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue will generally not be excluded from the term “rents from real property” solely because it is based on a fixed-percentage or percentages of gross receipts or sales;

•	Neither we nor a beneficial or constructive owner of 10% or more of our stock beneficially or constructively owns 10% or more of the interests in the assets or net profits of a noncorporate tenant, or, if the tenant is a corporation (but excluding any TRS), 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

•	Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•	We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenues, or a TRS, which may be wholly or partially owned by us, to provide non-customary services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.”

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued will generally not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.

Dividend Income

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fee Income

Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

Hedging Transactions

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred or to be incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Most likely, income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

Failure to Satisfy the Gross Income Tests

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of rents received by us from Windstream failing to qualify as “rents from real property,” we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property and stock of other corporations that qualify as REITs, as well as some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries, and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, the aggregate value of all securities of TRSs that we hold, together with other non-qualified assets (such as furniture and equipment or other tangible personal property, or non-real estate securities) may not, in the aggregate, exceed 25% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a nongovernmental entity, (5) any security (including debt securities) issued by another REIT and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if (a) we satisfied the asset tests at the close of the preceding calendar quarter and (b) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (b) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT that fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(1)	the sum of

(a)	90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid; and

(b)	90% of our after tax net income, if any, from foreclosure property (as described below); minus

(2)	the excess of the sum of specified items of noncash income over 5% of our REIT taxable income, computed without regard to our net capital gain and the deduction for dividends paid.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. These distributions will be treated as received by our shareholders in the year in which paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class and (ii) in accordance with any preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase the adjusted basis of their stock by the difference between (1) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our shareholders of any distributions that are actually made. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions.”

If we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our capital gain net income for such year and (3) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other noncash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of our stock) in order to meet the distribution requirements, while preserving our cash. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each shareholder, where the aggregate amount of cash to be distributed in such dividend is subject to limitation. In such case, for U.S. federal income tax purposes, taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.

If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

For purposes of the 90% distribution requirement and excise tax described above, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before January 31 of the following calendar year.

Earnings and Profits Distribution Requirement

In connection with the Spin-Off, Windstream will allocate its earnings and profits (as determined for U.S. federal income tax purposes) for periods prior to the consummation of the Spin-Off between Windstream and us in accordance with provisions of the Code. A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute all such earnings and profits.

CS&L currently does not expect that it will have any such accumulated earnings and profits and, accordingly, does not expect that it will be required to make the Purging Distribution. If, contrary to expectations, we are required to make the Purging Distribution, we would pay the Purging Distribution(s) by declaring a dividend to our shareholders to distribute our accumulated earnings and profits attributable to any non-REIT years, including any earnings and profits allocated to us by Windstream in connection with the Spin-Off. We expect that we would pay the Purging Distribution(s) in a combination of cash (in an amount not to exceed 20% of the Purging Distribution) and our stock. Windstream has received the IRS Ruling, which addresses, in addition to the treatment of the Spin-Off and certain REIT qualification issues, certain tax issues relevant to our payment of the Purging Distribution in a combination of cash and our stock. In general, the IRS Ruling provides, subject to the terms and conditions contained therein, that (1) any and all of the cash and stock distributed by us to our shareholders as part of the Purging Distribution would be treated as a distribution of property with respect to our stock, and as a dividend to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) and (2) the amount of any distribution of stock received by any of our shareholders as part of the Purging Distribution would be considered to equal the amount of the money which could have been received instead. A holder of our common stock would be required to report dividend income as a result of the Purging Distribution even if such shareholder receives no cash or only nominal amounts of cash in the distribution. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions.”

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Derivatives and Hedging Transactions

We may enter into hedging transactions, including with respect to foreign currency exchange rate and interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as swap contracts, cap or floor contracts, futures or forward contracts and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of a position in such a transaction and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests, which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification to be taxed as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (3) with respect to which we made a proper election to treat the property as foreclosure property.

We will generally be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty Tax

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations or if the interest payments were at a commercially reasonable rate. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

In the future, a TRS may provide services to our tenants. We would set the fees paid to a TRS for such services at arm’s-length rates, although the fees paid may not satisfy the safe-harbor provisions described above.

These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), distributions to shareholders will be taxable as regular corporate dividends. Such dividends paid to U.S. shareholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lose our qualification. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

TAXATION OF SHAREHOLDERS

Taxation of Taxable U.S. Shareholders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our stock applicable to taxable U.S. shareholders. A “U.S. shareholder” is any holder of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

Distributions

For such time as we qualify as a REIT, the distributions that we make to our taxable U.S. shareholders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that we do not designate as capital gain dividends will generally be taken into account by such shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends received by most U.S. shareholders that are individuals, trusts or estates from taxable corporations. Such shareholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax) (i.e., the Purging Distribution(s));

•	dividends received by the REIT from TRSs or other taxable corporations; or

•	income in the prior taxable year from sales of “built-in gain” property acquired by the REIT from corporations in carryover basis transactions (less the amount of corporate tax on such income).

CS&L currently does not expect that it will be required to make the Purging Distribution. If, contrary to expectations, we are required to make the Purging Distribution, we expect that we would pay the Purging Distribution in a combination of cash (in an amount not to exceed 20% of the Purging Distribution) and our stock. Windstream has received the IRS Ruling, which addresses, in addition to the treatment of the Spin-Off, certain tax issues relevant to our payment of the Purging Distribution in a combination of cash and our stock. In general, the IRS Ruling provides, subject to the terms and conditions contained therein, that (1) a Purging Distribution would be treated as a dividend to the extent of our earnings and profits (as determined for U.S. federal income tax purposes) and (2) the amount of our stock received by any of our shareholders as part of a Purging Distribution would be considered to equal the amount of cash that could have been received instead. A taxable U.S. holder of our common stock would be required to report dividend income as a result of a Purging Distribution even if such shareholder received no cash or only nominal amounts of cash in the distribution. Similarly, if in the future we declare a taxable dividend payable in cash or stock at the election of each shareholder, where the aggregate amount of cash to be distributed in such dividend is subject to limitation, taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.

Distributions that we designate as capital gain dividends will generally be taxed to our U.S. shareholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code that treat our U.S. shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of REITs in General—Annual Distribution Requirements.” Corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. shareholders that are individuals, trusts and estates, and 35% in the case of U.S. shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than twelve months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the shareholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder’s shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares, the shareholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before January 31 of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of REITs in General—Annual Distribution Requirements.” Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Stock

If a U.S. shareholder sells or disposes of shares of our stock, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the shareholder’s adjusted tax basis in the shares of stock. In general, capital gains recognized by individuals, trusts or estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the stock is held for one year or less. Gains recognized by shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the shareholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You are urged to consult with your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions that we make and gains arising from the sale or exchange by a U.S. shareholder of our stock will not be treated as passive activity income. As a result, shareholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

TAXATION OF NON-U.S. SHAREHOLDERS

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. shareholders. A “non-U.S. shareholder” is any holder of our common stock other than a partnership or U.S. shareholder.

Ordinary Dividends

The portion of dividends received by non-U.S. shareholders that (1) is payable out of our earnings and profits (including a Purging Distribution, if any), (2) is not attributable to capital gains that we recognize and (3) is not effectively connected with a U.S. trade or business of the non-U.S. shareholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. shareholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder will generally be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. shareholder. The income may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. shareholder that is a corporation.

Non-Dividend Distributions

Unless our stock constitutes a U.S. real property interest (“USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the shareholder’s proportionate share of our earnings and profits, plus (2) the shareholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (i.e., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.

Capital Gain Dividends

Under FIRPTA, a distribution that we make to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See “—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gain dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. shareholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. shareholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, except that a non-U.S. shareholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains. We expect that a significant portion of our assets will be USRPIs.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and will generally not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated in the same manner as an ordinary dividend (see “—Ordinary Dividends”), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the recipient non-U.S. shareholder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange.

Dispositions of Our Stock

Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. shareholder will generally not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, our stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs.

Even if the foregoing 50% test is met, however, our stock will not constitute a USRPI if we are a domestically controlled REIT. A domestically controlled REIT is a REIT, less than 50% of value of which is held, directly or indirectly, by non-U.S. shareholders at all times during a specified testing period (generally the lesser of the five-year period ending on the date of the disposition of our shares or the period of our existence). As described above, our charter will contain restrictions designed to protect our status as a domestically controlled qualified REIT, and we believe that we will be and will remain, a domestically controlled REIT, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we will be or will remain a domestically controlled REIT.

In the event that we are not a domestically controlled REIT, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. shareholder’s sale of our common stock nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. shareholder held 5% or less of our outstanding common stock at any time during a prescribed testing period. We expect that our common stock will be regularly traded on an established securities market.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (1) if the non-U.S. shareholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, except that a non-U.S. shareholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty) or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled REIT, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. shareholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. shareholder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Non-U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder) and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of any dividends received from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust shareholders in order to satisfy the REIT “closely held” test and (2) either (a) one pension trust owns more than 25% of the value of our stock or (b) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock. Certain restrictions on ownership and transfer of shares of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

OTHER TAX CONSIDERATIONS

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, which review may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

Medicare 3.8% Tax on Investment Income

Certain U.S. shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and certain other investment income, including capital gains from the sale or other disposition of our common stock.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% generally will be required in certain circumstances on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, dividends in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS. We will not pay any additional amounts to shareholders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective investors are urged to consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC, of which this information statement forms a part, with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the Spin-Off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.

We intend to furnish holders of our common stock with annual reports containing combined financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Windstream Holdings is subject to the reporting requirements of the SEC and is required to file with the SEC annual, quarterly and special reports, proxy statements and other information. Windstream Holdings’ publicly available filings can be found on the SEC’s website at www.sec.gov.

We incorporate by reference in this information statement the following documents, which Windstream Holdings has filed or will file with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Windstream Holdings’ annual report on Form 10-K for the year ended December 31, 2014.

The documents incorporated by reference contain important information about Windstream Holdings and its financial condition and results of operations. You may obtain any of the documents incorporated by reference in this information statement from the SEC as provided above. You also may request a copy of any document incorporated by reference in this information statement (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or calling Windstream Holdings at the following address: Windstream Holdings, Inc., Investor Relations, 4001 Rodney Parham Road, Little Rock, Arkansas 72212, individual shareholders telephone (501) 748-7216, institutional shareholders telephone (501) 748-7216.

INDEX TO FINANCIAL STATEMENTS

Page No.
HISTORICAL FINANCIAL STATEMENTS
CLEC Business
Annual Financial Statements (Audited)
Report of Independent Registered Public Accounting Firm	F-2
Statements of Assets Contributed and Liabilities Assumed as of December 31, 2014 and 2013	F-3
Statements of Revenues and Direct Expenses for the Years ended December 31, 2014, 2013 and 2012	F-4
Notes to Financial Statements	F-5
Distribution Systems
Annual Financial Statements (Audited)
Report of Independent Registered Public Accounting Firm	F-9
Combined Balance Sheets as of December 31, 2014 and 2013	F-10
Notes to Combined Balance Sheets	F-11
Financial Statement Schedule:
III - Schedule of Real Estate Assets and Accumulated Depreciation	F-13

Report of Independent Registered Public Accounting Firm

To the Management of Windstream Holdings, Inc.

We have audited the accompanying special purpose statements of assets contributed and liabilities assumed of the Competitive Local Exchange Carrier (“CLEC”) Business of Windstream Holdings, Inc. as of December 31, 2014 and 2013, and the related special purpose statements of revenues and direct expenses for each of the three years in the period ended December 31, 2014. These special purpose financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these special-purpose financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the special purpose financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the special purpose financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall special purpose financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying special purpose financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 10 of Communications Sales & Leasing, Inc. as described in Note 2 and are not intended to be a complete presentation of CLEC’s assets or liabilities or revenues and expenses.

In our opinion, the special purpose financial statements referred to above present fairly, in all material respects, the assets contributed and liabilities assumed of the CLEC Business of Windstream Holdings, Inc. as of December 31, 2014 and 2013, and its revenues and direct expenses for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

/s/PricewaterhouseCoopers LLP

Little Rock, Arkansas

March 12, 2015

WINDSTREAM HOLDINGS, INC.

CLEC BUSINESS

STATEMENTS OF ASSETS CONTRIBUTED AND LIABILITIES ASSUMED

As of December 31,

(Thousands)	2014	2013
Assets:
Accounts receivable (less allowance for doubtful accounts of $104 and $146)	$1,912	$2,700
Customer list intangible assets, net	14,452	19,038
Other	301	143

Total Assets	$16,665	$21,881

Liabilities
Advance payments and customer deposits	$1,154	$1,336
Accrued payroll and commissions	39	17
Accrued interconnection costs	1,209	1,066
Deferred taxes	5,483	7,240

Total liabilities	7,885	9,659

Net Assets Contributed	$8,780	$12,222

See accompanying notes to financial statements.

WINDSTREAM HOLDINGS, INC.

CLEC BUSINESS

STATEMENTS OF REVENUES AND DIRECT EXPENSES

For the Years Ended December 31,

(Thousands)	2014	2013	2012
Revenues	$36,015	$45,126	$63,478

Direct expenses:
Cost of revenues	19,060	23,239	32,362
Selling, general, and administrative	80	121	682
Amortization	4,586	5,253	5,921

Total direct expenses	23,726	28,613	38,965

Revenues in Excess of Direct Expenses	$12,289	$16,513	$24,513

See accompanying notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

1. Description of Business:

The consumer Competitive Local Exchange Carrier (“CLEC”) business historically has been reported as an integrated operation within Windstream Holdings, Inc. (“Windstream”) and offers voice, broadband, long-distance, and value-added services to residential customers located primarily in rural locations. Substantially all of the network assets used to provide these services to customers are contracted through interconnection agreements with other telecommunications carriers. Windstream no longer accepts new residential customers in the service areas covered by its consumer CLEC business.

2. Basis of Presentation:

The accompanying Statements of Assets Contributed and Liabilities Assumed as of December 31, 2014 and 2013 and the related Statements of Revenues and Direct Expenses for each of the three years in the period ended December 31, 2014 have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the “SEC”), as permitted by the SEC, and are not intended to be a complete presentation of the financial position or results of operations of the consumer CLEC business. The elements of the financial statements are stated in accordance with accounting principles generally accepted in the United States (“GAAP”). The assets to be contributed and liabilities assumed of the consumer CLEC business presented in the accompanying financial statements reflect Windstream’s historical carrying value of the assets and liabilities as of the financial statement date consistent with the accounting for spin-off transactions in accordance with GAAP.

The accompanying Statements of Assets Contributed and Liabilities Assumed include only certain assets and liabilities directly related to the consumer CLEC business that will be transferred pursuant to the Separation and Distribution Agreement, which will be executed between Communication Sales & Leasing, Inc. and Windstream. Windstream will retain certain assets and liabilities of the consumer CLEC business consisting of the following: cash and cash equivalents, intercompany receivables and payables, certain trade accounts payable, liabilities related to employee benefit plans, and income taxes payable. Accordingly, the assets and liabilities to be retained by Windstream have been excluded from the Statements of Assets Acquired and Liabilities Assumed. In addition, the consumer CLEC business primarily uses leased network facilities to provide telecommunications services to its customers and does not hold legal title to any property, plant and equipment.

The accompanying Statements of Revenues and Direct Expenses include all direct costs incurred in connection with the operation of the consumer CLEC business for which specific identification was practical. In addition, direct costs incurred by Windstream to operate the consumer CLEC business for which specific identification was not practical have been allocated based on assumptions that Windstream management believes reasonable under the circumstances as more fully discussed in Note 6. The Statements of Revenues and Direct Expenses exclude costs that are not directly related to the consumer CLEC business including general corporate overhead costs, interest expense and income taxes. These costs will be incurred by the consumer CLEC business in the future when it operates on a standalone basis.

3. Summary of Significant Accounting Policies:

Use of Estimates—The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements, and such differences could be material.

NOTES TO FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies Continued:

Accounts Receivable—Accounts receivable consist of trade receivables from customers and are generally unsecured and due within 30 days. Expected credit losses related to trade accounts receivable are recorded as an allowance for doubtful accounts in the accompanying Statements of Assets Contributed and Liabilities Assumed. In establishing the allowance for doubtful accounts, management considers a number of factors, including historical collection experience, aging of the accounts receivable balances and current economic conditions. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for doubtful accounts. The provision for doubtful accounts, which is included in cost of service, was $487, $610 and $1,166 for the years ended December 31, 2014, 2013 and 2012, respectively. Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers make up the consumer CLEC customer base. Due to varying customer billing cycle cut-off, management must estimate service revenues earned but not yet billed at the end of each reporting period. Included in accounts receivable are unbilled receivables related to communications services and product sales of $94, and $111 at December 31, 2014 and 2013, respectively.

Customer List Intangible Assets—Windstream acquired certain consumer CLEC operations and customers through various acquisitions completed prior to 2011. In connection with the purchase price allocation for these acquisitions, Windstream recorded the estimated fair value of consumer CLEC customer list intangible assets at the dates of acquisition. The customer list intangible assets are presented in the financial statements at cost less accumulated amortization and are amortized using the sum-of-the-digits method over their estimated useful lives.

Income Taxes—The operations of the consumer CLEC business have historically been included in Windstream’s federal and state income tax returns and all income tax liabilities have been paid by Windstream. Income tax information included in the financial statements is presented on a separate tax return basis. Management believes that the assumptions and estimates used to determine the tax amounts are reasonable. However, the financial statements herein may not necessarily reflect the income tax liabilities or future income tax payments if the consumer CLEC business had been operated as a stand-alone business during the periods presented.

Deferred income taxes are recognized in accordance with guidance on accounting for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted to reflect tax rates based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period of the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

Revenue Recognition—Service revenues are primarily derived from providing access to or usage of leased networks and facilities. Service revenues are recognized over the period that the corresponding services are rendered to customers. Revenues derived from other telecommunications services, including broadband, long distance and enhanced service revenues are recognized monthly as services are provided. Sales of customer premise equipment and modems are recognized when products are delivered to and accepted by customers.

Recently Issued Accounting Standards—In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The standard outlines a single comprehensive revenue recognition model for entities to follow in accounting for revenue from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive for those goods or services. ASU 2014-09 is effective for annual periods

NOTES TO FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies Continued:

beginning after December 15, 2016 and interim periods within those annual periods. Early adoption is not permitted. Management is in the process of determining the method of adoption and assessing the impact of the ASU on the consumer CLEC financial statements.

Subsequent Events—The accompanying financial statements of the consumer CLEC business are derived from the consolidated financial statements of Windstream, which issued its annual consolidated financial statements on February 24, 2015. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in these financial statements through the date of February 24, 2015. In addition, management has evaluated transactions that occurred as of the issuance of these financial statements, March 12, 2015, for purposes of disclosure of unrecognized subsequent events. No additional disclosures are required other than those matters that are reflected within these financial statements.

4. Customer List Intangible Assets:

The carrying value of the customer list intangible assets at each reporting period was as follows:

	December 31, 2014			December 31, 2013
(Thousands)	Gross Cost	Accumulated Amortization	Net Carrying Value	Gross Cost	Accumulated Amortization	Net Carrying Value
Customer lists	$34,501	$20,049	$14,452	$34,501	$15,463	$19,038

Amortization expense for the customer list intangible assets was $4,586, $5,253 and $5,921 for the years ended December 31, 2014, 2013 and 2012, respectively. Amortization expense is estimated to be as follows for the years ended December 31:

Year	(Thousands)
2015	$3,922
2016	3,258
2017	2,607
2018	1,994
2019	1,384
Thereafter	1,287

Total	$14,452

5. Deferred Income Taxes:

The significant components of the net deferred tax liability were as follows at December 31:

(Thousands)	2014	2013
Customer list intangible assets	$(5,523)	$(7,296)
Bad debt reserve	40	56

Deferred income taxes, net	$(5,483)	$(7,240)

Deferred tax assets	$40	$56
Deferred tax liabilities	(5,523)	(7,296)

Deferred income taxes, net	$(5,483)	$(7,240)

NOTES TO FINANCIAL STATEMENTS

6. Allocations:

As described in Note 1, the accompanying Statements of Revenues and Direct Expenses of the consumer CLEC business include all direct costs incurred in connection with the operation of the consumer CLEC business for which specific identification was practical. In addition, certain costs incurred by Windstream to operate the consumer CLEC business for which specific identification was not practical have been allocated based on revenues and sales. These allocated expenses are included in “Cost of revenues” and “Selling, general and administrative.”

General and administrative costs incurred by Windstream not directly related to the consumer CLEC business have not been allocated to these operations. Costs not allocated include amounts related to executive management, accounting, treasury and cash management, data processing, legal, human resources and certain occupancy costs.

Report of Independent Registered Public Accounting Firm

To the Management of Windstream Holdings, Inc.

In our opinion, the accompanying Windstream Holdings, Inc. Distribution Systems combined balance sheet presents fairly, in all material respects, the financial position of certain telecommunications distribution systems assets of Windstream Holdings, Inc. at December 31, 2014 and 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined balance sheet. The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Little Rock, Arkansas

March 12, 2015

WINDSTREAM HOLDINGS, INC.

DISTRIBUTION SYSTEMS

COMBINED BALANCE SHEETS

As of December 31,

(Millions)	2014	2013
Assets:
Property, plant and equipment, net	$2,571.8	$2,683.0

Total Assets	$2,571.8	$2,683.0

Equity:
Invested equity	$2,571.8	$2,683.0

Total Equity	$2,571.8	$2,683.0

See accompanying notes to combined balance sheet.

NOTES TO COMBINED BALANCE SHEETS

1. Separation from Windstream Holdings, Inc. and Description of Transferred Assets:

In connection with a planned separation and spin-off, Windstream Holdings, Inc. (“Windstream”) will transfer certain real property, consisting of telecommunications distribution system assets to a newly formed Maryland Corporation, Communications Sales & Leasing, Inc. (“CSL”) and, thereafter, distribute no less than 80.1% of the stock of CSL on a pro rata basis to existing shareholders of Windstream. Following the spin-off, CSL will be engaged in leasing activities, principally consisting of leasing back to Windstream the telecommunications distribution system assets through a triple-net master lease agreement (the “Master Lease”). Pursuant to the Master Lease, all environmental liabilities associated with the transferred real property will be retained by Windstream. CSL plans to acquire, develop, and lease telecommunications distribution system assets operated by tenants other than Windstream. CSL also anticipates diversifying its real estate portfolio over time by acquiring properties outside of the telecommunications industry to lease to third parties.

2. Basis of Presentation:

The accompanying balance sheets reflect the telecommunications distribution system assets of Windstream that will be transferred to CSL in the planned separation and spin-off. The balance sheets presented herein are combined on the basis of common control. The accompanying balance sheets have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and have been derived from the accounting records of Windstream. The telecommunications distribution system assets presented in the accompanying balance sheets reflect Windstream’s historical carrying value of the assets as of the balance sheet dates consistent with the accounting for spin-off transactions in accordance with GAAP.

3. Summary of Significant Accounting Policies:

Use of Estimates—The preparation of financial statements, in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statement are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statement. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statement, and such differences could be material.

Property, Plant and Equipment - Property, plant and equipment are stated at original cost, less accumulated depreciation. Property, plant and equipment consists of land and central office buildings, copper and fiber optic cable lines, telephone poles, underground conduits, concrete pads, pedestals, guy wires, anchors, and attachment hardware. The costs of additions, replacements, substantial improvements and extension of the network to the customer premise, including related labor costs, are capitalized, while the costs of maintenance and repairs are expensed as incurred. Interest costs incurred in connection with the acquisition or construction of plant assets are capitalized and included in the cost of the asset.

Certain property, plant and equipment is depreciated using a group composite depreciation method. Under this method, when plant is retired, the original cost, net of salvage value, is charged against accumulated depreciation and no immediate gain or loss is recognized on the disposition of the property. For all other property, depreciation is computed using the straight-line method over the estimated useful life of the respective property, and when the property is retired or otherwise disposed of, the related cost and accumulated depreciation are written-off, with the corresponding gain or loss reflected in operating results.

Impairment of Long-Lived Assets—Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable from future, undiscounted net cash flows expected to be generated by the asset group. If the asset group is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset group and its estimated fair value based on discounted net future cash flows.

NOTES TO COMBINED BALANCE SHEETS

3. Summary of Significant Accounting Policies Continued:

Subsequent Events—The accompanying balance sheets are derived from the consolidated financial statements of Windstream, which issued its annual consolidated financial statements on February 24, 2015. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in the accompanying financial statement through the date of February 24, 2015. In addition, management has evaluated transactions that occurred as of the issuance of the financial statements on March 12, 2015. for purposes of disclosure of unrecognized subsequent events. No additional disclosures are required other than those matters that are reflected within this financial statement.

4. Property, Plant and Equipment:

Net property, plant and equipment consisted of the following as of:

(Millions)	Depreciable Lives	December 31, 2014	December 31, 2013
Land		$33.0	$29.1
Building and improvements	3-40 years	305.5	298.3
Poles	13-40 years	223.0	217.1
Fiber	7-40 years	1,841.2	1,685.4
Copper	7-40 years	3,430.8	3,373.2
Conduit	13-47 years	89.2	89.0
Construction in progress		34.0	45.0

		5,956.7	5,737.1
Less accumulated depreciation		(3,384.9)	(3,054.1)

Net property, plant and equipment		$2,571.8	$2,683.0

5. Concentration of Credit Risks

Following the spin-off, all of CSL’s real property will be leased to Windstream and all of its rental revenues will be derived from the Master Lease. Windstream is a publicly traded company and is subject to the periodic filing requirements of the Securities and Exchange Act of 1934, as amended. For the year ended December 31, 2014, Windstream had total revenues and sales of approximately $5.8 billion and generated net cash from operations of nearly $1.5 billion. Other than this tenant concentration, management believes the current portfolio of real property is diversified by geographical location and does not contain any other significant concentration of credit risks.

WINDSTREAM HOLDINGS, INC.

SCHEDULE III—Distribution Systems and Accumulated Depreciation

As of December 31, 2014

(dollars in thousands)

Col. A	Col. B	Col. C	Col. D		Col. E	Col. F	Col. G	Col. H	Col. I
		Initial Cost to Company (1)	Cost Subsequent to Acquisition (1)		Gross Amount Carried at Close of Period		Date of Construction (2)		Life on which Depreciation in Latest Income Statement is Computed
Description	Encumbrances	Distribution Systems	Improvements	Carrying Costs	Distribution Systems Total	Accumulated Depreciation		Date Acquired (2)
Land	$—	(1)	(1)	(1)	$32,992	$—	(2)	(2)
Buildings and improvements	—	(1)	(1)	(1)	305,559	(133,121)	(2)	(2)	3 - 40 years
Poles	—	(1)	(1)	(1)	222,933	(171,927)	(2)	(2)	13 - 40 years
Fiber	—	(1)	(1)	(1)	1,841,227	(582,029)	(2)	(2)	7 - 40 years
Copper	—	(1)	(1)	(1)	3,430,810	(2,448,786)	(2)	(2)	7 - 40 years
Conduit	—	(1)	(1)	(1)	89,200	(49,057)	(2)	(2)	13 - 47 years
Construction in progress	—	(1)	(1)	(1)	33,984	—	(2)	(2)

(1)	Given the voluminous nature and variety of the Distribution Systems assets, this schedule omits columns C and D from the Schedule III presentation.
(2)	Because additions and improvements to the Distribution Systems are ongoing, construction and acquisition dates are not applicable.

WINDSTREAM HOLDINGS, INC.

SCHEDULE III—Distribution Systems and Accumulated Depreciation

As of December 31, 2014

(dollars in thousands)

Carrying cost:
Balance at beginning of period	$5,737,155
Improvements	219,550

Balance at close of period	$5,956,705

Accumulated depreciation:
Balance at beginning of period	$(3,054,154)
Depreciation expense	(343,123)
Other activity	12,357

Balance at close of period	$(3,384,920)